                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) Of The Securities Exchange Act Of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                       ADVANCED TECHNICAL PRODUCTS, INC.
                (Name of Registrant as Specified In Its Charter)
                                      N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Advanced Technical Products, Inc. (the "ATP Common Stock").

   (2) Aggregate number of securities to which transaction applies: 5,608,541 shares of ATP Common Stock (includes 322,335 shares underlying options to purchase shares of ATP Common Stock).

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $14.50 per share in cash-out merger plus the difference between $14.50 and the exercise price of each share underlying an option to purchase shares of ATP Common Stock.

   (4) Proposed maximum aggregate value of transaction: $79,745,164.50

   (5) Total fee paid: N/A

[x] Fee paid previously with preliminary materials: The total fee of $15,949.03 computed pursuant to Exchange Act Rules 14a-6(i)(4) and 0-11 was previously paid in connection with the filing of preliminary proxy materials on September 3, 1999,

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid: ...............................................

   (2) Form, Schedule or Registration Statement No.: .........................

   (3) Filing Party: .........................................................

   (4) Date Filed: ...........................................................

                       ADVANCED TECHNICAL PRODUCTS, INC.
                            200 Mansell Court, East
                                   Suite 505
                            Roswell, Georgia 30076

                                                                October 1, 1999

Dear Stockholders:

  You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of Advanced Technical Products, Inc., a Delaware corporation ("ATP"), to be held on October 21, 1999, at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004.

  At the Annual Meeting, you will be asked to consider and vote upon the following:

    (1) an Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), pursuant to which ATP Acquisition Corp., a newly formed Delaware corporation, will be merged with and into ATP (the "Merger"), with ATP as the surviving corporation (the "Surviving Corporation"). If the Merger Agreement is approved, and the Merger is subsequently consummated, each outstanding share of Common Stock of ATP (the "ATP Common Stock") held by the public stockholders of ATP will be converted automatically into the right to receive $14.50 in cash, without interest. ATP Acquisition Corp. was organized by ATP Holding Corp., a Delaware corporation, for the purpose of acquiring all of the shares of ATP Common Stock held by the public stockholders of ATP. As a result of the Merger, ATP will become a privately held company owned by ATP Holding Corp. (sometimes, the foregoing is hereinafter collectively referred to as "Proxy Proposal 1");

    (2) the ratification of the 1998 ATP Employee Stock Purchase Plan ("Proxy Proposal 2");

    (3) the election of two Class II directors, each to hold office until ATP's Annual Meeting of Stockholders in 2002 or until his respective successor is elected and qualified ("Proxy Proposal 3");

    (4) the ratification of the appointment by the Board of Directors of ATP (the "ATP Board") of KPMG LLP as the independent accountants to audit ATP's financial statements for the year ending December 31, 1999 ("Proxy Proposal 4"); and

    (5) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The disinterested members of ATP Board have unanimously approved the Merger Agreement (with one disinterested director not present or voting). In connection with its evaluation of the Merger, the ATP Board engaged Allen & Company Incorporated ("Allen") to act as its financial advisor and to advise the ATP Board. Allen has rendered its opinion dated as of September 2, 1999 to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the cash merger consideration of $14.50 per share was fair from a financial point of view to the public stockholders of ATP. The written opinion of Allen is attached as Appendix B to the enclosed Proxy Statement and should be read carefully and in its entirety by stockholders.

  ATP'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF ATP. ATP'S BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. ATP'S BOARD OF DIRECTORS ALSO RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROXY PROPOSAL 2, PROXY PROPOSAL 3 AND PROXY PROPOSAL 4.

  Approval of the Merger Agreement at the Annual Meeting requires the affirmative vote of holders of a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting. Approval of

Proxy Proposal 3 requires a plurality of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, and approval of Proxy Proposal 2 and Proxy Proposal 4 requires a majority of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

  The accompanying Proxy Statement provides you with a summary of the four Proxy Proposals and additional information about the parties involved and their interests. If the Merger Agreement is approved by the requisite holders of ATP Common Stock, the closing of the Merger will occur as soon after the Annual Meeting as all of the other conditions to closing the Merger are satisfied.

  For your information, a copy of ATP's 1998 Annual Report to Stockholders, which includes a copy of ATP's annual report on Form 10-K for the year ended December 31, 1998, a copy of ATP's annual report on Form 10-K/A for the year ended December 31, 1998 and a copy of ATP's quarterly report on Form 10-Q for the quarter ended July 2, 1999 accompanies this Proxy Statement.

  PLEASE GIVE ALL THIS INFORMATION YOUR CAREFUL ATTENTION. WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. A FAILURE TO VOTE WILL COUNT AS A VOTE AGAINST THE MERGER AGREEMENT. ACCORDINGLY, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND.

                                          Sincerely,

                                           /s/ James S. Carter
                                          _____________________
                                             James S. Carter
                                             Chairman of the
                                                  Board

                       ADVANCED TECHNICAL PRODUCTS, INC.
                            200 Mansell Court, East
                                   Suite 505
                            Roswell, Georgia 30076

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON OCTOBER 21, 1999

                               ----------------

  Notice is hereby given that a Annual Meeting of Stockholders (the "Annual Meeting") of Advanced Technical Products, Inc., a Delaware corporation ("ATP"), will be held on October 21, 1999 at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004, to consider and vote upon the following:

    (1) an Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement"), pursuant to which ATP Acquisition Corp., a newly formed Delaware corporation, will be merged with and into ATP (the "Merger"), with ATP as the surviving corporation (the "Surviving Corporation"). If the Merger Agreement is approved, and the Merger is subsequently consummated, each outstanding share of Common Stock of ATP (the "ATP Common Stock") held by the public stockholders of ATP will be converted automatically into the right to receive $14.50 in cash, without interest. ATP Acquisition Corp. was organized by ATP Holding Corp., a Delaware corporation, for the purpose of acquiring all of the shares of ATP Common Stock held by the public stockholders of ATP. As a result of the Merger, ATP will become a privately held company owned by ATP Holding Corp. (sometimes, the foregoing is hereinafter collectively referred to as "Proxy Proposal 1");

    (2) the ratification of the 1998 ATP Employee Stock Purchase Plan ("Proxy Proposal 2");

    (3) the election of two Class II directors, each to hold office until ATP's Annual Meeting of Stockholders in 2002 or until his respective successor is elected and qualified ("Proxy Proposal 3");

    (4) the ratification of the appointment by the Board of Directors of ATP (the "ATP Board") of KPMG LLP as the independent accountants to audit ATP's financial statements for the year ending December 31, 1999 ("Proxy Proposal 4"); and

    (5) the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The ATP Board has fixed the close of business on September 29, 1999 as the record date for determining the stockholders having the right to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Annual Meeting accompany and form a part of this notice.

  Approval of the Merger Agreement at the Annual Meeting requires the affirmative vote of holders of a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting. Approval of Proxy Proposal 3 requires a plurality of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, and approval of Proxy Proposal 2 and Proxy Proposal 4 requires a majority of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

  THE ATP BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. THE ATP BOARD ALSO RECOMMENDS THAT YOU VOTE "FOR" PROXY PROPOSAL 2, PROXY PROPOSAL 3 AND PROXY PROPOSAL 4.

  If the Merger is consummated, holders of ATP Common Stock who properly demand appraisal prior to the stockholder vote on the Merger Agreement, do not vote in favor of approval and adoption of the Merger Agreement and otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law ("DGCL") will be entitled to statutory appraisal rights. See "Appraisal Rights" in the accompanying Proxy Statement for a statement of the rights of dissenting stockholders and a description of the procedures required to be followed.

  For your information, a copy of ATP's 1998 Annual Report to Stockholders, which includes a copy of ATP's annual report on Form 10-K for the year ended December 31, 1998, a copy of ATP's annual report on Form 10-K/A for the year ended December 31, 1998 and a copy of ATP's quarterly report on Form 10-Q for the quarter ended July 2, 1999 accompanies this Proxy Statement.

                                          By order of the ATP Board,

                                            /s/ James P. Hobt
                                          _____________________
                                             James P. Hobt,
                                                Secretary

Atlanta, Georgia
October 1, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

  THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                              PROXY STATEMENT OF
                       ADVANCED TECHNICAL PRODUCTS, INC.
                            200 Mansell Court, East
                                   Suite 505
                            Roswell, Georgia 30076

                                 INTRODUCTION

  This Proxy Statement is being furnished to the stockholders of Advanced Technical Products, Inc., a Delaware corporation ("ATP" or the "Company"), in connection with the solicitation by its Board of Directors (the "ATP Board") of proxies to be used at an Annual Meeting of Stockholders (as it may be adjourned or postponed from time to time, the "Annual Meeting") to be held on October 21, 1999 at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004. The purpose of the Annual Meeting is for the ATP stockholders to consider and vote upon (i) a proposal to approve an Agreement and Plan of Merger dated as of September 3, 1999 (the "Merger Agreement") pursuant to which ATP Acquisition Corp. ("ATP Acquisition"), a corporation newly formed by ATP Holding Corp. ("ATP Holding"), will be merged (the "Merger") with and into ATP with ATP continuing as the surviving corporation (the "Surviving Corporation") (sometimes hereinafter referred to as "Proxy Proposal 1"); (ii) a proposal to ratify the 1998 ATP Employee Stock Purchase Plan (the "Purchase Plan") (sometimes hereinafter referred to as "Proxy Proposal 2"); (iii) the election of two Class II directors of ATP, each to hold office until ATP's Annual Meeting of Stockholders in 2002 or until his respective successor is elected and qualified (sometimes hereinafter referred to as "Proxy Proposal 3"); and (iv) the ratification of the appointment by the Board of Directors of ATP (the "ATP Board") of KPMG LLP as the independent accountants to audit ATP's financial statements for the year ending December 31, 1999 (sometimes hereinafter referred to as "Proxy Proposal 4"), each as described in this Proxy Statement. This Proxy Statement is first being mailed to ATP stockholders on or about October 1, 1999.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:WHAT WILL HAPPEN IN THE MERGER?

A: Upon consummation of the Merger, ATP Acquisition will be merged with and into ATP and the holders (the "Public Stockholders") of common stock, par value $0.01 per share, of ATP (the "ATP Common Stock"), other than those stockholders who exercise and perfect their appraisal rights, will receive a cash payment of $14.50, without interest, for each of their outstanding shares of ATP Common Stock. Under the Merger Agreement, the holders of each share of ATP Acquisition Common Stock will receive one share of Common Stock of the Surviving Corporation (the "Surviving Corporation Securities"). Accordingly, as a result of the Merger, the Public Stockholders will receive cash for their shares of ATP Common Stock, while ATP Holding, the sole holder of ATP Acquisition Common Stock, will receive the entire continuing equity interest in the Surviving Corporation.

Q:WHO WILL OWN ATP AFTER THE MERGER?

A: After the Merger, ATP will be a privately held company owned by ATP Holding
   Corp. and certain of its investors and its affiliates (sometimes collectively referred to herein as "ATP Holding"), which will own 100% of outstanding shares of the Surviving Corporation Securities subject to certain assumptions which are described in the Proxy Statement.

Q:WHY IS ATP BEING ACQUIRED?

A: ATP is being acquired by ATP Holding because the ATP Board believes that the Merger is a more desirable alternative than continuing to operate ATP as a public company. To review the background and reasons for the Merger in greater detail, see pages 9 through 18.

Q:WHAT WILL I RECEIVE IN THE MERGER?

A: As a Public Stockholder, you will receive $14.50 in cash, without interest, for each share of ATP Common Stock that you own. This is the "Cash Merger Consideration." For example: If you own 100 shares of ATP Common Stock, upon completion of the Merger you will receive $1,450 in cash.

Q: IF THE MERGER IS CONSUMMATED, WHEN CAN I EXPECT TO RECEIVE THE CASH MERGER
   CONSIDERATION FOR MY SHARES?

A: Promptly after the Merger is consummated, ATP will send you detailed instructions regarding the surrender of your ATP Common Stock certificates. You should not send your ATP Common Stock certificates to ATP or anyone else until you receive these instructions. ATP will send payment of the Cash Merger Consideration to you as promptly as practicable following its receipt of your stock certificates and other required documents.

Q:WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect the Merger to be consummated during the fourth quarter of 1999.

Q:WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: The receipt of the Cash Merger Consideration by you will be a taxable transaction for federal income tax purposes. To review the tax consequences to you in greater detail, see pages 32 through 33. Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.

Q:WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to approve the Merger Agreement, which provides, among other things, for the acquisition of ATP by ATP Holding. After the Merger, ATP will be a privately held company, and you will no longer own an equity interest in ATP. The ATP Board has approved the Merger Agreement and the transactions contemplated thereby (the "Transactions"). You are also being asked to ratify the Purchase Plan, elect two Class II directors and ratify the appointment of KPMG LLP as auditors of ATP's financial statements for 1999 (collectively, with the proposal to approve the Merger Agreement, the "Proxy Proposals"). The ATP Board recommends that you vote "For" the approval of all of the Proxy Proposals. We do not expect to ask you to vote on any other matters at the Annual Meeting. However, if a motion is made to adjourn the Annual Meeting, you may also be asked to vote on adjournment of the Annual Meeting.

Q:WHAT DO I NEED TO DO NOW?

A: This Proxy Statement contains important information regarding the Proxy
   Proposals as well as information about ATP, ATP Acquisition and ATP Holding. It also contains important information about what the management of ATP and the ATP Board considered in evaluating the Merger. We urge you to read this Proxy Statement carefully, including its Appendices. You may also want to review the documents referenced under "Where You Can Find More Information."

Q:HOW DO I VOTE?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the Annual Meeting. Approval of the proposal to approve the Merger Agreement at the Annual Meeting requires the affirmative vote of holders of a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting. Therefore, a failure to vote or a vote to abstain will have the same effect as a vote against the proposal. Approval of Proxy Proposal 3 requires a plurality of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, and approval of Proxy Proposal 2 and

   Proxy Proposal 4 requires a majority of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Annual Meeting will take place on October 21, 1999 at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004. You may attend the Annual Meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the Annual Meeting and either change your vote or attend the Annual Meeting and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares of ATP Common Stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and they will be counted as votes against the proposal to approve the Merger Agreement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

  If you would like to ask any additional questions about the Merger, you should contact:

                          James Hobt
                          Advanced Technical Products, Inc.
                          200 Mansell Court, East, Suite 505
                          Roswell, Georgia 30076
                          Telephone: (770) 993-0291

  If you would like additional copies of this document, you should contact:

                          DF King & Co., Inc.
                          77 Water Street
                          New York, New York 10005
                          Telephone (212) 269-5550

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

    (i) Certain statements, including possible or assumed future results of operations of ATP, contained in "Proxy Proposal 1: The Merger--Background of the Merger," "Proxy Proposal 1: The Merger--Reasons for the Merger," and "Proxy Proposal 1: The Merger--Opinion of Financial Advisor," including any forecasts, projections and descriptions of anticipated cost savings referred to therein, and certain statements incorporated by reference from documents filed with the Securities and Exchange Commission (the "SEC") by ATP;

    (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects" or similar expressions; and

    (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Public Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

  Among the factors that could cause actual results to differ materially are:
(i) changes in the level of demand for the products sold by ATP; (ii) changes in capital markets generally or in the markets for securities similar to those which ATP Holding and ATP Acquisition intend to issue to finance the merger;
(iii) changes in general business and economic conditions, particularly in the geographic areas in which ATP does business; (iv) increased competition in the aerospace and defense industries; and (vi) other risks detailed from time to time in the reports filed with the SEC by ATP.

  The cautionary statements contained or referred to in this Proxy Statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by ATP or persons acting on its behalf. Except for its ongoing obligations to disclose material information as required by the federal securities laws, ATP undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                               TABLE OF CONTENTS

SUMMARY.....................................................................   1

  Effects of the Merger.....................................................   1
  The Companies.............................................................   1
  The Annual Meeting........................................................   2
  Record Date; Voting Power.................................................   2
  Vote Required.............................................................   2
  Recommendations...........................................................   3
  Opinion of Financial Advisor..............................................   3

PROXY PROPOSAL 1: THE MERGER................................................   4

  Terms of the Merger Agreement.............................................   4
  Share Ownership of ATP Following the Merger...............................   5
  Accounting Treatment......................................................   5
  Financing of the Merger...................................................   6
  Conflicts of Interest.....................................................   6
  Regulatory Approvals......................................................   6
  Appraisal Rights..........................................................   6
  Federal Income Tax Consequences...........................................   6

HISTORICAL MARKET INFORMATION...............................................   7

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............................   8

BACKGROUND OF THE MERGER....................................................   9

  Reasons for the Merger....................................................  10
  Opinion of Financial Advisor..............................................  11
  Selected Companies Analysis...............................................  12
  Selected Mergers and Acquisitions Transactions Analysis...................  13
  Discounted Cash Flow Analysis.............................................  13
  Leveraged Buyout Analysis.................................................  13
  Premium Analysis..........................................................  14
  Conflicts of Interest.....................................................  15
  Certain Effects of the Merger.............................................  17
  Financing of the Merger...................................................  17
  Conduct of ATP's Business After the Merger................................  18

PROXY PROPOSAL 2: THE EMPLOYEE STOCK PURCHASE PLAN..........................  19

PROXY PROPOSAL 3: ELECTION OF DIRECTORS.....................................  19

PROXY PROPOSAL 4: RATIFICATION OF AUDITORS..................................  19

THE ANNUAL MEETING..........................................................  20

  Date, Time, and Place of the Annual Meeting...............................  20
  Purpose of the Meeting....................................................  20
  Record Date and Outstanding Shares........................................  20
  Voting of Proxies.........................................................  20
  Vote Required.............................................................  20
  Expenses; Solicitation of Proxies.........................................  21
  Effective Time of the Merger and Payment for Shares.......................  21
  Other Matters to be Considered............................................  21

PROXY PROPOSAL 1: THE MERGER...............................................  22

  Terms of the Merger Agreement............................................  22
  Estimated Fees and Expenses of the Merger................................  27

APPRAISAL RIGHTS...........................................................  27

REGULATORY APPROVALS.......................................................  29

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT AND OTHERS........  30

CERTAIN INFORMATION CONCERNING ATP ACQUISITION AND ATP HOLDING.............  32

  ATP Holding..............................................................  32
  ATP Acquisition..........................................................  32

FEDERAL INCOME TAX CONSEQUENCES............................................  32

PROXY PROPOSAL 2: THE PURCHASE PLAN........................................  33

  General..................................................................  33
  The Purchase Plan........................................................  33
  Shares Subject to the Purchase Plan......................................  33
  Administration...........................................................  33
  Eligibility..............................................................  34
  Termination..............................................................  34
  Recommendation of Board of Directors.....................................  34

PROXY PROPOSAL 3: ELECTION OF DIRECTORS ...................................  34

  Class I Continuing Directors--Terms Expiring 2001........................  34
  Class II Nominees to Serve until the Annual Meeting to be Held in 2002...  35
  Class III Continuing Directors--Terms Expiring 2000......................  35
  Executive Officers.......................................................  36
  Meetings of the ATP Board................................................  36
  Committees of the ATP Board..............................................  36
  Compensation of Directors................................................  37
  Security Ownership of Officers and Directors.............................  37

EXECUTIVE COMPENSATION.....................................................  38

  Summary Compensation Table...............................................  38
  Option Grants During 1998 Fiscal Year....................................  38
  Option Exercises During 1998 Fiscal Year and Fiscal Year End Option
   Values..................................................................  38
  Employment Agreements....................................................  39
  Compensation Committee Interlocks and Insider Participation..............  39
  Report of the Compensation Committee.....................................  39
  Base Salary..............................................................  39
  Annual Incentive Compensation............................................  40
  Stock Option Program.....................................................  40
  Chief Executive Officer Compensation.....................................  40
  Stock Performance Chart..................................................  41
  Certain Relationships and Related Transactions...........................  42

SECTION 16 REQUIREMENTS....................................................  42

PROXY PROPOSAL 4: RATIFICATION OF AUDITORS.................................  42

INDEPENDENT AUDITORS........................................................  43

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  43

STOCKHOLDER PROPOSALS.......................................................  43

OTHER MATTERS...............................................................  44

WHERE YOU CAN FIND MORE INFORMATION.........................................  44

ANNUAL REPORT AND FINANCIAL INFORMATION.....................................  45

APPENDIX A--AGREEMENT AND PLAN OF MERGER.................................... A-1

APPENDIX B--FORM OF ALLEN OPINION........................................... B-1

APPENDIX C--DELAWARE GENERAL CORPORATION LAW................................ C-1

APPENDIX D--1998 EMPLOYEE STOCK PURCHASE PLAN OF ATP........................ D-1

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. For a more complete understanding of the Proxy Proposals, and for a more complete description of the legal terms of the Proxy Proposals, you should read this Proxy Statement in its entirety carefully, as well as the additional documents to which we refer you, including the Merger Agreement. See "Where You Can Find More Information" on page 44.

Effects of the Merger

  Pursuant to the Merger Agreement, ATP Acquisition will be merged with and into ATP with ATP being the Surviving Corporation. As a result of the Merger, all of the capital stock of ATP will be owned by ATP Holding, and the ATP Common Stock will no longer be publicly traded. The Public Stockholders will no longer be stockholders of ATP, and they will not participate in ATP's future earnings and growth or bear the risk of any decreases in the value of ATP. Instead, the Public Stockholders will have the right to receive $14.50 in cash, without interest, for each share of ATP Common Stock held by such stockholders. ATP Holding will have the opportunity to benefit from any future earnings and growth of ATP and will bear the risk of any decreases in the value of ATP.

The Companies

Advanced Technical Products, Inc. ("ATP")
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076
(770) 993-0291

  ATP is a Delaware corporation that manufactures a variety of products in two principal business segments, an aerospace and defense segment and a commercial segment. Such products are manufactured through five business units, Marion Composites, Intellitec, Lincoln Composites, Alcore and Lunn Industries. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. The commercial segment produces natural gas vehicle fuel tanks, specialty vehicle electronic products, products used in the exploration and production of oil and gas and aluminum honeycomb products used by industrial, transportation and construction customers.

  On October 31, 1997, TPG Holdings, Inc., a Delaware corporation ("TPG"), merged (the "Lunn/TPG Merger") with Lunn Industries, Inc., a Delaware corporation ("Lunn"), under the name "Advanced Technical Products, Inc." Lunn was originally incorporated in New York in 1948 and was reincorporated in Delaware in 1987. TPG was formed in 1995 to acquire the business and assets of three operating units of the Brunswick Technical Group, which was completed on April 28, 1995.

ATP Acquisition Corp. ("ATP Acquisition")
c/o The Veritas Capital Fund, LP ("Veritas")
660 Madison Avenue
New York, NY 10021

  ATP Acquisition is a Delaware corporation that was formed by Veritas for the sole purpose of effecting the Merger. ATP Acquisition will be merged out of existence at the effective time of the Merger (the "Effective Time"), with the Surviving Corporation's being a wholly owned subsidiary of ATP Holding. ATP Acquisition is not expected to have significant assets or liabilities (other than those arising in connection with the Transactions) or to engage in any activities (other than those incident to its formation and the Transactions).

ATP Holding Corp. ("ATP Holding")
c/o The Veritas Capital Fund, LP ("Veritas")
660 Madison Avenue
New York, NY 10021

  ATP Holding is a Delaware corporation that was formed by Veritas for the sole purpose of effecting the Merger. Veritas is a Delaware limited partnership organized by Veritas Capital Management L.L.C. primarily to make controlling and shared-control equity investments in private companies coincident with leveraged acquisitions or recapitalizations of such companies.

The Annual Meeting

  The Annual Meeting will be held on October 21, 1999, at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004. At the Annual Meeting, the ATP stockholders will be asked to consider and vote upon a proposal to approve the Proxy Proposals.

Record Date; Voting Power

  Only holders of record of ATP Common Stock at the close of business on September 29, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 5,286,188 shares of ATP Common Stock issued and outstanding held by approximately 1,600 holders of record. Holders of record of ATP Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Annual Meeting.

Vote Required

  Approval of the Merger Agreement at the Annual Meeting requires the affirmative vote of holders of a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting. Accordingly, a failure to vote or a vote to abstain will have the same legal effect as a vote against the Merger Agreement. Approval of Proxy Proposal 3 requires a plurality of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote and approval of Proxy Proposal 2 and Proxy Proposal 4 requires a majority of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ATP Common Stock is necessary to constitute a quorum at the Annual Meeting. If, however, a majority of shares of ATP Common Stock is not present or represented at the Annual Meeting, the ATP stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum is present. Because Proxy Proposal 1 must be approved by holders of a majority of the outstanding shares entitled to vote on such matter, and because Proxy Proposal 2 and Proxy Proposal 4 must be approved by holders of a majority of shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting, a stockholder or broker who abstains from voting on the resolution to authorize and approve Proxy Proposal 1, Proxy Proposal 2 and Proxy Proposal 4 will have the effect of a vote against Proxy Proposal 1, Proxy Proposal 2 and Proxy Proposal 4 because the shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained. Abstentions and broker non-votes will have no effect on Proxy Proposal 3.

  An "Against" vote on the enclosed proxy card on Proxy Proposal 1 will be a vote against the Merger Agreement. If we do not receive "For" votes from a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting, the Merger Agreement will not be approved, you will not receive $14.50 in cash for each share of ATP Common Stock you hold and you will continue to own shares in a publicly traded company.

  A stockholder who gives a proxy with respect to voting on the Merger Agreement may revoke it at any time before it is voted at the Annual Meeting by either (i) filing with the Secretary of ATP an instrument revoking it, (ii) submitting a duly executed proxy bearing a later date or (iii) voting in person at the Annual Meeting.

Recommendations

  The ATP Board reviewed and evaluated the proposed Merger Agreement and the related transactions. One member of the ATP Board did not vote on the Merger Agreement because he is a Managing Director at Allen & Company Incorporated ("Allen"), engaged to provide a fairness opinion for the Merger. Two other members of the ATP Board did not vote on the Merger Agreement because of potential conflicts of interest resulting from employment agreements they will enter into with the Surviving Corporation after the Effective Time of the Merger. The disinterested members of the ATP Board unanimously (with one disinterested director absent) determined that the Merger Agreement and the Transactions, including the Merger, were fair to and in the best interests of the ATP stockholders and recommended that the ATP stockholders vote "For" the approval of the Merger Agreement. You also should refer to the factors that the ATP Board considered in determining whether to approve the Merger Agreement on pages 10 and 11. The ATP Board also recommends that you vote "For" Proxy Proposal 2, Proxy Proposal 3 and Proxy Proposal 4.

Opinion of Financial Advisor

  Allen, a nationally recognized investment banking firm that served as financial advisor to the ATP Board, has rendered an opinion dated as of September 2, 1999 to the ATP Board that, as of the date of the opinion, and based on the assumptions and subject to the limitations and qualifications set forth therein, the Cash Merger Consideration was fair from a financial point of view to the Public Stockholders. A copy of a form of Allen's opinion, setting forth the information reviewed, assumptions made and matters considered by Allen, is attached to this Proxy Statement as Appendix B. You should read Allen's opinion in its entirety.

                         PROXY PROPOSAL 1: THE MERGER

Terms of the Merger Agreement

  The Merger Agreement is attached to this Proxy Statement as Appendix A. You are encouraged to read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

  General. Upon consummation of the Merger, ATP Acquisition will be merged with and into ATP, and the Public Stockholders will receive a cash payment of $14.50, without interest, for each of their outstanding shares of ATP Common Stock. As a result of the Merger, the Public Stockholders will receive cash for their shares of ATP Common Stock while ATP Holding, as the sole owner of ATP Acquisition Common Stock, will receive the entire continuing equity interest in the Surviving Corporation for its shares of ATP Acquisition Common Stock.

  Certificate of Incorporation; By-Laws. At the effective time of the Merger (the "Effective Time"), ATP's Restated Certificate of Incorporation will be amended so as to read in its entirety as set forth in Exhibit 1.6(a) of the Merger Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  The By-laws of ATP Acquisition as in effect as of the Effective Time, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein by applicable law.

  Conditions to the Merger. The completion of the Merger depends upon the satisfaction of certain conditions, including:

  --the affirmative vote of holders of a majority of the outstanding shares of ATP Common Stock;

  --the representations and warranties of ATP, ATP Holding and ATP
    Acquisition contained in the Merger Agreement shall be true and correct as of the date of the Merger except as would not cause or could not be reasonably expected to cause a material adverse effect on ATP or as would not impair or would not be reasonably likely to impair the consummation of the Merger and the related Transactions;

  --the performance in all material respects of all material obligations in the Merger Agreement by ATP, ATP Holding and ATP Acquisition; and

  --the receipt of the consent of third parties which is required for consummation of the Merger under any agreement which ATP or any of its subsidiaries is a party or by which any of them are bound other than those consents failure of which to obtain would not cause or would not be reasonably expected to cause a material adverse effect on ATP and its subsidiaries taken as a whole or as would not impair or would not be reasonably likely to impair the consummation of the Merger and the related Transactions.

  Each party may, at its option, waive the satisfaction of any condition to such other party's obligations under the Merger Agreement.

  EVEN IF THE ATP STOCKHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

  Termination. Either ATP or ATP Holding may terminate the Merger Agreement only under certain circumstances, including the following:

  --ATP Holding and ATP Acquisition are unable to obtain the necessary financing to consummate the Merger by January 31, 2000;

  --ATP and ATP Holding consent in writing;

  --the ATP stockholders do not approve the Merger Agreement by January 15, 2000;

  --legal restraints or prohibitions prevent the consummation of the Merger;
    or

  --a party materially breaches any of its representations, warranties, or fails to comply in any material respect with covenants, under the Merger Agreement and fails to timely cure any such breach.

  In addition, ATP generally may terminate the Merger Agreement if it enters into a definitive agreement to effect another acquisition transaction that is more favorable to the ATP stockholders from a financial point of view than the Transactions (an "Alternative Transaction").

  Good Faith Deposit. ATP Holding has put in escrow $3,000,000 pursuant to an Escrow Agreement (Exhibit 1.2 to the Merger Agreement) among ATP Holding, ATP and the Chase Manhattan Bank, as escrow agent, as a good faith deposit in connection with the Merger (the "Deposit").

  Termination Fees. In the event the Merger Agreement is terminated due to the failure of ATP Holding and ATP Acquisition to obtain financing by January 31, 2000, the Deposit will be disbursed to ATP, and ATP Holding will be obligated to pay the fees and expenses of ATP in connection with the Merger. In the event that the Merger Agreement is terminated as a result of ATP's election to consummate an Alternative Transaction, then ATP is required to pay ATP Holding $4,125,000 together with an amount equal to the fees and expenses of ATP Holding and ATP Acquisition in connection with the Merger.

  Fees and Expenses. Generally, ATP, on the one hand, and ATP Holding and ATP Acquisition, on the other hand, will pay their own fees, costs, and expenses incurred in connection with the Merger Agreement and the Transactions except in the event of a termination resulting in payment of the termination fees discussed above and a termination resulting from a breach in which case the breaching party must pay the expenses of the other party. In addition, in the event of a termination resulting from the failure of the ATP stockholders to approve the Merger Agreement as set forth above, ATP is required to pay the fees and expenses of ATP Holding and ATP Acquisition.

  Stock Options and Warrants. Each vested and exercisable option and warrant to purchase shares of ATP Common Stock that has an exercise price which is less than $14.50 a share (a "Vested In the Money Option") will be extinguished on the consummation of the Merger and be converted into the right to receive a cash amount equal to the excess of $14.50 over the per share exercise price of the option multiplied by the number of shares issuable upon the exercise of the vested portion of the option as of the Effective Time. In addition, as of the Effective Time, each unvested and unexercisable portion of an option that has an exercise price of less than $14.50 per share (an "Unvested In the Money Option") shall be extinguished and represent the right to receive equity in, or an option to purchase equity in, the Surviving Corporation or a holding entity owning directly or indirectly 100% of the Surviving Corporation, and such equity shall generally be equal in value to the value of the Unvested In the Money Option as of the Effective Time. Each Unvested In the Money Option will terminate at the Effective Time pursuant to the relevant option plan or agreement with the option holder. All ATP stock option plans shall terminate upon consummation of the Merger.

  Preferred Stock. Each share of preferred stock of ATP ("ATP Preferred Stock") shall be redeemed by ATP immediately prior to the Effective Time, and the holders of ATP Preferred Stock will be entitled to receive $1.00 per share of ATP Preferred Stock in cash, without interest, plus any accrued but unpaid dividends thereon.

Share Ownership of ATP Following the Merger

  ATP Holding will own all of the Surviving Corporation Securities following the Merger.

Accounting Treatment

  ATP believes that the Merger and the other Transactions will be treated as a purchase in accordance with generally accepted accounting principles.

Financing of the Merger

  Veritas is working with Chase Manhattan Bank ("Chase") and First Union Capital Markets Corp. ("First Union") to arrange for the financing required to consummate the Merger and related transactions (the "Financing"). The definitive agreements for Chase's and First Union's providing of financing have not been negotiated and completed.

  If ATP Acquisition and ATP Holding are unable to procure the Financing or pay the Cash Merger Consideration on or before January 31, 2000, then ATP will retain the $3,000,000 good faith Deposit which ATP Acquisition has deposited in escrow with Chase simultaneously with the execution of the Merger Agreement.

Conflicts of Interest

  Allen. Allen served as financial advisor to the ATP Board. A managing director of Allen also serves as a member of the ATP Board, and he abstained from the ATP Board's approval of the Merger. The ATP Board and Allen believe that this relationship does not affect Allen's ability to act independently and impartially as financial advisor to the ATP Board.

  Messrs. Carter and Dominy. James S. Carter and Garrett L. Dominy will enter into amended employment agreements with the Surviving Corporation effective upon the Effective Time of the Merger. Because of potential conflicts of interests resulting from these employment agreements, Messrs. Carter and Dominy abstained from the ATP Board's approval of the Merger.

  The ATP Board. The ATP Board will be treated in the Merger as Public Stockholders with respect to their shares of ATP Common Stock. The members of the ATP Board will have the right to receive Cash Merger Consideration in the aggregate amount of $10,539,412 for their shares of ATP Common Stock. The ATP Board believes that the foregoing arrangements do not affect the ATP Board's independence or impartiality.

Regulatory Approvals

  ATP is required to make filings with or obtain approvals from certain United States antitrust regulatory authorities in connection with the Merger. These consents and approvals include the approval of the United States Federal Trade Commission and the Department of Justice. An application and notice was submitted for filing with the Federal Trade Commission and the Department of Justice on September 30, 1999, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire at the end of October 1999 absent a request for additional information from any federal antitrust regulatory agencies.

Appraisal Rights

  Any ATP stockholder has the right to dissent from approval of the Merger Agreement and, subject to strict compliance with certain requirements and procedures set forth in Section 262 of the DGCL (or any successor provision), to receive "fair value" of his or her shares of ATP Common Stock. To perfect these appraisal rights with respect to the Merger, you must follow the required procedures precisely. The full text of Section 262 of the DGCL is attached to this Proxy Statement as Appendix C.

Federal Income Tax Consequences

  Generally, the receipt of the Cash Merger Consideration in the Merger by Public Stockholders will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of ATP Common Stock will be equal to the difference between $14.50 and the holder's adjusted basis in that particular share of the ATP Common Stock. Such gain or loss generally will be a capital gain or loss. The federal income tax rule applicable to any gain will generally depend on the length of time that such shares of ATP Common Stock were held by the holder. Because the tax consequences to each holder of ATP Common Stock will depend on each holder's particular circumstances and tax position, you should consult your tax advisors as to the specific tax consequences of the Merger to you.

                         HISTORICAL MARKET INFORMATION

  ATP Common Stock is traded on the NASDAQ Stock Exchange ("NASDAQ") under the symbol "ATPX". The following table sets forth the high and low sales prices for each quarterly period for the two most recent fiscal years and for the current fiscal year to date as reported by NASDAQ.

                                                                   High   Low
                                                                  ------ ------
   1997:
     First quarter............................................... $ 0.94 $ 0.66
     Second quarter.............................................. $ 1.25 $ 0.75
     Third quarter............................................... $ 1.78 $ 1.09
     Fourth quarter(1)
       October 1--November 3..................................... $ 1.63 $ 1.19
       November 4--December 31................................... $18.00 $11.50

   1998:
     First quarter............................................... $14.88 $11.00
     Second quarter.............................................. $15.31 $11.00
     Third quarter............................................... $13.25 $ 5.50
     Fourth quarter.............................................. $ 9.63 $ 5.50

   1999:
     First quarter............................................... $11.00 $ 7.50
     Second quarter.............................................. $14.25 $ 9.25
     Third quarter............................................... $13.88 $10.75

--------
(1) On October 31, 1997, ATP effected a ten-to-one reverse stock split and issued an additional 3,943,830 shares in connection with the Lunn/TPG Merger. The ATP Common Stock began trading on November 4, 1997 on this basis.

  As of September 29, 1999, ATP had approximately 1,600 holders of record of ATP Common Stock.

  The reported high and low sales prices per share of ATP Common Stock on September 2, 1999, the last trading day preceding public announcement of the execution of the Merger Agreement, was $11.25 and $11.00, respectively.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated historical, financial and other data of ATP for the five years ended December 31, 1998, which have been derived from, and should be read in conjunction with, the consolidated financial statements of ATP included in ATP's Annual Report on Form 10-K, which is incorporated by reference in this Proxy Statement, including the Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations.

  The selected consolidated data for the six months ended July 2, 1999 has been derived from, and should be read in conjunction with, ATP's unaudited condensed consolidated financial statements included in ATP's Quarterly Report on Form 10-Q, incorporated by reference in this Proxy Statement. The selected consolidated data for the six months ended July 3, 1998 has been derived from ATP's unaudited condensed consolidated financial statements included in ATP's Quarterly Report on Form 10-Q, which has not been included or incorporated by reference in this Proxy Statement. Data for the six months ended July 2, 1999 is not necessarily indicative of the results to be expected for the full year.

                          Brunswick Technical
                                Group(1)                                    ATP
                          ---------------------  ---------------------------------------------------------
                                        Four      Eight
                            Year       Months     Months    Year     Year     Year   Six Months Six Months
                            Ended      Ended      Ended    Ended    Ended    Ended     Ended      Ended
                          Dec. 31,   April 28,   Dec. 31, Dec. 31, Dec. 31, Dec. 31,  July 3,    July 2,
                            1994        1995       1995     1996     1997     1998      1998       1999
                          ---------- ----------  -------- -------- -------- -------- ---------- ----------
                             (in thousands)                     (in thousands)          (in thousands)
                                                                                          (unaudited)
Income Statement Data:
Net revenues............  $  118,660  $  28,416  $79,172  $126,534 $119,433 $165,074  $ 70,445   $ 91,108
Cost of revenues........     112,950     27,354   61,738    94,365   91,312  126,678    54,293     70,172
                          ----------  ---------  -------  -------- -------- --------  --------   --------
Gross profit............       5,710      1,062   17,434    32,169   28,121   38,396    16,152     20,936
General and
 administrative
 expenses...............       3,923      1,350   12,123    21,758   19,006   25,570    12,217     14,043
                          ----------  ---------  -------  -------- -------- --------  --------   --------
Operating income
 (loss).................       1,787       (288)   5,311    10,411    9,115   12,826     3,935      6,893
Interest expense(2).....         --         --     1,892     2,377    2,273    3,579     1,637      1,903
                          ----------  ---------  -------  -------- -------- --------  --------   --------
Income (loss) before
 income taxes and
 extraordinary item.....       1,787       (288)   3,419     8,034    6,842    9,247     2,298      4,990
Income tax provision
 (benefit)..............         683       (112)   1,312     3,093    2,634    3,560       885      1,921
                          ----------  ---------  -------  -------- -------- --------  --------   --------
Income (loss) before
 extraordinary items....       1,104       (176)   2,107     4,941    4,208    5,687     1,413      3,069
Extraordinary items(3)..         --         --       --        667      --       --        --         --
                          ----------  ---------  -------  -------- -------- --------  --------   --------
Net income (loss).......  $    1,104  $    (176) $ 2,107  $  4,274 $  4,208 $  5,687  $  1,413   $  3,069
                          ==========  =========  =======  ======== ======== ========  ========   ========
Diluted Earnings per
 share(4)...............         --         --       --        --       .95     1.01       .25        .55
Weighted average number
 of diluted common
 shares.................         --         --       --        --     4,362    5,526     5,510      5,490
Balance Sheet Data:
Working capital.........      29,882     26,868   17,558    18,462   21,208   22,990    21,995     24,661
Total assets............      54,995     53,358   38,911    44,723   85,684  106,876   100,723    109,210
Long-term debt,
 including current
 portion(2).............         --         --    17,926    17,222   19,216   26,402    22,438     26,215
Redeemable 8% cumulative
 preferred stock........         --         --     1,000     1,000    1,000    1,000     1,000      1,000
Common stockholders'
 equity.................         --         --     2,919     7,018   26,494   31,797    28,960     35,008

--------
(1) TPG, the predecessor to ATP, acquired all of the assets of the Brunswick Technical Group on April 28, 1995.
(2) Prior to April 29, 1995, the Brunswick Technical Group was included as part of Brunswick's consolidated financial statements. Brunswick did not allocate any debt or interest expenses to the Brunswick Technical Group
(3) Reflects an extraordinary loss from debt refinancing, net of an income tax benefit of $418,000.
(4) Earnings per share are not meaningful prior to 1997 since ATP's predecessor company was not a publicly traded company.

                           BACKGROUND OF THE MERGER

  On September 3, 1999, ATP issued a press release announcing that a Merger Agreement had been entered into, pursuant to which an affiliate of Veritas would pay $14.50 in cash for each share of ATP Common Stock.

  The ATP Board has regularly considered strategic alternatives available for developing its businesses. In that connection, the ATP Board in October 1998 began reviewing ATP's goals of achieving meaningful growth in each of its segments. The ATP Board evaluated a variety of alternatives for financing its growth. The alternatives considered included public debt or equity financing or additional commercial bank borrowings.

  After reviewing in late 1998 and early 1999 the ability of companies considered to be in the "small cap" category to raise equity financing at a price the ATP Board believed would be acceptable, the ATP Board believed that capital for additional growth would probably more likely be found in debt financing. In considering debt financing, ATP evaluated both commercial bank loans, as well as the public markets for debt instruments. ATP's analysis indicated that financing alternatives available in the then prevailing market conditions for borrowers of its size by lenders likely to understand ATP's business were not likely achievable at a rate the ATP Board would find reasonable. In light of these considerations, the ATP Board also considered the possibility that ATP's growth might best be pursued as a non-public company working with a financial or strategic investor committed to its business plan.

  To ascertain what its private market value might be and whether such value might be attractive to stockholders, the ATP Board determined to discretely explore whether financial or other purchasers might be interested in purchasing all of ATP. The ATP Board authorized a member of the ATP Board, John Simon, who also serves as a Managing Director of Allen, to discretely initiate such inquiries on behalf of ATP.

  Since publicly disclosing on April 28, 1999 that ATP was exploring the possibility of a sale, numerous inquiries were received, and ATP responded to all of them. ATP also identified and sought other potential buyers to the extent a potential strategic business fit was believed to exist. In all, contact was made with numerous prospective buyers including strategic industrial buyers and financial buyers. ATP received a number of proposals, and over time, negotiated actively with all offerors. Two of such offerors performed extensive due diligence, and with one such offeror ATP negotiated, over a three-month period, nearly-completed transaction documentation. On June 15, 1999, ATP announced that negotiations with a potential purchaser had terminated. After these negotiations terminated, ATP renewed its efforts to find other potential buyers.

  The current proposed transaction was reached after a period of negotiations among Veritas and ATP and their financial and legal advisors. Veritas executed a confidentiality agreement and was provided access to various due diligence materials. Over a period of six weeks, Veritas and its legal advisors performed due diligence, and offered a price per share of ATP Common Stock of $14.50, subject to negotiation of mutually satisfactory documentation. The ATP Board met on September 2, 1999 to consider the proposed transaction. The ATP Board reviewed the background of the present offer, the terms of the draft Merger Agreement and the presentation made by Allen relating to its assessment of the fairness, from a financial point of view, of the Cash Merger Consideration.

  The Merger Agreement was signed on September 3, 1999, as noted in ATP's press release of that day. The material provisions of the Merger Agreement are described elsewhere in this Proxy Statement under "Proxy Proposal 1: The Merger--Terms of the Merger Agreement." A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement.

  In considering the proposed transaction, the ATP Board considered the following factors:

  --Industry Changes. ATP's position as a manufacturer and supplier to customers requiring well financed operations to invest significant up-front cash on long term contracts, such that ATP is regularly facing larger, better financed competitors, with more ready access to capital.

  --Market Conditions. Prevailing market conditions seemed likely to preclude raising equity or debt on terms the ATP Board believed would be acceptable to ATP's stockholders.

  --Liquidity. Based on ATP's experience to date, the proposed transaction is expected to provide ATP the ability to continue to service its customers, employ its personnel and finance additional growth more efficiently than it could if it remained a public company. The ATP Board was aware that a significant portion of ATP's shares had been held by institutional investors unsatisfied with the relatively illiquid market for ATP's securities. The ATP Board was concerned that, in the event any of such large holders were to attempt to sell their positions, significant disruption could occur in ATP's market value, unrelated to the results of operations.

Reasons for the Merger

  The members of the ATP Board, excluding Messrs. Carter, Dominy and Simon, who did not vote in connection with the Merger, determined that the proposed transaction is in the best interests of the stockholders of ATP, and such directors have unanimously recommended (with one absence) that ATP stockholders vote for the Merger proposal. In reaching this determination, the ATP Board considered the following:

  --the offer presented by Veritas provides compelling value and immediate liquidity for all company stockholders;

  --the proposed transaction provides an opportunity for ATP's stockholders to elect immediate liquidity in cash at a price the ATP Board found to be fair;

  --the financing for the offering appeared likely;

  --the good faith deposit of $3,000,000, which ATP will retain in the event
    Veritas is unable to raise the Financing within the period contemplated by the Merger Agreement, provided significant comfort that the merger will be fully funded on time;

  --ATP's status as a small cap, publicly traded company has repeatedly provided challenges for the ATP Board in considering how best to maximize stockholder value and finance its growth. Specifically, ATP's stockholder profile, consisting as it does of several large blocks of stock, some of whom the ATP Board understands to be inclined to sell at a fair price, provides a potential destabilizing challenge to ATP's market valuation. The ATP Board regarded this risk as particularly heightened given the relatively illiquid market for ATP's common stock;

  --the ATP Board believed that efforts to maximize stockholder value confront significant timing risks that arise from the cyclical nature of ATP's business and what the ATP Board believes is the unpredictability of when market perceptions of the potential for the aerospace and defense industries, as well as small cap stocks, would command more favorable valuations. Such risks led the ATP Board to value highly the proposed transaction, which provides what the ATP Board considers to be fair terms for a sale of ATP at this time;

  --ATP's extensive experience with other potential buyers, which experience has produced unsatisfactory or partial offers for ATP or its assets;

  --the opinion provided by Allen to the effect that, as of the date of such opinion, the Cash Merger Consideration to be received by ATP's stockholders pursuant to the proposed transaction is fair to such stockholders from a financial point of view. See "Proxy proposal 1: The Merger--Opinion of Financial Advisor," and a copy of a Form of the Allen Opinion is set forth as Appendix B to this Proxy Statement;

  --the financial condition, results of operations, business, technologies and products of ATP, in the current market, suggested to the ATP Board that no assurance could be given that any future determination to sell for cash would occur in more favorable circumstances than those presented by the present offer; and

  --prior to the closing, the proposed transaction does not preclude alternative offers to purchase ATP.

  The ATP Board also took into account in its deliberations concerning the Merger the following potentially negative factors:

  --the transaction presents certain risks, primarily in connection with Veritas' procuring financing in timely fashion;

  --the risk that, despite the intentions and efforts of the parties, the benefits sought by the proposed transaction may not be achieved; and

  --the ATP Board considered the fact that consummation of the Merger would preclude the Public Stockholders from having the opportunity to participate in the future growth prospects of ATP.

  The ATP Board does not intend the preceding discussion of the factors considered by it to be exhaustive, but believes this discussion includes material factors it considered. In view of the wide variety of factors considered in connection with its evaluation of the Merger proposal and the complexity of these matters, the ATP Board did not find it possible to and did not quantify or otherwise assign relative weights to the specific factors it considered. In addition, individual members of the ATP Board may have given different weights to different factors. The ATP Board considered all of these factors as a whole, and overall considered the facts to be favorable to, and support, its determination to recommend the Merger to ATP's stockholders.

  Those directors who may be deemed to have an interest in, or potential interest in, the transaction abstained themselves from voting. The remaining directors voted unanimously (with one absence) "for" the proposed transaction.

  If the ATP stockholders do not approve the Merger Agreement, or if the Merger and the other Transactions are not consummated for any other reason, the ATP Board expects that ATP will continue to pursue its business objectives principally of (i) designing, developing, manufacturing advanced composite material products used in the aerospace and defense industries and natural gas vehicle fuel tanks, electronic and other commercial products, (ii) developing and producing chemical detection and protection systems and (iii) seeking opportunities to grow through acquisitions of complementary or related businesses and technologies. In addition, ATP may seek other business combination opportunities.

Opinion of Financial Advisor

  Allen acted as financial advisor to the ATP Board in connection with the Transactions, including the Merger. On September 2, 1999, Allen rendered its oral opinion to the ATP Board to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limits of the reviews undertaken by Allen described in its opinion, the Cash Merger Consideration to be received by the Public Stockholders pursuant to the Merger was fair from a financial point of view to the Public Stockholders. Allen subsequently confirmed this opinion, as of September 2, 1999, in writing. This written opinion is referred to in this Proxy Statement as the "Allen Opinion."

  The full text of the form of the Allen Opinion is included in this Proxy Statement as Appendix B. The Allen Opinion is addressed to the ATP Board for its information concerning the fairness from a financial point of view of the Cash Merger Consideration and does not address the merits of the underlying decision of ATP to engage in the Merger or the other Transactions and does not constitute a recommendation to any holder of shares of ATP Common Stock as to how such holder should vote with respect to the Merger Agreement. The summary of the Allen Opinion in this section is qualified in its entirety by reference to the full text of a form of the Allen Opinion included in this Proxy Statement as Appendix B. For specific information concerning the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Allen in connection with the Allen Opinion, holders of shares of ATP Common Stock should read the Allen Opinion in its entirety.

  In connection with the Allen Opinion, Allen reviewed, among other things:

  --the Terms and Conditions of the Merger Agreement, the Escrow Agreement and related documents;

  --Annual Reports to stockholders and Annual Reports on Form 10-K of ATP and its predecessors for the five years ended December 31, 1998;

  --certain interim reports to stockholders of ATP and Quarterly Reports on Form 10-Q of ATP;

  --the Registration Statement on Form S-4 of Lunn Industries, Inc. dated
    September 26, 1997;

  --certain other communications from ATP to its stockholders; and

  --internal financial analyses and forecasts of ATP prepared by ATP's management.

  In addition, Allen held discussions with members of the senior management of ATP regarding the past and current business, operations and financial condition and future prospects of ATP, reviewed the reported price and trading activity of the shares of ATP Common Stock, compared certain financial and stock market information concerning ATP with similar information for some other companies the securities of which are publicly traded, reviewed the financial terms of some recent business combinations in industries and markets Allen deemed relevant and performed other studies and analyses that Allen considered appropriate, including discounted cash flow analysis, leveraged buyout analysis and the proposed financing arrangements related to the Merger.

  Additionally, Allen reviewed certain historical business information and acquisition history of Veritas. Allen also approached and held discussions with third parties to solicit indications of interest in the possible acquisition of ATP, and Allen considered such other financial, economic and market criteria as it deemed appropriate in arriving at its opinion. Allen also considered other factors, including a review of historical and projected results of ATP, the history of trading prices and volume for ATP Common Stock and the relationship between movements in ATP Common Stock, movements in the common stock of selected companies and movements in the S&P 500 Index, and selected published analysts' reports on ATP. Further, the Allen Opinion reflects and gives effect to Allen's assessment of general economic, monetary and market conditions in the aerospace and defense industries existing as of the date hereof as they may affect the business and prospects of ATP

  In preparing the Allen Opinion, Allen assumed and relied without independent verification on the accuracy and completeness of the financial and other information reviewed by it for purposes of the Allen Opinion. With respect to the financial forecasts reviewed and discussed, Allen assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of ATP's management as to the future financial performance of ATP. Allen did not make an independent evaluation or appraisal of the assets and liabilities of ATP or any of its subsidiaries, and Allen was not furnished with any such evaluation or appraisal. It also did not make a physical inspection of properties or assets of ATP. Allen expressed no view as to, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for ATP or the effect of any transaction in which ATP might engage. The Allen Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and could be evaluated as of, the date of the Allen Opinion.

  In evaluating the fairness of the Cash Merger Consideration from a financial point of view, Allen also reviewed with the ATP Board the limits of the process undertaken by Allen to identify parties potentially interested in effecting a transaction with ATP. In rendering the Allen Opinion, Allen considered the fact that, after discussions with numerous potential purchasers, no proposal was forthcoming that was more attractive to the ATP stockholders than Veritas' proposal.

Selected Companies Analysis

  Using publicly available information, Allen analyzed the market values and trading multiples of ATP and eight selected publicly traded companies focusing on the aerospace and defense industry. These publicly traded companies were considered by Allen to be reasonably comparable to ATP for purposes of this analysis. These public company comparables were Hexcel Corporation, Triumph Group, Magellan Aerospace, Ladish Co., Ducommun, Engineered Support Systems, Pacific Aerospace & Electronics and EDO Corp (together, the "Comparable Companies").

  Allen compared market values as a multiple of latest 12 months, estimated forward fiscal year net income, and book value, and firm values, calculated as equity market value (including preferred stock) plus net debt, as multiples of latest 12 months sales and earnings before interest, taxes, depreciation and amortization. All multiples were based on closing stock prices on August 30, 1999. Net income estimates for the selected companies were obtained from Institutional Brokers Estimate System and net income estimates for ATP were based on internal estimates of the management of ATP.

  Allen then applied a range of selected multiples implied by the selected companies of latest 12 months and estimated forward fiscal year net income, and latest 12 months book value, latest 12 months sales, and latest 12 months earnings before interest, taxes, depreciation and amortization to corresponding financial data for ATP. This analysis resulted in an implied per share equity reference range for ATP of $10.25 to $17.75 as compared to the per share equity value for the merger of $14.50.

Selected Mergers and Acquisitions Transactions Analysis

  Using publicly available information, Allen reviewed the purchase prices and implied transaction value multiples paid in the following 11 selected transactions in the defense and aerospace industry considered by Allen to be reasonably comparable to the merger. The transactions were: (1) Fairchild Corp's acquisition of Keynar Technologies, (2) Woodward Governor Co.'s acquisition of Textron-Fuel Systems Unit, (3) Moog Inc.'s acquisition of Raytheon Aircraft Corp., (4) Primex Technologies Inc.'s acquisition of CMS Group, (5) Pacific Aerospace and Electronics acquisition of Aeromet International Plc, (6) BF Goodrich's acquisition of Universal Propulsion, (7) Cytec Industries' acquisition of American Materials and Technology, (8) TI Group's acquisition of Tri-Manufacturing (General Electric), (9) GKN Plc's acquisition of Interlake, (10) Engineered Support Systems acquisition of KECO Industries Inc., and (11) Alvis Plc's acquisition of GKN Plc (Armored Car
Unit) (together, the "Comparable M&A Transactions").

  Allen compared the transaction values implied by the purchase prices in the selected transactions as multiples of latest 12 months sales, earnings before interest, taxes, depreciation and amortization and net income. All multiples were based on financial information available at the announcement date of the relevant transaction.

  Allen then applied a range of selected multiples implied by the selected transactions of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization and net income to corresponding financial data of ATP. This analysis resulted in an implied per share equity reference range of $11.50 to $22.00 for ATP, as compared to the per share equity value for the merger of $14.50.

Discounted Cash Flow Analysis

  Allen derived an implied equity reference range for ATP by performing a five-year discounted cash flow analysis on the stand-alone free cash flows of ATP for the fiscal years 1999 through 2003, based on internal estimates of the management of ATP. The range of estimated terminal values for ATP was calculated by applying terminal value multiples of 6.5x to 7.5x to ATP's projected 2003 earnings before interest, taxes, depreciation and amortization. The cash flows and terminal values were discounted to present value using discount rates ranging from 11.0% to 17.0%. This analysis resulted in an implied per share equity reference range of $9.50 to $18.50 for ATP, as compared to the per share equity value for the merger of $14.50.

Leveraged Buyout Analysis

  Allen derived an implied equity reference range for ATP by performing a leveraged buyout analysis based on internal estimates of the management of ATP and estimated rates of return for a financial buyer. Allen applied a range of terminal value multiples of 6.5x to 7.5x to ATP's projected 2003 earnings before interest, taxes, depreciation and amortization and assumed a rate of return of approximately 25% to 35% for the five-year period ending 2003. This analysis resulted in the implied per share equity reference range for ATP of $9.50 to $13.50, as compared to the per share equity value for ATP of the merger consideration of $14.50.

Premium Analysis

  Allen analyzed the premiums paid in transactions by manufacturing companies completed since January 1, 1997 having transaction values of between $50 million and $200 million involving all cash consideration. Allen analyzed the premiums in these transactions based on the target company's stock price one day, one week and one month prior to public announcement of the transaction. This analysis indicated premiums of 21.6%, 25.9% and 36.7% in the selected transactions, respectively, as compared to corresponding premiums of 48.7%, 43.1% and 48.7% for ATP based on the merger consideration. This analysis resulted in an implied per share equity reference range of $11.86 to $13.33 for ATP, as compared to the per share equity value for the merger of $14.50.

  The information above is a brief summary of the material financial analyses presented by Allen to the ATP Board on September 2, 1999. This summary does not purport to be a complete description of the analyses performed by Allen in connection with the rendering of the Allen Opinion. The preparation of a fairness opinion is a complex analytical process involving various qualitative judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and is not susceptible to partial analysis or summary description. Allen believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the Allen Opinion. In addition, Allen considered the significance and relevance of the results of every portion of its analyses and did not assign relative weights to any portion of its analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Allen's view of the actual value of ATP.

  In performing its analyses, Allen made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ATP. The analyses performed by Allen are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more or less favorable than suggested by these analyses. No public company utilized as a comparison is identical or directly comparable to ATP, and none of the Comparable M&A Transactions or other business combinations utilized as a comparison is identical or directly comparable to the Merger and the other Transactions. Accordingly, a purely mathematical analysis of publicly traded comparable companies and comparable business combinations resulting from the Comparable Companies and Comparable M&A Transactions analyses is not a meaningful method of using the relevant data; rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the companies to which they are being compared.

  In connection with its analyses, Allen utilized estimates and forecasts of future operating results provided by the management of ATP, including the ATP projections. Analyses based on forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of ATP, and therefore future results or actual values may be materially different from these forecasts or assumptions. The analyses were prepared solely as part of Allen's analysis of the fairness from a financial point of view of the consideration to be received by the Public Stockholders pursuant to the Merger, and were provided to the ATP Board in connection with the delivery of the Allen Opinion. Allen's analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may be traded in the future. In addition, the Allen Opinion was one of many factors taken into consideration by the ATP Board in making its determination to approve the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of either the ATP Board or management of ATP with respect to the value of ATP or whether either the ATP Board or management of ATP would have been willing to agree to different terms for the Merger.

  Under the terms of its engagement, ATP has agreed to pay Allen upon completion of the Merger a total financial advisory fee of $1,250,000. ATP has also agreed to reimburse Allen for its travel and other reasonable out of pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Allen and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

  The ATP Board retained Allen on the basis of its experience and expertise. As part of its strategic advisory business, Allen engages in the valuation of businesses and their securities in connection with mergers and acquisitions, financings, private placements, principal investments and other purposes. Allen participated in some of the negotiations relating to the Merger Agreement and the Transactions.

Conflicts of Interest

  In considering the recommendations of the ATP Board with respect to the Merger, you should be aware that Messrs. Carter and Dominy and Simon have interests in connection with the Merger which may present them with actual or potential conflicts of interest as summarized below. The ATP Board was aware of these interests and considered them among the other matters described under "--Reasons for the Merger." Furthermore, the ATP Board considered the fact that consummation of the Merger would preclude the Public Stockholders from having the opportunity to participate in the future growth prospects of ATP.

  Post-Merger Ownership and Control of the Surviving Corporation. It is anticipated that immediately after the Merger ATP Holding will beneficially own 100% of the shares of Surviving Corporation Securities.

  Following consummation of the Merger, it is proposed that Garrett L. Dominy and James S. Carter will be on the Board of Directors of the Surviving Corporation. None of the other current members of the ATP Board will be on the Board of Directors of the Surviving Corporation.

  Cash Payments to the ATP Board. The ATP Board also will participate in the Merger as Public Stockholders to the extent that they hold shares of ATP Common Stock or In the Money Options. In the Merger, the ATP Board will be entitled to receive the Cash Merger Consideration for their shares of ATP Common Stock. They also will be entitled to receive cash based on the number of shares of ATP Common Stock underlying their unconverted stock options and the difference between the applicable per share exercise price of such options and the Cash Merger Consideration.

  The following table sets forth information as of the date of this Proxy Statement as to the shares of ATP Common Stock and the options to purchase shares of ATP Common Stock held by the ATP Board for which cash payments will be received upon consummation of the Merger.

                                                          Amount of Cash to be
                                                              Received for
   Board Member                   Shares Cashed Out        Shares Cashed Out
   ------------                ------------------------ ------------------------
   James Carter...............         295,787               $4,288,911.50
   Garrett Dominy.............         158,013               $2,291,188.50
   Alan Baldwin...............             --                $         --
   Robert Sigrist.............          56,657               $  821,526.50
   Lawrence Wesneski..........          43,382               $  629,039.00
   Sam Douglass...............         111,798               $1,621,071.00
   Gary Forbes................          61,219               $  887,675.50
   John Simon.................             --                $         --
                                                          Amount of Cash to be
                                  Shares Underlying           Received for
   Board Member                Stock Options Cashed Out Stock Options Cashed Out
   ------------                ------------------------ ------------------------
   James Carter...............             --                $         --
   Garrett Dominy.............             --                $         --
   Alan Baldwin...............          50,000               $  367,500.00
   Robert Sigrist.............             --                $         --
   Lawrence Wesneski..........             --                $         --
   Sam Douglass...............             --                $         --
   Gary Forbes................             --                $         --
   John Simon.................           1,000               $    5,425.00

  Indemnification and Insurance. Under the Merger Agreement, ATP Holding will and cause the Surviving Corporation to, indemnify and hold harmless any former or current director, officer, employee, or agent of ATP or any of its subsidiaries (the "Indemnified Parties"), from and after the Effective Time, to the full extent permitted by applicable law, each such Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each, a "Claim") arising in whole or in part out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement), based on or arising out of the fact that such person is or was a director, officer, employee or agent of ATP or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time

  For a period of six years after the Effective Time, ATP Holding or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who as of September 3, 1999 was covered by ATP's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by ATP as of the date hereof in terms of coverage and amounts, provided that ATP Holding and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. It is anticipated that the total aggregate cost of such coverage will be approximately $80,000.

  Allen. Allen is a nationally recognized investment banking firm and, as part of its investment banking business, Allen regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Furthermore, ATP selected Allen to render the Allen Opinion with respect to the Merger because of Allen's familiarity with ATP. Allen served as financial advisor to the ATP Board. Allen has previously served as a financial advisor to Lunn Industries, a predecessor to ATP. John Simon, a Managing Director of Allen, also serves as a director of ATP. The ATP Board and Allen believe that this relationship does not affect Allen's ability to act independently and impartially as financial advisor to the ATP Board. In addition, Allen owns approximately 30,000 shares of ATP Common Stock. Accordingly, the ATP Board believed that despite the economic interest in ATP held by Mr. Simon, the terms of Allen's engagement provided a great economic incentive to assist ATP in obtaining the highest price for the stockholders in any transaction. In view of the foregoing, the ATP Board concluded that the aforementioned relationship between Mr. Simon and ATP would not affect Allen's ability to act independently and impartially as financial advisor to the ATP Board.

  Messrs. Carter and Dominy. James S. Carter and Garrett L. Dominy will enter into amended employment agreements with the Surviving Corporation effective upon the Effective Time of the Merger. Because of the potential conflicts of interests resulting from these employment agreements, Messrs. Carter and Dominy abstained from the ATP Board's approval of the Merger.

  The ATP Directors. The ATP Directors who approved the Merger and recommended the Merger to the Public Stockholders will be treated in the Merger as Public Stockholders with respect to their shares of ATP Common Stock. Mr. Baldwin owns 0 shares of ATP Common Stock; Mr. Sigrist owns 56,657 shares of ATP Common Stock; Mr. Wesneski owns 43,382 shares of ATP Common Stock; Mr. Douglass owns 111,798 shares of ATP Common Stock, and Mr. Forbes owns 61,219 shares of ATP Common Stock. Mr. Baldwin holds 50,000 options to purchase ATP Common Stock.

Certain Effects of the Merger

  As a result of the Merger, the entire equity interest in ATP as the Surviving Corporation will be owned by ATP Holding. The Public Stockholders will no longer have any interest in, and will not be stockholders of, ATP, and, therefore, will not participate in ATP's future earnings and potential growth. Instead, the Public Stockholders will have the right to receive $14.50 in cash, without interest, for each share of ATP Common Stock held by them immediately prior to the Effective Time (other than shares in respect of which appraisal rights have been perfected). An equity investment in ATP as the Surviving Corporation in the Merger involves substantial risk, including risks resulting from the limited liquidity of an investment in the common stock of ATP as a privately held company and risks resulting from ATP's increased leverage in connection with the financing of the Transactions. Nonetheless, if ATP successfully executes its business strategy, the value of such an equity investment could be considerably greater than the original cost thereof. See "--Conflicts of Interest" and "Cautionary Statement Concerning Forward-Looking Information."

  Following the Merger, ATP intends to delist the ATP Common Stock from NASDAQ. The Surviving Corporation does not intend to apply to have the Surviving Corporation Securities listed on any national securities exchange or automated quotation system. The registration of ATP Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate in connection with the Merger.

Financing of the Merger
  Veritas is working with Chase Manhattan Bank ("Chase") and First Union Capital Markets Corp. ("First Union") to arrange for the financing required to consummate the Merger and related transactions (the "Financing"). ATP understands that Chase has worked with partners of Veritas on the financing of other successful transactions, including a recent $425 million financing. The definitive agreements for Chase's and First Union's providing of financing have not been negotiated and completed.

  If ATP Acquisition and ATP Holding are unable to procure the Financing or pay the Cash Merger Consideration on or before January 31, 2000, then ATP will retain the $3,000,000 good faith Deposit which ATP Acquisition has deposited in escrow with Chase simultaneously with the execution of the Merger Agreement.

Conduct of ATP's Business After the Merger

  ATP manufactures a variety of products in two principal business segments, an aerospace and defense segment and a commercial segment. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. The commercial segment produces natural gas vehicle fuel tanks, specialty vehicle electronic products, products used in the exploration and production of oil and gas and aluminum honeycomb products used by industrial, transportation and construction customers.

  ATP Holding is continuing to evaluate ATP's business, practices, operations, properties, corporate structure, capitalization, management, and personnel and will determine what changes, if any, will be desirable. Such changes may include, without limitation, entering into an extraordinary corporate transaction, a sale of assets, a change in the composition of the ATP Board, or a change in ATP's dividend policy. Subject to the foregoing, ATP Holding expects that the day-to-day business and operations of ATP will be conducted substantially as they are currently being conducted by ATP.

  It is expected that the members of ATP's management prior to the Merger will remain as management of the Surviving Corporation. ATP Holding does not currently contemplate any material change in the composition of management or personnel. Following consummation of the Merger, it is proposed that Garrett
L. Dominy and James S. Carter will be on the Board of Directors of the Surviving Corporation. None of the other current members of the ATP Board will be on the Board of Directors of the Surviving Corporation.

  ATP anticipates that Veritas will explore the possibility of providing to the management of the Surviving Corporation an opportunity to participate in incentive compensation through profit sharing or other similar plans.

              PROXY PROPOSAL 2: THE EMPLOYEE STOCK PURCHASE PLAN

  The ATP Board has adopted the Purchase Plan, a copy of which is set forth as Appendix D to this Proxy Statement, in order to provide eligible employees with an opportunity to purchase ATP Common Stock on a quarterly basis through accumulated payroll deductions. The ATP Board believes that the Purchase Plan helps create in ATP's employees a direct interest to increase shareholder value and provides them with additional compensation. Up to 1,000,000 shares of ATP Common Stock are reserved under the Purchase Plan. A more detailed description of the Purchase Plan is contained below in this Proxy Statement. See "Proxy Proposal 2: The Purchase Plan." The ATP Board unanimously approved Proxy Proposal 2 and recommends that the stockholders vote "For" Proxy Proposal 2.

                    PROXY PROPOSAL 3: ELECTION OF DIRECTORS

  The Restated Certificate of Incorporation of ATP authorizes the ATP Board to fix the number of directors from time to time. The number of directors is currently established at eight. The Restated Certificate of Incorporation of ATP also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire ATP Board. Except for directors elected to fill vacancies on the ATP Board (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified.

  It is intended that the persons named in the accompanying form of proxy will, except as noted below, vote "For" the election of the following Class II nominees as directors: Garrett L. Dominy and Sam P. Douglass. Each of the foregoing persons currently serves as a Class II director of ATP and was designated as directors of ATP effective October 31, 1997 in connection with the merger Lunn/TPG Merger. The ATP Board does not contemplate that either of such nominees will become unable to serve. If, however, either of such nominees should become unable to serve before the Annual Meeting, proxies solicited by the ATP Board will be voted by the persons named as proxies therein in accordance with the best judgment of such proxies.

                  PROXY PROPOSAL 4: RATIFICATION OF AUDITORS

  The ATP Board has appointed KPMG LLP, independent certified public accountants, to audit ATP's consolidated financial statements for the year ending December 31, 1999. ATP has been advised by KPMG LLP that neither the firm nor any of its associates has any material relationship with ATP or any of its subsidiaries. In accordance with a resolution adopted by the ATP Board, such appointment is being presented to the stockholders for ratification at the Annual Meeting.

  If Proxy Proposal 4 is not approved by a majority vote of the stockholders present, in person or by proxy, at the Annual Meeting or if prior to the Annual Meeting KPMG LLP shall decline to serve, then the ATP Board will designate another firm to audit the consolidated financial statements of ATP for the year ending December 31, 1999 whose continued employment thereafter will be subject to ratification by the stockholders of ATP.

  Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

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                              THE ANNUAL MEETING

Date, Time, and Place of the Annual Meeting

  The Annual Meeting will be held on October 21, 1999, at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004.

Purpose of the Meeting

  The purpose of the Annual Meeting is to consider and vote upon Proxy Proposal 1, Proxy Proposal 2, Proxy Proposal 3, Proxy Proposal 4 and such other business as may properly come before the Annual Meeting. See "Proxy Proposal 1: The Merger"; "Proxy Proposal 2: The Purchase Plan"; "Proxy Proposal 3: Election of Directors" and "Proxy Proposal 4: Ratification of Auditors."

Record Date and Outstanding Shares

  Stockholders of record of outstanding shares of ATP Common Stock at the close of business on September 29, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting, or at any adjournment or postponement thereof. As of the Record Date, there were approximately 1,600 holders of record of ATP Common Stock and approximately 5,286,188 shares of ATP Common Stock issued and outstanding. The holders of ATP Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Voting of Proxies

  All properly executed proxies that are not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions will be voted "For" approval and adoption of Proxy Proposal 1, "For" approval and adoption of Proxy Proposal 2, "For" approval and adoption of Proxy Proposal 3 and "For" approval and adoption of Proxy Proposal 4 in accordance with the recommendation of the ATP Board. An ATP stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the Annual Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of ATP stating that the proxy is revoked or by attending the Annual Meeting and voting in person. Other than approval and adoption of Proxy Proposal 1, Proxy Proposal 2, Proxy Proposal 3 and Proxy Proposal 4, ATP does not know of any matters that are to come before the Annual Meeting. Should any other business properly come before the Annual Meeting, the proxy holders will have discretionary authority to vote the shares of ATP Common Stock represented thereby on such matters in accordance with their best judgment.

Vote Required

  Under the DGCL, approval of Proxy Proposal 1 requires the affirmative vote of the holders of a majority of the outstanding shares of ATP Common Stock, approval of Proxy Proposal 2 and Proxy Proposal 4 requires a majority of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote and approval of Proxy Proposal 3 requires a plurality of the votes of the shares of ATP Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ATP Common Stock is necessary to constitute a quorum at the Annual Meeting. If, however, a majority of shares of ATP Common Stock is not present or represented at the Annual Meeting, the ATP stockholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum is present. The persons named in the proxies will vote in favor of such adjournment those proxies which direct them to vote in favor of Proxy Proposal 1, Proxy Proposal 2, Proxy Proposal 3 and Proxy Proposal 4 and will vote against any such adjournment those proxies to be voted against such proposals.

  Abstentions and broker non-votes (i.e., shares of ATP Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable Commission rules or the instrument under which it serves in such capacity or
(iii) the record holder has indicated on the proxy card or otherwise notified ATP that such record holder does not have authority to vote on that matter) are counted for purposes of determining the existence of a quorum for the transaction of business and will have the effect of a vote against Proxy Proposal 1, Proxy Proposal 2 and Proxy Proposal 4 because a stockholder or broker who abstains from voting on the resolution to authorize and approve Proxy Proposal 1, Proxy Proposal 2 and Proxy Proposal 4 would in effect be voting against Proxy Proposal 1, Proxy Proposal 2 and Proxy Proposal 4 because such shares would be recorded as having abstained and could not be counted in determining whether the necessary majority vote had been obtained. Abstentions and broker non-votes will have no effect on approval of Proxy Proposal 3.

  As of the Record Date, the executive officers and directors of ATP (and their affiliates) holding an aggregate of 1,735,491 shares of ATP Common Stock, representing approximately 30.9% of the outstanding shares of ATP Common Stock, have indicated an intention to vote in favor of Proxy Proposal 1, Proxy Proposal 2, Proxy Proposal 3 and Proxy Proposal 4 at the Annual Meeting.

Expenses; Solicitation of Proxies

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of ATP in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and ATP will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, D.F. King & Co., Inc. (the "Proxy Solicitor") has been retained by ATP to assist in the solicitation of proxies. The Proxy Solicitor may contact holders of shares of ATP Common Stock by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials to beneficial owners of shares of ATP Common Stock. The Proxy Solicitor will receive reasonable and customary compensation for its services (estimated at $6,000) and will be reimbursed for certain reasonable out-of-pocket expenses.

Effective Time of the Merger and Payment for Shares

  The Effective Time of the Merger, which shall be the date and time of filing of Articles of Merger with the Secretary of State of the State of Delaware, is currently expected to occur as soon as practicable after the Annual Meeting, subject to approval of the Merger Agreement at the Annual Meeting and satisfaction or waiver of the terms and conditions of the Merger Agreement. Detailed instructions with regard to the surrender of ATP Common Stock certificates, together with a letter of transmittal, will be forwarded to stockholders by ATP's exchange agent, American Stock Transfer & Trust Co. (the "Exchange Agent"), promptly following the Effective Time. Stockholders should not submit their certificates to the Exchange Agent until they have received such materials. The Exchange Agent will send payment of the Cash Merger Consideration to stockholders as promptly as practicable following receipt by the Exchange Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. Stockholders should not send any certificates at this time.

Other Matters to be Considered

  The ATP Board is not aware of any other matters which will be brought before the Annual Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

                         PROXY PROPOSAL 1: THE MERGER

Terms of the Merger Agreement

  General. The Merger Agreement provides that subject to satisfaction of certain conditions, ATP Acquisition will be merged with and into ATP, and that following the Merger, the separate existence of ATP Acquisition will cease and ATP will continue as the Surviving Corporation. At the Effective Time, and subject to the terms and conditions set forth in the Merger Agreement, each share of issued and outstanding ATP Common Stock (other than shares of ATP Common Stock owned by ATP or any of its wholly-owned subsidiaries, or shares of ATP Common Stock as to which appraisal rights are properly perfected and not withdrawn (the "Excluded Shares")), will, by virtue of the Merger, be converted into the right to receive the Cash Merger Consideration. As a result of the Merger, the ATP Common Stock will no longer be publicly traded, and the equity of the Surviving Corporation will be 100% owned by ATP Holding.

  The terms of and conditions to the Merger are contained in the Merger Agreement which is included in full as Appendix A to this Proxy Statement and is incorporated herein by reference. The discussion in this Proxy Statement of the Merger and the description of the terms of the Merger Agreement constitute a summary of the material features of the Merger and the material terms of the Merger Agreement.

  Certificate of Incorporation; By-Laws. At the Effective Time of the Merger, ATP's Restated Certificate of Incorporation will be amended so as to read in its entirety as set forth in Exhibit 1.6(a) of the Merger Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  The By-laws of ATP Acquisition as in effect as of the Effective Time, shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein by applicable law.

  Cash Merger Consideration. At the Effective Time, each share of ATP Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) will be converted into the right to receive the Cash Merger Consideration. All such shares of ATP Common Stock, when converted pursuant to the Merger Agreement, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate, which immediately prior to the Effective Time evidenced shares of ATP Common Stock, shall thereafter represent only the right to receive the Cash Merger Consideration. The holders of certificates previously evidencing shares of ATP Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the ATP Common Stock except as otherwise provided in the Merger Agreement or by law and, upon the surrender of certificates evidencing shares of ATP Common Stock in accordance with the Merger Agreement, shall only represent the right to receive for their shares of ATP Common Stock, the Cash Merger Consideration, without any interest thereon.

  Each share of preferred stock of ATP (the "ATP Preferred Stock") that is issued and outstanding immediately prior to the Effective Time shall be redeemed by ATP in accordance with ATP's Restated Certificate of Incorporation by virtue of the Merger and without any action of the holders of the ATP Preferred Stock. Upon surrender of a certificate representing ATP Preferred Stock, $1.00 per share in cash, without interest thereon, plus any accrued but unpaid dividends thereon shall be paid to the holder thereof.

  At the Effective Time, each share of ATP Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the Surviving Corporation (the "Surviving Corporation Securities") which Surviving Company Securities shall be validly issued, fully paid and nonassessable upon such conversion.

  ATP Stock Options and Warrants. The Merger Agreement provides that each portion of an option or warrant to purchase shares of ATP Common Stock that, as of the Effective Time, by its terms is vested and exercisable and has an exercise price which is less than $14.50 per share (each, a "Vested In the Money Option") will be extinguished and represent at the Effective Time the right to receive a cash amount equal to the product of
(x) the excess of (a) the Cash Merger Consideration over (b) the exercise price of such Vested In the Money Option multiplied by (y) the aggregate number of shares of ATP Common Stock issuable upon the exercise of such Vested in the Money Option as of the Effective Time (the "Vested Option Consideration"). A holder of a Vested In the Money Option will be entitled to receive the Vested Option Consideration from ATP upon the cancellation of such Vested In the Money Option and the surrender and cancellation of the applicable option agreement. In connection with the Merger, as of September 3, 1999, holders of Vested In the Money Options to purchase an aggregate of 237,130 shares of ATP Common Stock will be entitled to receive as Vested Option Consideration an aggregate of approximately $2.4 million.

  The Merger Agreement also provides that each option or warrant to purchase shares of ATP Common Stock that, as of the Effective Time, by its terms is unvested and unexercisable as of the Effective Time and has an exercise price which is less than $14.50 per share (each, an "Unvested In the Money Option") shall be extinguished and represent a right to receive equity in, or an option for the purchase of equity in, the Surviving Corporation or a holding entity owning directly or indirectly 100% of the Surviving Corporation (the "Replacement Security"), which Replacement Security shall (i) have a value equivalent to the value of such Unvested In the Money Option as of the Effective Time, (ii) shall vest in full or cease to be subject to forfeiture upon a change in control of the Surviving Corporation and (ii) bear terms and conditions which are substantially similar to the terms currently contained in such Unvested In the Money Option or terms more favorable to the holder except that the vesting/forfeiture provisions of such Replacement Security may be changed to a vesting/forfeiture period of five (5) years commencing at the Effective Time so long as the holder of such Unvested In the Money Option is issued, in addition to the Replacement Security, additional equity or an additional equity right pursuant to a stock or option plan implemented for employees of the Surviving Corporation.

  In addition, (a) each option that is not a Vested In the Money Option or an Unvested In the Money Option shall terminate at the Effective Time (i) by determination of the ATP Board or any applicable committee thereof if the stock option agreement and the stock option plan relating to such option permits such a determination, or (ii) by the agreement of the holder of such option on or before the Effective Time and (b) the stock option plans of ATP shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the ATP or any subsidiary shall be terminated as of the Effective Time.

  Exchange Procedures. As soon as practicable following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each record holder, as of the Effective Time, of an outstanding certificate or certificates or option grant which immediately prior to the Effective Time represented either Common Shares or In the Money Options (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other reasonably required documents, the holder of such Certificate shall promptly receive in exchange therefor the Cash Merger Consideration, without interest and/or the Vested Option Consideration together with the Unvested Option Consideration to which such holder is entitled, if any, less any required withholding of U.S. federal income taxes and such Certificate shall be canceled.

  Conditions to the Merger. Each party's respective obligation to effect the Merger is subject to the fulfillment or waiver, if permissible, by the anticipated closing date of the Merger, of each of the following conditions:
(i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of ATP Common Stock entitled to vote at the Annual Meeting; (ii) the waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated; (iii) all necessary approvals, authorizations and consents of any governmental or regulatory entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

  The obligations of ATP Acquisition and ATP Holding to effect the Merger are further subject to the following conditions: (i) the representations and warranties of ATP set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the date of the closing date of the Merger (the "Closing Date") as though made on and as of the Closing Date except as would not cause or could not be reasonably expected to cause a material adverse effect on ATP or as would not impair or would not be reasonably likely to impair the consummation of the Merger and the related Transactions (an "ATP Material Adverse Effect"); (ii) ATP shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement; (iii) ATP shall have obtained the consent of any third parties whose consent is required under any agreement, contract or license to which ATP or any of its subsidiaries is a party to or by which ATP or its subsidiaries is bound or licensed for consummation of the Merger and as to whom failure to obtain such consent would have an ATP Material Adverse Effect; and (iv) ATP Holding shall have received a certificate signed on behalf of ATP by the chief executive officer and the chief financial officer of ATP certifying the items in (i) and (ii) above.

  The obligation of ATP to effect the Merger is further subject to the following conditions: (i) the representations and warranties of ATP Holding and ATP Acquisition set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the date of the Closing Date as though made on and as of the Closing Date except as would not cause or could not be reasonably expected to cause a material adverse effect on ATP Holding or ATP Acquisition or as would not impair or would not be reasonably likely to impair the consummation of the Merger and the related Transactions (an "ATP Holding Material Adverse Effect"); (ii) each of ATP Holding and ATP Acquisition shall have performed in all material aspects all obligations required to be performed by it under the Merger Agreement; and
(iii) ATP shall have received a certificate signed on behalf of ATP Holding by the chief executive officer and the chief financial officer of ATP Holding certifying the items in (i) and (ii) above.

  EVEN IF THE STOCKHOLDERS APPROVE THE MERGER, THERE CAN BE NO ASSURANCE THAT THE MERGER WILL BE CONSUMMATED.

  Representations and Warranties. ATP has made representations and warranties in the Merger Agreement regarding, among other things, its organization and good standing, authority to enter into the Transactions, compliance with all applicable laws, its capitalization, its financial statements, its ownership of all subsidiaries and their organization and good standing, requisite governmental and other consents and approvals, the content and submission of forms, proxy materials and reports required to be filed by ATP with the Commission, the absence of litigation to which ATP is a party, the absence of certain changes in the business of ATP since June 30, 1999, requisite tax filings, properties owned or leased by ATP, ownership or license for all material intellectual property, systems and software, environmental matters, employee benefits, labor matters, brokers' and finders' fees, Year 2000 compliance, absence of undisclosed liabilities, recommendation of the ATP Board, termination, severance and employment agreements and affiliate transactions.

  Certain of ATP's representations and warranties in the Merger Agreement are qualified by an ATP Material Adverse Effect.

  ATP Acquisition and ATP Holding have, jointly and severally, made representations and warranties in the Merger Agreement regarding, among other things, their organization and good standing, authority to enter into the Transactions, proxy materials and brokers' and finders' fees.

  Certain of the representations and warranties of ATP Acquisition and ATP Holding are qualified by an ATP Holding Material Adverse Effect.

  The representations, warranties, and agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will expire at the Effective Time.

  Covenants. ATP has agreed under the Merger Agreement that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise contemplated by the Merger Agreement or otherwise agreed to in writing by ATP Acquisition or ATP Holding, ATP shall, use its reasonable best efforts to generally operate and to generally cause each of its subsidiaries to, operate their respective businesses in the usual, regular and ordinary course, and in all material aspects and comply with applicable laws in all material respects. Specifically, other than certain specified items, ATP has agreed not to, among other things, (i) pay dividends or make distributions, or take certain actions with respect to its capital stock, (ii) authorize the issuance of securities (except in connection with the Transactions), (iii) amend its organizational documents (except in connection with the Transactions) (iv) acquire any business for a consideration in excess of $1 million (v) lease, sell or dispose any of its substantial assets outside the ordinary course of business or in a transaction or series of transactions involving assets with an aggregate value of less than $1 million, (vi) make any capital expenditures or commitments exceeding ATP's forecasts by more than $100,000, (vii) incur any indebtedness or make any loans or advances to any other person, (viii) take certain actions with respect to employee benefits,
(ix) merge or consolidate with any other entity; (x) enter into or amend any employment or similar agreement which provides for an annual base salary of more than $125,000, (xi) change its accounting policies, and (xii) authorize, recommend, propose or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination other than the Merger except as contemplated in the Merger Agreement.

  Financing. Under the Merger Agreement, each of ATP Holding and ATP Acquisition agreed to use its commercially reasonable efforts to obtain financing by January 31, 2000 in an amount sufficient to consummate the Merger and the related transactions and to pay all fees and expenses in connection therewith (the "Financing") on terms and conditions reasonably satisfactory to them.

  Solicitation of Acquisition Proposals. Under the Merger Agreement, ATP is prohibited from authorizing or permitting any of its representatives to, directly or indirectly, (i) solicit or initiate the submission of any Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that this shall not prohibit the independent directors from furnishing information or requiring ATP to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person.

  For purposes of the Merger Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, business combination or similar transaction involving ATP or any of its subsidiaries or any equity interest greater than 25% in ATP or any of its subsidiaries, other than the transactions contemplated hereby.

  ATP is also prohibited from entering into any agreement with respect to any Acquisition Proposal or entering into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement unless the ATP Board determines in good faith by a majority vote, after consultation with its financial and legal advisors that such transaction (the "Alternative Transaction") is more favorable to the stockholders of ATP from a financial point of view than the transactions contemplated by the Merger Agreement.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the ATP stockholders only in the following ways: (a) by ATP or ATP Holding if ATP Holding and ATP Acquisition have not been able to obtain the Financing or are otherwise unable to pay the Cash Merger Consideration on or before January 31, 2000 (the "Deadline Date") (b) by mutual written consent of ATP Holding and ATP; (c) by either of ATP or ATP Holding (i) if the ATP stockholders shall have failed to give the required approval of the Merger Agreement by January 15, 2000, (ii) if
the Merger shall not have been consummated on or before the Deadline Date provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to the Merger Agreement, or (iii) if any governmental authority shall have issued a permanent injunction or taken such other final and non-appealable action which permanently restrains, enjoins or otherwise prohibits the Merger; (d) by ATP
(i) in connection with entering into a definitive agreement to effect an Alternative Transaction, or (ii) if ATP Acquisition or ATP Holding shall have breached any of their respective representations, warranties, covenants or other agreements, which breach would cause an ATP Holding Material Adverse Effect and which breach is not cured within 10 days following receipt by ATP Acquisition or ATP Holding of notice of such breach; (e) by ATP Holding if ATP
(i) shall have breached in any respect any of its representations concerning Acquisition Proposals (ii) withdrew or modified in a manner materially adverse to ATP Holding or ATP Acquisition the approval or recommendation of the ATP Board or (iii) approved an Alternative Transaction; or (f) by ATP Holding if ATP shall have breached any of its representations, warranties, covenants or other agreements, which breach would cause an ATP Material Adverse Effect and which breach is not cured within 10 days following receipt by ATP of notice of such breach.

  Good Faith Deposit. ATP Holding has put in escrow $3,000,000 pursuant to an Escrow Agreement among ATP Holding, ATP and the Chase Manhattan Bank, as escrow agent, as a good faith deposit in connection with the Merger (the "Deposit").

  Termination Fees. In the event the Merger Agreement is terminated due to the failure of ATP Holding and ATP Acquisition to obtain financing by January 31, 2000, the Deposit will be disbursed to ATP, and ATP Holding will be obligated to pay the fees and expenses of ATP in connection with the Merger. In the event that the Merger Agreement is terminated as a result of ATP's election to consummate an Alternative Transaction, then ATP is required to pay ATP Holding $4,125,000 together with an amount equal to the fees and expenses of ATP Holding and ATP Acquisition in connection with the Merger.

  Fees and Expenses. Generally, ATP, on the one hand, and ATP Holding and ATP Acquisition, on the other hand, will pay their own fees, costs, and expenses incurred in connection with the Merger Agreement and the Transactions except in the event of a termination resulting in payment of the termination fees discussed above and a termination resulting from a breach in which case the breaching party must pay the expenses of the other party. In addition, in the event of a termination resulting from the failure of the ATP stockholders to approve the Merger Agreement as set forth above, ATP is required to pay the fees and expenses of ATP Holding and ATP Acquisition.

  Indemnification and Insurance. Under the Merger Agreement, ATP Holding will and cause the Surviving Corporation to, indemnify and hold harmless any former or current director, officer, employee, or agent of ATP or any of its subsidiaries (the "Indemnified Parties"), from and after the Effective Time, to the full extent permitted by applicable law, each such Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each, a "Claim") arising in whole or in part out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement), based on or arising out of the fact that such person is or was a director, officer, employee or agent of ATP or any of its subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time

  For a period of six years after the Effective Time, ATP Holding or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who as of September 3, 1999 was covered by ATP's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by ATP as of the date hereof in terms of coverage and amounts, provided that ATP Holding and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  Amendment. Subject to applicable law, at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the stockholders of ATP, ATP, ATP Holding and ATP Acquisition may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of the Merger Agreement by the stockholders of ATP or ATP Acquisition, no amendment shall be made which by law would require the further approval of such stockholders, without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Estimated Fees and Expenses of the Merger

  Estimated fees and expenses incurred or to be incurred by the Surviving Corporation in connection with the Transactions are approximately $5,000,000.

                               APPRAISAL RIGHTS

  If the merger is consummated, holders of shares of ATP Common Stock are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262.

  Section 262 is reprinted in its entirety as Appendix C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. This discussion and Appendix C should be reviewed carefully by any stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  A record holder of shares of ATP Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of ATP Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of ATP Common Stock" are to the record holder or holders of shares of ATP Common Stock. Except as set forth herein, stockholders of ATP will not be entitled to appraisal rights in connection with the merger.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Annual Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the record holders of ATP Common Stock.

  Holders of shares of ATP Common Stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to ATP prior to the vote by the stockholders of ATP on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform ATP of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the ATP Common Stock. A proxy or vote against the merger will not by itself constitute such a demand. Within ten days after the effective time of the merger ATP must provide notice of the effective time of the merger to all stockholders who have complied with Section 262.

  A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to: Advanced Technical Products, Inc., Attention:
James P. Hobt, Secretary, 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076.

  A person having a beneficial interest in shares of ATP Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of ATP Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of ATP Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of ATP Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

  A record holder, such as a broker, fiduciary, depositary or other nominee who holds shares of ATP Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of ATP Common Stock outstanding in the name of such record owner.

  Within 120 days after the effective time of the merger, either ATP or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on ATP in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of ATP to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that ATP will file such a petition or that ATP will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of ATP Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of
Section 262 will be entitled, upon written request, to receive from ATP a statement setting forth the aggregate number of shares of ATP Common Stock not voting in favor of the merger and with respect to which demands for appraisal were received by ATP and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by ATP or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

  If a petition for an appraisal is filed timely, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of ATP Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

  Although ATP believes that the merger consideration for each share held by a public stockholder is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, ATP does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of ATP Common Stock is less than the merger consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

  Stockholders considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of ATP, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

  At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of ATP. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all holders of shares of ATP Common Stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as ATP has no obligation to file such a petition, and ATP has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to ATP a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of ATP and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

                             REGULATORY APPROVALS

  ATP is required to make filings with or obtain pre-Merger approvals from certain United States regulatory authorities in connection with the Merger. An application and notice was submitted for filing with the Federal Trade Commission and the Department of Justice on September 30, 1999, and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will expire at the end of October 1999 absent a request for any additional information from any federal antitrust regulatory agencies.

                  PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP
                           OF MANAGEMENT AND OTHERS

  The following table sets forth, as of April 26, 1999, the number of shares of ATP Common Stock and the 8% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of ATP (the "ATP Preferred Stock") beneficially owned by (1) each person or group known by ATP to own beneficially more than 5% of the outstanding shares of ATP Common Stock, (2) each director and each nominee for director, (3) ATP's Chief Executive Officer and each of ATP's four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such ATP Common Stock and ATP Preferred Stock.

                                                Common Stock    Preferred Stock
                                              ----------------- ---------------
Name of Beneficial Owner or Group              Shares   Percent Shares  Percent
---------------------------------             --------- ------- ------- -------
Equus Corporation International(1)(2)........   267,602  5.09%  913,043 91.30%
Equus Capital Management Corporation(1)(2)...   267,602  5.09%  913,043 91.30%
Equus Equity Appreciation Fund, L.P.(2)......       --     --   913,043 91.30%
Alan W. Baldwin(3)...........................    52,500    *        --     --
H. Dwight Byrd(4)............................   200,802  3.82%      --     --
James S. Carter(5)...........................   304,087  5.77%      --     --
Garrett L. Dominy(6).........................   165,273  3.14%      --     --
Sam P. Douglass(1)(2)(7)(8)..................   378,326  7.19%  913,043 91.30%
Gary L. Forbes(8)............................    63,719  1.21%      --     --
Edward Kiley(9)..............................    30,565    *        --     --
Robert C. Sigrist(8).........................    61,657  1.17%   21,739  2.17%
John M. Simon(10)............................     3,500    *        --     --
Lawrence E. Wesneski(11).....................   144,477  2.75%   15,946  1.59%
All directors and executive officers as a
 group (13 persons)(12)...................... 1,735,491 32.19%   37,685  3.77%

--------
  * Less than one percent.
 (1) Equus Capital Management Corporation ("ECMC") owns beneficially and of record 11,750 shares of the ATP Common Stock. ECMC may also be deemed to beneficially own 255,852 shares of the ATP Common Stock that are owned beneficially and of record by Equus Capital Corporation ("ECC"), a wholly-owned subsidiary of ECMC. ECMC disclaims beneficial ownership of these shares. Equus Corporation International ("ECI") may be deemed to own the 267,602 shares that are beneficially owned by ECMC as a result of ECI's ownership of 80% of the common stock of ECMC. ECI disclaims beneficial ownership of those shares.
 (2) Equus Equity Appreciation Fund, L.P. ("EEAF") owns beneficially and of record 913,043 shares of the ATP Preferred Stock. ECMC and ECI may be deemed to beneficially own the 913,043 shares of the ATP Preferred Stock owned by EEAF as a result of the relationship described in (1) above. Each of ECMC and ECI disclaim beneficial ownership of these shares. In addition, Mr. Douglass may be deemed to beneficially own the 913,043 shares of the ATP Preferred Stock that ECI may be deemed to own as a result of the relationship described in (7) below. Mr. Douglass disclaims beneficial ownership of these shares.
 (3) Includes 50,000 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted by ATP and 2,500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Non-Employee Director Plan.
 (4) Includes 197,191 shares of ATP Common Stock held by the Harvey Dwight Byrd, Sr. Revocable Trust DTD, which Mr. Byrd may be deemed to own as a settlor and trustee of such trust. Mr. Byrd disclaims beneficial ownership of these shares. In addition, includes 111 shares purchased through the Purchase Plan and 2,000 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the 1997 Advanced Technical Products, Inc. Stock Option Plan (the "Employee Plan").

 (5) Includes 8,300 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan.
 (6) Includes 7,400 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan and 120 shares purchased through the Purchase Plan.
 (7) Includes 267,602 shares of ATP Common Stock that each of the Douglass Trust IV, FBO Preston Douglass, Jr. and the Douglass Trust IV, FBO Brooke Douglass (collectively, the "Douglass Trusts") that may be deemed to beneficially own as a result of their ownership of all of the outstanding common stock of ECI. Mr. Douglass is the trustee of the Douglass Trusts. Mr. Douglass, for himself and as trustee of the Douglass Trusts, disclaims beneficial ownership of such shares. In addition, includes 54,112 shares of ATP Common Stock that are owned of record by the Douglass Trust IV, FBO Preston Douglass, Jr. and 54,112 shares of ATP Common Stock that are owned of record by the Douglass Trust IV, FBO Brooke Douglass. Mr. Douglass disclaims beneficial ownership of these shares.
 (8) Includes 2,500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted under the Non-Employee Director Plan.
 (9) Includes 22,500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 pursuant to the exercise of options granted by ATP, 500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan and 65 shares purchased through the Purchase Plan.
(10) Includes 1,500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted by ATP and 2,000 that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Non-Employee Director Plan.
(11) Includes 43,382 shares of ATP Common Stock held directly by Mr. Wesneski through a SEPIRA and 98,595 shares held by Breedlove & Wesneski, L.P., of which Mr. Wesneski is a general partner. Also includes 2,500 shares of ATP Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted under the Non-Employee Director Plan.
(12) Includes 132,796 shares of ATP Common Stock which may be acquired within 60 days of April 26, 1999 pursuant to the exercise of options.

        CERTAIN INFORMATION CONCERNING ATP ACQUISITION AND ATP HOLDING

ATP Holding

  ATP Holding is a Delaware corporation that was formed by Veritas for the sole purpose of effecting the Merger. Veritas is a Delaware limited partnership organized by Veritas Capital Management L.L.C. primarily to make controlling and shared-control equity investments in private companies coincident with leveraged acquisitions or recapitalizations of such companies.

ATP Acquisition

  ATP Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of ATP Holding, was created solely for the purpose of engaging in the Transactions.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes the material federal income tax considerations relevant to the Merger that are generally applicable to holders of ATP Common Stock. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to the holders of ATP Common Stock as described herein. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships, or foreign estates or trusts as to the United States, persons who will own, actually or constructively, stock of ATP after the Merger, and holders who acquired their stock through the exercise of an employee stock option or otherwise as compensation.

  The receipt of the Cash Merger Consideration in the Merger by holders of ATP Common Stock will be a taxable transaction for federal income tax purposes. Each holder's gain or loss per share of ATP Common Stock will be equal to the difference between $14.50 and the holder's adjusted basis in that particular share of the ATP Common Stock. Such gain or loss generally will be a capital gain or loss. In the case of individuals, trusts, and estates, such capital gain will be subject to a maximum federal income tax rate of 20% for shares of ATP Common Stock held for more than 12 months prior to the date of disposition.

  A holder of ATP Common Stock may be subject to backup withholding at the rate of 31% with respect to Cash Merger Consideration received pursuant to the Merger, unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. To prevent the possibility of backup federal income tax withholding on payments made with respect to shares of ATP Common Stock pursuant to the Merger, each holder must provide the Exchange Agent with his or her correct TIN by completing a Form W-9 or substitute Form W-9. A holder of ATP Common Stock who does not provide ATP with his or her correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"), as well as backup withholding. Any amount withheld under these rules will be creditable against the holder's federal income tax liability. ATP (or its agent) will report to the holders of ATP Common Stock and the IRS the amount of any "reportable payments," as defined in Section 3406 of the Code, and the amount of tax, if any, withheld with respect thereto.

  THE FOREGOING TAX DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF STOCKHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES,

INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A STOCKHOLDER WHO CONTINUES TO OWN, ACTUALLY OR CONSTRUCTIVELY, STOCK OF ATP AFTER THE MERGER OR WHO ACQUIRED HIS OR HER SHARES OF ATP COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION. EACH HOLDER OF ATP COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH TAX LAWS.

                      PROXY PROPOSAL 2: THE PURCHASE PLAN

General

  On October 29, 1998, the ATP Board voted to approve the Purchase Plan, a copy of which is set forth as Appendix D to this Proxy Statement. Most of ATP's full-time employees who work for ATP or one of ATP's designated subsidiaries are eligible to participate in the Purchase Plan, and it is intended that the Purchase Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code.

  The purpose of the Purchase Plan is to provide our employees with an opportunity to purchase our common stock through accumulated payroll deductions. The ATP Board believes that the Purchase Plan helps create in ATP's employees a direct interest to increase shareholder value and provides them with additional compensation.

  The approval of Proxy Proposal 2 requires the affirmative vote of the holders of a majority of the shares of ATP Common Stock present, in person or by proxy, at the Annual Meeting.

  The following summary of certain material features of the Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Plan, set forth as Appendix D to this Proxy Statement.

The Purchase Plan

Shares Subject to the Purchase Plan

  The Purchase Plan provides eligible employees the right to purchase our common stock on a quarterly basis through payroll deductions. Up to 1,000,000 shares of our common stock are reserved under the plan. These shares may be pro ratably adjusted in case of stock splits, dividends, or stock reclassifications. Prior to each offering, a committee of the ATP Board establishes the purchase price per share at which the ATP Common Stock may be purchased. This purchase price shall be a percentage established by the committee which is 85% to 100% of the fair market value of the stock at either the beginning or end of each quarterly stock purchase period, depending on which value is lower.

Administration

  The Purchase Plan is administered by either the ATP Board or by a committee of the ATP Board, and the Purchase Plan grants the administrator broad powers, including the ability to amend the plan, subject to tax laws which require shareholder approval for limited types of material amendments, such as increasing the number of shares available under the plan. When an eligible employee's employment is terminated, he or she will be deemed to have elected to withdraw from the Purchase Plan, and all funds not yet used to purchase stock will be returned to that person.

Eligibility

  All full-time employees that complete 90 days of employment are eligible to participate in the Purchase Plan, subject to tax law limitations which limit participation for employees who own or have the option to purchase 5% or more of our stock or who have the right to purchase over $25,000 worth of our stock under all employee stock purchase plans under Section 423 of the Internal Revenue Code. The Purchase Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, nor is it a qualified plan under Section 401(a) of the Internal Revenue Code.

Termination

  The ATP Board may terminate the Purchase Plan at any time, although any quarterly stock purchase period in progress may not be canceled. If the Merger is consummated, the Purchase Plan will be automatically terminated as of the Effective Date pursuant to the terms of the Merger Agreement.

Recommendation of Board of Directors

  The ATP Board has unanimously approved Proxy Proposal 2 and each recommends that its respective stockholders vote "For" Proxy Proposal 2.

                    PROXY PROPOSAL 3: ELECTION OF DIRECTORS

  The Restated Certificate of Incorporation of ATP authorizes the ATP Board to fix the number of directors from time to time. The number of directors is currently established at eight. The Restated Certificate of Incorporation of ATP also provides for three classes of directors, designated Class I, Class II and Class III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire ATP Board. Except for directors elected to fill vacancies on the ATP Board (whether created by death, resignation, removal or expansion of the ATP Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified. At the Annual Meeting, two Class II directors, Mr. Garrett L. Dominy and Mr. Sam P. Douglass, have been nominated for election to the ATP Board to serve for a three-year term.

  If the enclosed proxy is signed and returned, it will be voted "For" the election of Messrs. Dominy and Douglass as Class II directors to serve until the 2002 Annual Meeting of Stockholders or until their successors have been duly elected and qualified, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the proxy will be voted for the election of such other person as the ATP Board may select to replace such nominee, unless the ATP Board instead fixes the number of directors at less than eight. The ATP Board has no reason to believe that the nominees will not be available or prove unable to serve.

  The following table sets forth certain information concerning each Class II director nominee and the continuing Class I and Class III directors. Each of the director nominees and continuing directors were designated as directors of ATP effective October 31, 1997 in connection with the consummation of the merger (the "Lunn/TPG Merger") of TPG Holdings, Inc. ("TPG") and Lunn Industries, Inc. ("Lunn") under the name "Advanced Technical Products, Inc." The age of each director nominee and continuing director, his positions and offices with ATP, the year in which he first became a director of ATP, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning executive officers who are neither directors nor nominees for election as directors.

Class I Continuing Directors--Terms Expiring 2001

  ALAN W. BALDWIN, 62. Mr. Baldwin is a member of the Audit Committee. Mr. Baldwin is currently the President and Chief Executive Officer of Batteries Batteries, Inc. From March 1994 through October 31, 1997, Mr. Baldwin served as the Chairman of the Board and Chief Executive Officer of Lunn. Mr. Baldwin was Vice

President of Lunn from December 1993 to March 1994 and was an independent consultant from 1991 to March 1994. Mr. Baldwin served as a director of Lunn since 1993.

  ROBERT C. SIGRIST, 66. Mr. Sigrist is a member of the Nominating Committee. Mr. Sigrist served as a director of TPG from August 1995 until October 1997. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation for seven years.

  LAWRENCE E. WESNESKI, 51. Mr. Wesneski is a member of the Audit Committee and Nominating Committee. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 21 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was president and managing director of Breedlove Wesneski & Co. for ten years. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski is Vice Chairman of David's Supermarkets, Inc. Mr. Wesneski served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger.

Class II Nominees to Serve until the Annual Meeting to be Held in 2002

  GARRETT L. DOMINY, 54. Mr. Dominy has been Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of ATP since October 1997. Mr. Dominy served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG from June 1995 until the Lunn/TPG Merger. Prior to that time, Mr. Dominy was an audit partner of Arthur Andersen Worldwide. Mr. Dominy is a Certified Public Accountant.

  SAM P. DOUGLASS, 66. Mr. Douglass is a member of the Compensation Committee. Mr. Douglass served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the American Stock Exchange, and Equus Capital Management Corporation, since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

Class III Continuing Directors--Terms Expiring 2000

  JAMES S. CARTER, 64. Mr. Carter is the Chairman of the Board, President and Chief Executive Officer of ATP. Mr. Carter, served as the President and Chief Executive Officer and as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Carter served as an industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.

  GARY L. FORBES, 55. Mr. Forbes is a member of the Audit Committee and the Compensation Committee. Mr. Forbes served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Forbes has been a Vice President of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P. since November 1991. He has been a Vice President of Equus II Incorporated and Equus Capital Management Corporation since December 1991. Mr. Forbes is a director of Consolidated Graphics, Inc. (a NYSE consolidator of commercial printing companies), Drypers Corporation (a Nasdaq National Market manufacturer of disposable diapers), and NCI Building Systems, Inc. (a Nasdaq National Market consolidator of pre-engineered metal building manufacturers).

  JOHN M. SIMON, 56. Mr. Simon is a member of the Compensation Committee. Mr. Simon has been Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Immune Response Corporation, Neurogen Corporation and Batteries Batteries, Inc., all of which are Nasdaq National Market companies. Mr. Simon was originally elected a director of Lunn in 1993.

Executive Officers

  H. DWIGHT BYRD, 61. Mr. Byrd has been a Vice President of ATP and President of the Marion Composites Division since the Lunn/TPG Merger. From April 1995 until the Lunn/TPG Merger, Mr. Byrd served as a Vice President of TPG and President of the Marion Composites Division. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation's Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick's Mercury Marine Division in Stillwater, Oklahoma.

  RICK RASHILLA, 40. Mr. Rashilla has been President of Lincoln Composites since January 1999. Prior to January 1999, Mr. Rashilla served as Lincoln Composites' Vice President and General Manager. Mr. Rashilla served as Executive Director of Business Development along with other senior management positions for Brunswick's Technical Group between 1983 and 1995. These prior assignments included senior positions in ATP's diversification projects into Natural Gas Vehicle Fuel Tanks and Oil and Gas related products. From 1989 to 1993, Mr. Rashilla was assigned to Brunswick's Marion, Virginia operation.

  EDWARD KILEY, 50. Mr. Kiley has been President and General Manager of Alcore, a wholly owned subsidiary of ATP, since May 1996. Mr. Kiley was Vice President and General Manager of Alcore from October 1993 to May 1996. Mr. Kiley was Vice President and General Manager of Lunn from January 1993 through October 1993. Prior to December 1992, Mr. Kiley was Director of Sales and Marketing of Hexcel Corporation.

  BRIAN HODGES, 38. Mr. Hodges has been Vice President of ATP and President of Intellitec since May 1998. Prior to May 1998, Mr. Hodges served as Intellitec's Vice President and General Manager for Defense Products and Vice President of Operations. Mr. Hodges served as Director of Operations, along with other senior management positions for Brunswick's Technical Group between 1987 and 1995. Previous to that, Mr. Hodges held supervisory and engineering positions at both Honeywell, Inc. and Texas Instruments, Inc.

  MICHAEL KOHLER, 35. Mr. Kohler has been Vice President of ATP and President of Lunn Industries since the Lunn/TPG Merger. From 1994 to 1997, Mr. Kohler served as Director of Engineering for Lunn and, for over three years prior to 1994, served as a quality assurance manager and quality engineer for Lunn.

Meetings of the ATP Board

  The ATP Board met four times in 1998, and the average attendance at the aggregate number of ATP Board and committee meetings during such time was 90%. No Director attended fewer than 75% of the aggregate number of meetings of the ATP Board and the committees on which he or she served held during the period for which he or she was a Director.

Committees of the ATP Board

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of ATP, reviews ATP's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of ATP. The Audit Committee recommends to the ATP Board the appointment of the independent public accountants for ATP. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants. The Audit Committee met once in 1998.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of ATP, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of ATP other than the five most highly compensated officers and makes recommendations to the ATP Board concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer and any other officer who is or would be among the five highest paid officers of ATP. The Compensation Committee met once in 1998. The Nominating Committee advises and makes recommendations to the ATP Board on all matters concerning ATP Board procedures and directorship practices.

  The Nominating Committee reviews and makes recommendations to the full ATP Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the ATP Board as a whole. The Nominating Committee was formed on met once in 1998. The committee memberships of each nominee and continuing Director are set forth in his or her biographical information above.

Compensation of Directors

  Directors who are not employees of ATP receive $20,000 annually. Additionally, non-employee directors who have not previously served on the ATP Board receive a grant under the Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") of options to purchase 7,500 shares of ATP Common Stock upon commencement of their term, and continuing non-employee directors receive a grant under the Non-Employee Director Plan of options to purchase 1,000 shares of ATP Common Stock immediately following each annual meeting of the stockholders.

Security Ownership of Officers and Directors

  The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is September 29, 1999. At the close of business on that date, ATP had 5,286,188 shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting.

  The table set forth under "Principal Stockholders and Stock Ownership of Management and Others" on page 30 of this Proxy Statement sets forth, as of April 26, 1999, the number of shares of ATP Common Stock and the 8% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of ATP (the "ATP Preferred Stock") beneficially owned by (1) each person or group known by ATP to own beneficially more than 5% of the outstanding shares of ATP Common Stock, (2) each director and each nominee for director, (3) ATP's Chief Executive Officer and each of ATP's four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such ATP Common Stock and ATP Preferred Stock.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid to ATP's Chairman of the Board, President and Chief Executive Officer and each of ATP's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), with respect to each of ATP's last three fiscal years, based on salary and bonus earned during each year.

                                 Annual Compensation             Long-Term Compensation
                              ------------------------- ----------------------------------------
                                                 Other                                     All
                                                Annual  Restricted  Securities            Other
                                                Compen-   Stock     Underlying    LTIP   Compen-
                               Salary   Bonus   sation   Award(s)  Options/Sars Payments sation
Name                     Year   ($)      ($)      ($)      ($)         ($)        ($)    ($)(1)
----                     ---- -------- -------- ------- ---------- ------------ -------- -------
James S. Carter......... 1998 $305,192 $ 50,000 $     0                    0             $ 9,914
 Chairman, President     1997 $246,400        0 $     0               41,500             $19,466
 and Chief Executive
  Officer                1996 $226,884 $106,638 $     0                    0             $62,982

Garrett L. Dominy....... 1998 $240,577 $ 35,000 $     0                    0             $ 6,828
 Executive Vice
  President and          1997 $193,259        0 $     0               37,000             $ 2,302
 Chief Financial Officer 1996 $170,673 $ 79,279 $     0                    0             $51,962

H. Dwight Byrd.......... 1998 $175,264        0 $ 1,853                    0             $ 6,426
 Vice President          1997 $163,427        0 $ 1,926               10,000             $ 2,851
                         1996 $145,558 $ 69,778 $     0                    0             $ 3,096

James G. Fuller......... 1998 $156,846        0 $     0                    0             $ 6,675
 Vice President          1997 $149,256        0 $     0               10,000             $ 2,330
                         1996 $135,285 $ 64,896 $     0                    0             $ 2,095

Edward Kiley............ 1998 $150,000        0 $12,125                    0             $ 3,663
 Vice President          1997 $127,412 $ 62,750 $ 6,000               22,500             $ 2,405
                         1996 $111,784 $ 37,500 $36,437                    0             $ 1,054

--------
(1) "All Other Compensation" for 1998 for the Named Executive Officers is comprised of the following: (a) Company contributions to retirement savings plans for Messrs. Carter ($5,000), Dominy ($4,812), Byrd ($3,505), Fuller ($3,137) and Kiley ($2,923), and (b) the taxable amount of life insurance premiums paid by ATP for Messrs. Carter ($4,914), Dominy ($2,016), Byrd ($2,921), Fuller ($3,538) and Kiley ($740).

Option Grants During 1998 Fiscal Year

  ATP did not grant any employee stock options to the Named Executive Officers during 1998, nor did ATP grant any stock appreciation rights during 1998.

Option Exercises During 1998 Fiscal Year and Fiscal Year End Option Values

  The following table sets forth the aggregate dollar value of in-the-money, unexercised options held at the end of 1998 by the Named Executive Officers. There were no stock options exercised during 1998 by any of the Named Executive Officers.

                                                 Number of Securities      Value of Unexercised
                                                Underlying Unexercised         In-The-Money
                                                    Options/SARS at            Options/SARS
                            Shares     Value      Fiscal Year End($)       at Fiscal Year End($)
                         Acquired on  Realized ------------------------- -------------------------
Name                     Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ -------- ----------- ------------- ----------- -------------
James S. Carter.........       0          0       8,300       33,200       $               $0
Garrett L. Dominy.......       0          0       7,400       29,600       $               $0
H. Dwight Byrd..........       0          0       2,000        8,000       $               $0
James G. Fuller.........       0          0       2,000        8,000       $               $0
Edward Kiley............       0          0      23,000        2,000       $30,813        $ 0

Employment Agreements

  ATP has entered into three-year employment agreements with each of James S. Carter and Garrett L. Dominy. Pursuant to the employment agreements, Mr. Carter will serve as Chairman of the Board, President and Chief Executive Officer of ATP, and Mr. Dominy will serve as an Executive Vice President and Chief Financial Officer of ATP. The employment agreements provide for base salaries, which are $350,000 and $275,000 per year as of January 1, 1999 for Mr. Carter and Mr. Dominy, respectively, subject to annual increases based, at a minimum, on the consumer price index for the previous year. Mr. Carter and Mr. Dominy are also entitled to receive, subject to the discretion of the ATP Board, annual bonuses of up to 75% of their then annual base salary. The employment agreements are terminable by ATP with or without cause; provided that if ATP terminates the employment of Mr. Carter or Mr. Dominy without cause, such executive will be entitled to continue to receive his base salary and incentive bonus for specified periods. The employment agreements also provide that if there is a "change in control" of ATP or a constructive termination of the executive without cause, then the executives are entitled to a lump-sum payment of a specified amount within 60 days of the Effective Date of termination. Following any termination of Mr. Carter's or Mr. Dominy's employment for cause or upon such employee's breach of the terms of his employment agreement, it is expected that such executive will be subject to non-disclosure and non-competition covenants for up to two years.

Compensation Committee Interlocks and Insider Participation
  The Compensation Committee of the ATP Board is responsible for determining executive compensation. The Compensation Committee is currently comprised of three non-employee directors, Mr. Douglass, Mr. Forbes and Mr. Simon.

Report of the Compensation Committee

  The Compensation Committee of the ATP Board (the "Committee"), which consists of three independent outside directors, reviews and approves ATP's total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

  ATP's executive compensation program is designed to help ATP attract, motivate and retain the executive resources that ATP needs in order to maximize its return to stockholders. Specifically, the goals of ATP's compensation program are to:

    1. align executive compensation with the interests of the stockholders;

    2. provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to ATP;

    3. link pay to Company, operating group and individual performance; and

    4. achieve a balance between incentives for short-term and long-term performance.

  The principal elements of compensation provided to executive and other officers of ATP historically have consisted of a base salary, annual incentives and stock option grants. The Committee estimates an executive's level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of a peer group of comparable companies.

Base Salary

  Salaries for executive officers are determined by the Committee annually, based on review of each executive's level of responsibility, experience, expertise and sustained corporate, business unit and individual performance. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

Annual Incentive Compensation

  Annual incentive awards are designed to focus management's attention on the performance of ATP, particularly in the short-term. At the beginning of each year, the ATP Board establishes performance goals of ATP for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals. Incentive awards are based upon the achievement of one or more of these goals.

Stock Option Program

  Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on the long-term performance of ATP by enabling executives to share in any increases in value of ATP's stock. Accordingly, the Committee believes that the grant of stock options is a significant method of aligning management's long-term interests with those of the stockholders of ATP.

Chief Executive Officer Compensation

  Mr. Carter, the Chairman of the Board, President and Chief Executive Officer of ATP, is entitled to receive a minimum annual salary of $265,000 pursuant to his employment agreement with ATP. Subject to this minimum, Mr. Carter's base salary rate may be adjusted at the discretion of the ATP Board based upon such factors as the ATP Board deems appropriate. Mr. Carter's base salary for fiscal 1998 was $305,192. The Committee believes that Mr. Carter's total compensation is near the median for the chief executive officers of ATP's peer group.

  This report is submitted by the members of the Compensation Committee.

                                          SAM P. DOUGLASS
                                          GARY L. FORBES
                                          JOHN M. SIMON

Stock Performance Chart

  Set forth below is a table comparing the cumulative total returns (assuming an investment of $100 on December 31, 1993 and reinvestment of dividends) of ATP, the Standard and Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Aerospace/Defense 500 Index. The value of the investment in ATP for the period reflected is based on the market price of the stock of Lunn restated for the 10-to-1 reverse stock split effected by the Lunn/TPG Merger.

                         12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                         -------- -------- -------- -------- -------- --------
ATP.....................  100.00    25.00    37.50    37.50    53.00    36.50
S&P 500 Index...........  100.00   101.36   139.32   171.23   228.27   293.38
Aerospace/Defense 500
 Index..................  100.00   108.16   178.77   238.96   245.85   188.57

Certain Relationships and Related Transactions

  On April 28, 1995, TPG loaned James S. Carter, then its President and Chief Executive Officer, $74,925 to help fund Mr. Carter's acquisition of 35,625 shares of the common stock of TPG, which were then converted into 295,787 shares of the common stock of ATP. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Carter is secured by a stock pledge agreement pursuant to which Mr. Carter pledged his shares to TPG. As of December 31, 1998, an aggregate of $96,903 of principal and accrued and unpaid interest were due and owing under such note. ATP has engaged Allen, an investment bank of which John Simon is a Managing Director, to act as its financial advisor in connection with the Merger. Pursuant to the terms of such engagement, Allen is to receive a fee of $1,250,000 and the reimbursement of its fees and expenses.

                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ATP's directors and executive officers, and persons who own more than 10% of a registered class of ATP's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Such persons are required by the SEC to furnish ATP with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, ATP believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of ATP's equity securities have been complied with, except as follows: Mr. Byrd reported a transaction on a Form 5 filed February 15, 1999 that should have been reported on a Form 4 due on November 11, 1998. Mr. Hodges became an executive officer of ATP on January 1, 1999, but did not report his holdings on a Form 5 until February 15, 1999. Mr. Wesneski reported a transaction on a Form 5 filed on February 17, 1999 that should have been filed on February 15, 1999.

                  PROXY PROPOSAL 4: RATIFICATION OF AUDITORS

  The ATP Board has appointed KPMG LLP, independent certified public accountants, to audit ATP's consolidated financial statements for the year ending December 31, 1999. ATP has been advised by KPMG LLP that neither the firm nor any of its associates has any material relationship with ATP or any of its subsidiaries. In accordance with a resolution adopted by the ATP Board, such appointment is being presented to the stockholders for ratification at the Annual Meeting.

  If Proxy Proposal 4 is not approved by a majority vote of the stockholders present, in person or by proxy, at the Annual Meeting or if prior to the Annual Meeting KPMG LLP shall decline to serve, then the ATP Board will designate another firm to audit the financial statements of ATP for the year ending December 31, 1999 whose continued retention thereafter will be subject to ratification by the stockholders of ATP.

  Effective October 31, 1997 Lunn appointed KPMG LLP to audit its consolidated financial statements for the year ending December 31, 1997. Effective January 21, 1997, Lunn dismissed the independent accounting firm of Cooper's & Lybrand L.L.P. and engaged the independent accounting firm of KPMG LLP to examine and report on Lunn's consolidated financial statements for the year ended December 31, 1996. The termination of Coopers & Lybrand L.L.P. and the engagement of KPMG LLP were each approved by the Lunn Board of Directors. Lunn and Coopers & Lybrand L.L.P. were unable to reach agreement on the fees for the audit of Lunn's 1996 consolidated financial statements. Neither during the audit of Lunn's two most recent fiscal years nor during any subsequent interim period have there been any disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure or any reportable events. The report by Coopers & Lybrand L.L.P. on Lunn's consolidated financial statements for the year ended December 31, 1995 did not contain any adverse opinion, disclaimer of opinion or was modified as to uncertainty, audit scope, or accounting principles. The report by Coopers & Lybrand L.L.P. on Lunn's consolidated financial statements for the year ended December 31, 1994 did not contain any adverse opinion, disclaimer of opinion or was modified as to uncertainty, audit scope, or accounting principles, except for a separate paragraph that raised substantial doubt about Lunn's ability to continue as a going concern. Lunn had incurred net losses of $4,476,000 for the prior two years (1994 and 1993), was not in compliance with certain restrictive debt covenants under its borrowing agreements and had not made certain required payments, for which waivers of non-compliance had not been obtained. These uncertainties raised substantial doubt about Lunn's ability to continue as a going concern. Lunn has requested Coopers & Lybrand L.L.P. to furnish it with a letter addressed to the Commission stating whether or not they agree with the foregoing statements made in this paragraph and, if not, stating in what respects they do not agree.

  Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

                             INDEPENDENT AUDITORS

  The consolidated balance sheets as of December 31, 1998 and December 31, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three fiscal years in the three-year period ended December 31, 1998, incorporated by reference in this Proxy Statement, have been audited by KPMG LLP, independent auditors. A representative of KPMG LLP will be at the Annual Meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement, if so desired.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Commission by ATP (SEC File No. 000-01298) are incorporated by reference in this Proxy Statement:

    (i) ATP's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    (ii) ATP's Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 1999;

    (iii) ATP's Annual Report on Form 10-K/A for the year ended December 31, 1998; and

    (iv) ATP's Current Report on Form 8-K filed on September 15, 1999.

  All documents filed by ATP with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                             STOCKHOLDER PROPOSALS

  If the Merger is not consummated for any reason, stockholder proposals intended to be presented at ATP's 2000 Annual Meeting of Stockholders must be received by ATP a reasonable time before ATP begins to print and mail its proxy statement in order to be considered for inclusion in its proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the Commission governing the form and content of proposals in order to be included in ATP's proxy statement and form of proxy and should be directed to: Secretary, Advanced Technical Products, Inc., 200 Mansell Court, East, Suite 505, Roswell, Georgia 30076.

  If the Merger is not consummated for any reason, a stockholder who wishes to present a proposal at ATP's 2000 Annual Meeting of Stockholders, other than a proposal to be considered for inclusion in ATP's proxy statement and form of proxy as described above, must deliver the proposal to ATP at the address set forth above. Such written proposal must be delivered not less than 75 days nor more than 120 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the scheduled date of the meeting is given or made to stockholders, such written proposal must be received no later than the close of business on the 15th day following the day on which such notice of the scheduled date of the meeting was mailed or such disclosure was made, whichever first occurs. The proposal must also comply with the other requirements contained in ATP's Amended and Restated By-laws, including supporting documentation and other information. Proxies solicited by the ATP Board will confer discretionary voting authority with respect to these proposals, subject to the Commission's rules governing the exercise of this authority.

                                 OTHER MATTERS

  Management knows of no other business to be presented at the Annual Meeting. If other matters do properly come before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote on such matters according to their best judgment and in their discretion.

                      WHERE YOU CAN FIND MORE INFORMATION

  ATP files annual, quarterly, and current reports, proxy statements, and other information with the Commission. You may read and copy any reports, statements, or other information that ATP files at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. ATP public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at http://www.sec.gov. Reports, proxy statements, and other information concerning ATP also may be inspected at the offices of The Nasdaq Stock Market, 33 Whitehall Street, New York, NY 10004.

  The Commission allows ATP to "incorporate by reference" information into this document, which means that ATP can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that ATP has previously filed with the Commission. These documents contain important business information about ATP and its financial condition.

  ATP may have sent to you some of the documents incorporated by reference, but you can obtain any of them through ATP or the Commission or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from ATP without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Stockholders may obtain documents incorporated by reference in this document upon written or oral request to the following address or telephone number:

                      ADVANCED TECHNICAL PRODUCTS, INC.
                      200 Mansell Court, East
                      Suite 505
                      Roswell, Georgia 30076
                      Attention: James Hobt
                      (770) 993-0291

  ATP will send any document so requested to the requesting stockholder by first class mail or other equally prompt means within one day of receiving such request. You should note that James Carter, as well as the other executive officers of ATP, are participants in the Merger.

  IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM ATP, PLEASE DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE ANNUAL MEETING IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS PRIOR TO THE ANNUAL MEETING.

  You should rely only on the information contained or incorporated by reference in this document to vote your shares at the Annual Meeting. ATP has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated October 1, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  A copy of ATP's 1998 Annual Report to Stockholders, which includes a copy of ATP's annual report on Form 10-K for the year ended December 31, 1998, a copy of ATP's annual report on Form 10-K/A for the year ended December 31, 1998 and a copy of ATP's quarterly report on Form 10-Q for the quarter ended July 2, 1999 accompanies this Proxy Statement.

  Nothing contained in the Annual Report to Stockholders is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                                                     APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER, dated September 3, 1999 (this "Agreement"), by and among ATP HOLDING CORP., a Delaware corporation ("Parent"), ATP ACQUISITION CORP., a Delaware corporation ("Sub"), and ADVANCED TECHNICAL PRODUCTS, INC. a Delaware corporation (the "Company"). Capitalized terms used herein have the meanings ascribed to them in Section 8.3.

  WHEREAS, the Board of Directors of each of Parent, Sub and the Company have adopted resolutions in accordance with the Delaware General Corporation Law (the "DGCL") approving this Agreement, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

  WHEREAS, pursuant to the Merger, shares of the Company's common stock will be converted into the right to receive the Merger Consideration (as defined below) in the manner set forth herein, and the Company shall become a wholly owned subsidiary of Parent.

  NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

  Section 1.2. The Deposit. Simultaneously with the execution and delivery hereof, Parent shall deposit the sum of $3,000,000 (the "Deposit") in escrow with Chase Manhattan Bank, New York, New York as escrow agent (the "Escrow Agent"), pending consummation of the transactions contemplated by this Agreement, pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit 1.2. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, on the Closing Date (as defined in Section 1.3) the Deposit shall be released to the Exchange Agent (as defined in Section 2.3) for disbursement in accordance with the terms hereof. In the event this Agreement is terminated and Section 7.2(a),
Section 7.2(b) or 7.2(d) applies, the Deposit shall, upon the terms and conditions set forth in the Escrow Agreement, be disbursed to Parent. In the event this Agreement is terminated and Section 7.2(c) applies, the Deposit shall, upon the terms and conditions set forth in the Escrow Agreement, be paid to the Company as liquidated damages. Parent and the Company hereby acknowledge that the amount of damages which would be incurred by the Company as a result of Parent's default under this Agreement are difficult to ascertain and that the amount of liquidated damages provided by this Section
1.2 is reasonable. Except as specifically provided in Section 7.2 herein, none of the Company, Parent or Sub shall have any liability to the other parties hereto in the event the Closing does not occur as a result of a termination.

  Section 1.3. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, on the third business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, New York or such other date, time or place as agreed to in writing by the Parties.

  Section 1.4. Effective Time. The Company and Sub, with the consent of Parent, will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger and is agreed to by the parties (the "Effective Time").

  Section 1.5. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company, which shall continue as the Surviving Corporation, and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  Section 1.6. Certificate of Incorporation; By-Laws.

  (a) At the Effective Time, the Company's Restated Certificate of Incorporation (the "Restated Charter") shall be amended so as to read in its entirety as set forth in Exhibit 1.6(a) to this Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

  (b) The By-laws of Sub as in effect at the Effective Time shall be, from and after the Effective Time, the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 1.7. Directors. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

  Section 1.8. Officers. The officers of the Sub at the Effective Time shall become, from and after the Effective Time, the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II

                    EFFECT OF THE MERGER ON THE SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

  Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

  (a) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Company ("Surviving Company Securities"), which Surviving Company Securities shall be validly issued, fully paid and nonassessable upon such conversion.

  (b) Cancellation of Treasury Stock. Each share of the Company's Common Stock, $0.01 par value (the "Common Stock") or Preferred Stock, $1.00 par value (the "Preferred Stock"), issued or outstanding immediately prior to the Effective Time that is owned by the Company or any of its wholly-owned Subsidiaries

(as defined in Section 3.1(b), below) shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

  (c) Conversion of Company Shares. Each share of Common Stock that is then issued and outstanding (such shares of Common Stock being hereinafter referred to collectively as the "Company Shares", other than shares to be canceled pursuant to subsection 2.1(b) above and other than Dissenting Shares (as hereinafter defined), which shares will not constitute "Company Shares" hereunder) shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Shares in accordance with Section 2.3, $14.50 in cash, without interest thereon (the "Merger Consideration").

  (d) Redemption of Preferred Stock. Each share of Preferred Stock that is then issued and outstanding, other than shares to be canceled pursuant to subsection 2.1(b) above, shall be redeemed by the Company in accordance with
Article IV, Section (C)(1)(d) of the Company's Restated Charter immediately prior to the Effective Time by virtue of the Merger and without any action by the holders thereof. Upon surrender of a certificate representing Preferred Stock, $1.00 per share in cash, without interest thereon, plus any accrued but unpaid dividends thereon shall be paid to the holder thereof.

  (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a "Dissenting Shareholder") (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder's right to such appraisal. If, after the Effective Time, such Dissenting Shareholder fails to perfect or loses any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1, without interest or dividends thereon. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

  (f) Cancellation and Retirement of Common Stock. As of the Effective Time, all certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 2.3, or, in the case of Dissenting Shares, the rights, if any, accorded under
Section 262 of the DGCL.

  Section 2.2. Stock Options. For purposes of this Agreement, the term (i) "Option" means each unexercised option, warrant or other security that is outstanding at the Effective Time pursuant to which the holder thereof has the right to purchase Common Stock from the Company (whether or not such option is vested or exercisable) and (ii) "In the Money Option" means each Option that by its terms is exercisable from and after the Effective Time and has an exercise price which is less than $14.50 per share. As of the Effective Time, each vested and exercisable portion of any In the Money Option (a "Vested In the Money Option") shall be extinguished and represent at the Effective Time the right to receive a cash amount (the "Vested Option Consideration") equal to the product of (x) the excess of (a) the Merger Consideration over (b) the exercise price of such Option (the "Cash Option Amount") multiplied by (y) the aggregate number of shares of Common Stock issuable upon the exercise of such vested and exercisable portion of the Option as of the Effective Time. In addition, as of the Effective Time, each unvested and unexercisable portion of any In the Money Option (an "Unvested In the Money Option") shall be extinguished and represent a right to receive equity in, or an option for the purchase of equity in, the Surviving Corporation or a holding entity owning directly or indirectly 100% of the Surviving Corporation (the "Replacement Security"), which Replacement Security shall (i) have a value equivalent to the value of such Unvested In the Money Option as of the Effective Time, (ii) shall vest in full or cease to be subject to forfeiture upon a change in control of the Surviving Corporation and (ii) bear terms and conditions which are substantially similar to the terms currently contained in such Unvested In the Money Option or terms more favorable to the holder except that the vesting/forfeiture provisions of such Replacement Security may be changed to a vesting/forfeiture period of five (5) years commencing at the Effective Time so long as the holder of such Unvested In the Money Option is issued, in addition to the Replacement Security, additional equity or an additional equity right pursuant to a stock or option plan implemented for employees of the Surviving Corporation (the "Unvested Option Consideration"). In addition, (a) each Option that is not an In the Money Option shall terminate at the Effective Time (i) by determination of the Company's board or any applicable committee thereof if the stock option agreement and Company Stock Option Plan relating such Option permits such a determination, or (ii) by the agreement of the holder of such Option on or before the Effective Time and (b) the Company Stock Option Plans (as defined in Section 3.1(c)) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time.

  Section 2.3. Exchange of Certificates.

  (a) Exchange Agent. As of the Effective Time, the Escrow Agent shall deposit with or for the account of a bank or trust company designated prior to the Effective Time by Sub, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates (as defined herein), the Deposit, and Sub (or the Company, as the Surviving Corporation) likewise shall deposit, or shall cause to be deposited, with the Exchange Agent:

    (i) cash in an aggregate amount (the "Exchange Fund") equal to the sum of
  (x) the product of (A) the number of Company Shares issued and outstanding at the Effective Time multiplied by (B) the Merger Consideration plus (y) the product of (A) the aggregate number of shares of Common Stock issuable upon exercise in full of all of the Vested In the Money Options as of the Effective Time multiplied by (B) the Cash Option Amount with respect to such Vested In the Money Options minus (z) the Deposit, and

    (ii) certificates representing, or other certified evidence of the issuance of, the Unvested Option.

  (b) Exchange Procedures. As soon as practicable following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each record holder, as of the Effective Time, of an outstanding certificate or certificates or option grant which immediately prior to the Effective Time represented either Common Shares or In the Money Options (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other reasonably required documents, the holder of such Certificate shall promptly receive in exchange therefor the amount of cash to which such holder is entitled pursuant to Section 2.1(c) or Section 2.2 (as applicable), without interest, together with the Unvested Option Consideration to which such holder is entitled pursuant to Section 2.2, if any, less any required withholding of U.S. federal income taxes and such Certificate shall be canceled. If, in the case of Certificates representing Company Shares, payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates canceled pursuant to Section 2.1(b), and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration or the Vested Option Consideration, in each case without interest, payable, or the Unvested Option Consideration issuable, pursuant to Section 2.1(c) or 2.2, as the case may be, in the form provided for by this Agreement.

  (c) Termination of Exchange Fund. If Certificates are not surrendered prior to the date that is 180 days after the Effective Time, unclaimed amounts (including interest thereon) remaining in the Exchange Fund shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Any stockholders or optionholders of the Company who have not theretofore complied with the provisions of this Section 2.3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders or optionholders are entitled without any interest or dividends thereon (subject to applicable abandoned property, escheat and similar laws). Neither Parent nor Surviving Corporation will be liable to any stockholder or optionholder of the Company for any amount paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

  (d) No Further Rights in Common Stock. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, Vested Option Consideration and/or Unvested Option Consideration, as the case may be, as provided for and in accordance with the provisions of this Section 2.3.

  (e) Investment of the Exchange Fund. The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis as provided herein. Any interest and other income resulting from such investments shall promptly be paid to Parent. The Exchange Agent shall invest the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $100 million; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration, Vested Option Consideration or Unvested Option Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

  (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company Shares or Vested Option Consideration and/or Unvested Option Consideration with respect to In the Money Options formerly represented thereby.

  (g) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration, Vested Option Consideration and Unvested Option Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or In the Money Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of any other law relating to taxes. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or In the Money Options in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

  Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

  (a) Organization, Standing and Corporate Power. The Company and each Subsidiary (as defined in Section 3.1(b)) is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has the requisite corporate power and corporate authority to own, lease and operate its properties and carry on its business as now being conducted. The Company and each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Company Material Adverse Affect" means any circumstance, event, change or effect that, individually or when taken together with all other adverse circumstances, events, changes and effects that are within the scope (excluding any qualification as to materiality or Company Material Adverse Effect) of the representations and warranties made by the Company in this Agreement, (A) is, or is reasonably likely to be, materially adverse to the business or financial condition of the Company and its Subsidiaries taken as a whole, or (B) impairs, or is reasonably likely to impair, the consummation of the Merger or any of the other transactions contemplated hereby. The Company has delivered to Parent complete and correct copies of its Restated Charter and By-laws, as amended to the date of this Agreement.

  (b) Subsidiaries. Section 3.1(b) of the disclosure schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, total capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. Other than 4 of the 3,000 shares of Alcore Brigantine which are owned by officers of the Company and on of the Subsidiaries in accordance with French law, all such shares owned, directly or indirectly, by the Company are owned by the Company or a Subsidiary beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, and there are no outstanding options, warrants, stock appreciation rights, phantom stock, stock equivalents, subscription or other rights, agreements or commitments which either obligate such Subsidiary to issue, sell or transfer or repurchase or redeem any shares of its capital stock or other securities. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. The Company has delivered to Parent complete and correct copies of the Articles of Incorporation and By-laws of each Subsidiary, as amended to the date of this Agreement.

  (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of Preferred Stock, $1.00 par value per share (1,000,000 shares of which have been designated "8% Cumulative Redeemable Preferred Stock" and 1,000,000 shares of which remain undesignated). At of the date hereof, 5,286,206 shares of Common Stock and 1,000,000 shares of Preferred Stock (all of which are 8% Cumulative Redeemable Preferred Stock) were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and 536,835 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options of which 322,335 shares were subject to In the Money Options. Except as set forth above, as of the date hereof no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding, and no Options are to be issued between the date hereof and the Effective Time. Section 3.1(c) of the Disclosure Schedule sets forth each plan or agreement (collectively, the "Company Stock Option Plans") pursuant to which any Options to acquire Common Stock have been, or may be, granted. Except as set forth above or in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, stock appreciation right, phantom stock, stock equivalent, subscription or other right, agreement or commitment which either obligates the Company to issue, sell or transfer, repurchase or redeem any shares of the capital stock or other securities of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company or, to the best of Company's knowledge, any stockholder of the Company, is a party with respect to the voting of the capital stock of the Company.

  (d) Authority; Enforceability; Noncontravention.

  (i) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (ii) Subject to the receipt of consents or waivers from the parties listed in Schedule 3.1(d) of the Disclosure Schedule and the receipt of the approvals and completion of the filings referenced in Section 3.1(d)(iii) below, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (A) violate any provision of its Restated Charter or By-laws or any of its Subsidiaries' articles or certificates of incorporation or by-laws, (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, require notice to or the consent of any third party under, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound, except for violations, breaches, defaults or rights which, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect, (C) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, require notice to or the consent of any third party under, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control or ownership under, any of the terms, conditions or provisions of any license, franchise, permit, lease or agreement to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties may be bound, except for violations, breaches, defaults or rights which, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect, or (D) violate any law by which the Company or any of its Subsidiaries or any of their respective properties is bound, except for violations, breaches, defaults or rights which, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect.

  (iii) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, except
(A) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the filing of a certificate of merger with the Delaware Secretary of State, (C) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (D) filing with, and approval of, the Securities and Exchange Commission (the "SEC") with respect to the delisting and deregistration of the Common Stock, (E) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act") and (F) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings not obtained or made prior to the consummation of the Merger, the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the Company's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  (e) SEC Reports; Financial Statements.

  (i) The Company has filed all required forms, reports and documents with the SEC since January 1, 1996, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1996, 1997 and 1998, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1996, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1996 (the "SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements and related schedules and notes thereto of the Company contained in the SEC Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and, if applicable, the cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each SEC Report was prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable.

  (ii) Neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound by or affected by, or receives any benefits under any contract or agreement or amendment thereto, that in each case was required to be filed as an exhibit to an SEC Report, that has not been, or timely will not be, filed as an exhibit to an SEC Report.

  (f) Absence of Certain Changes or Events. Except as may be disclosed in the SEC Reports or disclosed in Section 3.1(f) of the Disclosure Schedule, since June 30, 1999 the Company and its Subsidiaries have conducted business in the ordinary course, and there has not been (i) any change in the business, assets, financial condition or results of operations of the Company or any other event which in any such case has had or could reasonably be expected to have a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company; (iii) any declaration, setting aside or payment of any dividend, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (iv) any issuance by the Company, or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock or Preferred Stock other than the issuance of Common Stock to any persons exercising Options; (v) any increase in the rate or terms of compensation payable or to become payable by the Company to its directors, officers or employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (vi) any grant or increase in the rate or terms of any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (vii) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (viii) any stock split, reverse stock split, combination or reclassification of the Common Stock; (ix) any change in the terms and conditions of the Company Stock Option Plans except as contemplated hereby; or
(x) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f).

  (g) Company Proxy Materials. All of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date (as defined in Section 1.3 hereof), contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto).

  (h) Board Recommendation. As of the date hereof, the Board of Directors of the Company has recommended that the stockholders of the Company vote for adoption of this Agreement, subject to Section 5.8.

  (i) Undisclosed Liabilities. Except as set forth on Schedule 3.1(i), the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities, obligations or contingencies that are reflected or reserved against the audited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 1998, (ii) liabilities which have arisen after December 31, 1998 in the ordinary course of business, and (iii) liabilities which individually or in the aggregate would not have a Company Material Adverse Effect.

  (j) Brokers. Other than Allen & Company Incorporated ("Allen"), the fees and expenses of which shall be paid by the Company, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of its Affiliates.

  (k) Litigation. Except as disclosed by the Company in the SEC Reports or in
Section 3.1(k) of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets before any court or governmental entity, nor, to the knowledge of the Company, are there any facts that are reasonably likely to give rise to any such suit, claim, action, proceeding or investigation. Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree.

  (l) Compliance with Applicable Law. Except as disclosed by the Company in the SEC Reports, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "Company Permits") and the Company and its Subsidiaries are in compliance with the terms of the Company Permits except for such failure or noncompliance which, individually or in the aggregate, would not or could not reasonably be expected to have a Company Material Adverse Effect.. The businesses of the Company and its Subsidiaries have not been and are not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for such violations which, individually or in the aggregate, would not or could not reasonably be expected to have a Company Material Adverse Effect. No investigation by any governmental entity with respect to the Company or any of its Subsidiaries is pending or, the Company's knowledge, threatened nor has any governmental entity indicated an intention to conduct the same, except for such violations which, individually or in the aggregate, would not or could not reasonably be expected to have a Company Material Adverse Effect.

  (m) Taxes.

  (i) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation (A) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (B) interest, penalties, additional taxes and additions to tax imposed in respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

  (ii) Except as set forth in Section 3.1(m) of the Disclosure Schedule, each of the Company and its Subsidiaries has filed, or caused to be filed, within the time and in the manner prescribed by law, or has timely applied for extensions of time to file, all material Tax Returns required to be filed by it, and all such Tax Returns which have been filed are accurate and complete in all material respects. Except as set forth in Section 3.1(m) of the Disclosure Schedule, each of the Company and its Subsidiaries has paid or discharged (or there has been paid or discharged on its behalf) within the time and in the manner prescribed by law all Taxes required to be paid, withheld or deducted or for which any of the Company or its Subsidiaries is liable, except such Taxes as are being contested in good faith by appropriate proceedings (to the extent that such proceedings are required) and with respect to which the Company has set up an adequate reserve for payment of such Taxes. The Company has set up an adequate reserve on the Company balance sheet for all Taxes required to be paid by the Company and each of its Subsidiaries through the date hereof and no Taxes have been incurred by the Company or any of its Subsidiaries after such date which were not incurred in the ordinary course of business. Except as set forth in Section 3.1(m) of the Disclosure Schedule, no material deficiencies for any taxes have been proposed to, or asserted or assessed against the Company or any of its Subsidiaries or are pending, and no requests for waivers of time to assess any such Taxes are pending or have been consented to by the Company or any of its Subsidiaries. Except as set forth in Section 3.1(m) of the Disclosure Schedule, neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the federal income Tax Returns of the Company and its Subsidiaries have not been examined by the IRS during the past three years. None of the Company or its Subsidiaries has been a member of an affiliated group of corporations which has filed a consolidated federal income Tax Return (other than the group of which the Company is the common parent) or otherwise has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6, any similar provision of state, local or foreign law, or by reason of its status as a transferee, successor, indemnitor or otherwise.

  (n) Termination, Severance And Employment Agreements. Section 3.1(n) of the Disclosure Schedule contains a complete and accurate list of each (i) employment or severance agreement not terminable without liability or obligation on 30 days' or less notice; (ii) agreement with any director, officer or other employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement or relating to an actual or potential change in control of the Company or any of its Subsidiaries or (B) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Company or its Subsidiaries generally; (iii) agreement, plan or arrangement under which any person may receive payments that may be subject to tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iv) agreement or plan, including, but not limited to, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 3.1(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into or amended any written employment or severance agreement with any director, officer or other employee of the Company or any of its Subsidiaries or granted any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries.

  (o) Employee Benefit Plans, Erisa.

  (i) Except as set forth in Schedule 3.1(o) of the Disclosure Schedule, the Company does not maintain, administer, contribute to or have any liability under, and has not maintained, administered, contributed to or had any liability under any: employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan") or any non-qualified deferred compensation plan or retirement plan; employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"), including any other plan, program, agreement or arrangement under which former employees of the Company (or their beneficiaries) are entitled, or current employees of the Company will be entitled, following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or bonus, stock, stock purchase, or stock option plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan"). The Pension Plans, Welfare Plans and Employee Benefit Plans shall be collectively referred to herein as the "Plans".

  (ii) Neither the Company, nor any corporation or business which is now or at the relevant time was an affiliate of the Company, as determined under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), (A) maintains, administers, contributes to or has any liability under any pension plan subject to the minimum funding standards set forth in Section 412 of the Code or subject to Title IV of ERISA; or (B) has ever maintained, administered, contributed to or had any liability under any Pension Plan subject to either the Code Section 412 minimum funding standards or Title IV of ERISA, other than a Plan as to which all liabilities have been satisfied in full.

  (iii) All Plans and related trusts, insurance contracts or other funding arrangements have been maintained and administered in all respects in material compliance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Each Pension Plan which is intended to be qualified under Code
Section 401(a) has been administered in material compliance with such requirements and has received a post-Tax Reform Act of 1986 determination letter from the IRS that such Pension Plan satisfies the requirements of
Section 401(a) of the Code, and to the Company's knowledge, nothing has occurred since the issuance of such letter that would adversely affect the tax qualified status of any of the Pension Plans.

  (iv) Contributions with respect to all current Plan years (i.e., from the first day of the current plan year to the Closing Date) shall be made or accrued prior to the Closing Date by Company with respect to each Pension Plan. With respect to all other Welfare Plans and Employee Benefit Plans, all required or recommended (in accordance with plan terms and past practice) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the financial statements. None of the Plans has any material unfunded liabilities which are not reflected on the financial statements of the Company. The Company has no plans, programs, arrangements or made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust, insurance or other funding arrangement. There have been no changes in the operation or interpretation of any of the Plans since the most recent annual report which would have any material effect on the cost of operating or maintaining such Plans.

  (v) No Pension Plan has been terminated other than a Plan as to which all liabilities have been satisfied in full. Any Plan which has been terminated has been terminated in compliance with ERISA and the Code, all required reports, certifications or notices, have been or will be appropriately filed or distributed and an application for a favorable determination letter has been or will be filed with the IRS.

  (vi) The Company has made available to Parent true and complete copies of:
(A) the plan documents and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan;
(B) any pending applications, filings or notices with respect to any of the Plans with the IRS, the pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (C) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; and (D) all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto.

  (vii) There are no pending or, to the Company's knowledge, threatened claims, lawsuits or arbitration asserted or instituted against any of the Plans by any employee or beneficiary covered under any Plans or otherwise involving any Plans (other than routine claims for benefits); and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations.

  (viii) Except as provided for in this Agreement or as disclosed in Section 3.1(o) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former director, officer or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer.

  (ix) No liability has been or is expected to be incurred by the Company or any ERISA Affiliate under or pursuant to the Code or Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to the Plans and, to the knowledge of the Company no event, transaction or condition has occurred or exists that could result in any such liability to the Company or any ERISA Affiliate or, following the Closing, the Company, any ERISA Affiliate, the Purchaser or any such Plan.

  (x) At no time has the Company or any of its Subsidiaries contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Plan which is a Multiemployer Plan.

  (xi) Except as set forth in Schedule 3.1(o) of the Disclosure Schedule, with respect to all Plans other than Multiemployer Plans, which are funded, or are required by applicable law to be funded, the present value of all accrued benefits (vested and non vested) of each such Plan as of the Closing Date, will not exceed the fair market value of the assets of each such Plan as of the Closing Date.

  (xii) No prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Plan listed other than a Multiemployer Plan, which could subject any such Plan or any related trust, the Company, any ERISA Affiliate, the Purchaser or any director or employee of any of them to any tax or penalty imposed under Section 4975 of the Code or
Section 502(i) or 502(l) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise.

  (p) Environmental Matters. Other than those the failure to obtain or comply with, individually or in the aggregate, would not result or could not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries has obtained and is in compliance in all material respects with the terms and conditions of all required permits, licenses, registrations and other authorizations required under Environmental Laws. Other than where such, individually or in the aggregate, would not result or could not reasonably be expected to result in a Company Material Adverse Effect, no asbestos in a friable condition, equipment containing polychlorinated biphenyls, or leaking underground or above-ground storage tanks are contained in or located at any facility currently owned, leased or controlled by the Company or any of its Subsidiaries, nor was any of the foregoing contained in or located at any facility previously owned, leased or controlled by the Company or any of its Subsidiaries . Other than where such, individually or in the aggregate, would not result or could not reasonably be expected to result in a Company Material Adverse Effect with respect to each of the following matters, neither the Company nor any of its Subsidiaries has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of its Subsidiaries, any Hazardous Substances, and no third party has released, discharged or disposed of on, under or about any facility currently or previously owned, leased or controlled by the Company or any of its Subsidiaries, any Hazardous Substances, except for ordinary and necessary quantities of cleaning, pest control and office supplies and other chemicals used in the ordinary course of business and used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and non-hazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimis quantities discharged from, motor vehicles in their ordinary operation on real property owned, used or leased by the Company and its Subsidiaries. The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for such non-compliances which, individually or in the aggregate, would not result or could not reasonably be expected to result in a Company Material Adverse Effect. Section 3.1(p) of the Disclosure Schedule contains a true and accurate list of (i) all past and present material noncompliance by the Company and each of its Subsidiaries with, or liability under, Environmental Laws and (ii) all past discharges, emissions, leaks, releases or disposals by it of any substance or waste regulated under or defined by Environmental Laws that have formed or could reasonably be expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation against the Company or any of its Subsidiaries under any applicable Environmental Laws. Except as set forth in Section 3.1(p) of the Disclosure Schedule, with respect to environmental matters, neither the Company nor any of its Subsidiaries has received notice of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or its Subsidiaries that have resulted in or threaten to result in any material common law or legal liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation under, any applicable Environmental Laws. For purposes of this
Section 3.1(p), (i) "Environmental Laws" mean applicable federal, state, local and foreign laws, regulations and codes relating in any respect to pollution or protection of the environment and (ii) "Hazardous Substances" means any toxic, caustic, or otherwise dangerous substance (whether or not regulated under federal, state or local environmental statutes, rules, ordinances, or orders), including (A) "hazardous substance" as defined in 42 U.S.C. Section 9601, and (B) petroleum products, derivatives, byproducts and other hydrocarbons.

  (q) Assets; Property; Intellectual Property.

  (i) The Company and its Subsidiaries own or have rights to use all assets necessary to permit the Company and its Subsidiaries to conduct their businesses as they are currently being conducted, except where a failure to own or have the right to use such assets, individually or in the aggregate, would not or could not reasonably be expected to have a Company Material Adverse Effect.

  (ii) Except as disclosed in Section 3.1(q) of the Disclosure Schedule, the Company has, directly or through its Subsidiaries, either (A) good, valid and marketable or indefeasible title to all real property owned by the Company or any Subsidiary, all of which is described in Section 3.1(q) of the Disclosure Schedule, and all personal property material to its business operations which is owned by it is owned in fee, and, in the case of both of such owned real property and such owned personal property, free and clear of any liens, encumbrances, mortgages and security interests other than Permitted Liens, or
(B) rights by lease or other agreement to use all the real and personal property material to its business operations. The term "Permitted Liens" shall mean (A) liens or encumbrances for water, sewage and similar charges and current taxes and assessments, in each case, not yet due and payable or being contested in good faith and for which adequate reserves have been established,
(B) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens or encumbrances arising or incurred in the ordinary course of business, (C) liens, encumbrances, mortgages and security interests arising or resulting from any action taken by Parent, (D) liens, encumbrances, mortgages and security interests of record or securing indebtedness described in Section 3.1(q) of the Disclosure Schedule and (E) easements, rights of way, restrictions and other similar charges or encumbrances that do not materially interfere with the ordinary conduct of the Company's business. True and complete copies of all mortgages encumbering the real property described in Section 3.1(q) of the Disclosure Schedule, and all amendments thereto, have been delivered to Parent. All real property leases under which the Company or any of its Subsidiaries is a lessee or lessor (the "Leases") are valid, binding and enforceable in all material respects in accordance with their terms, and there are no existing defaults thereunder. True and complete copies of the Leases, and all amendments thereto, have been delivered to Parent. The Company has not received notice of and does not otherwise have knowledge of any condemnation, requisition or taking by any public authority of all or any portion of its owned or leased real property. Except as disclosed in Section 3.1(q) of the Disclosure Schedule, there is no construction work being done at, or construction materials being supplied to, the real property owned or leased by the Company, except in connection with routine maintenance projects. The Company is liable for invoices for construction occurring prior to the date hereof as set forth in Section 3.1(q) of the Disclosure Schedule.

  (iii) Section 3.1(q) of the Disclosure Schedule identifies all of the following which are used in the Company's or any of its Subsidiaries' businesses or in which the Company or any of its Subsidiaries claims any ownership rights: (A) all trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights anywhere in the world; (B) all common law Trademarks; (C) all patents on, and pending applications to patent, any technology or design (collectively "Patents"); (D) all registrations of and applications to register copyrights since 1978 (collectively, "Copyrights"); and (E) all rights in and licenses to Trademarks, Patents and Copyrights, whether licensed to or by the Company or any of its Subsidiaries. The proprietary rights required to be so identified in clauses (A) (E) herein are referred to herein collectively as the "Intellectual Property".

  (iv) Except as identified in Section 3.1(q) of the Disclosure Schedule: (A) the Company or one of its Subsidiaries is the owner of or duly licensed to use each Trademark and its associated goodwill; (B) each Trademark registration exists and has been maintained in good standing; (C) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company or one of its Subsidiaries, and has been maintained in good standing; (D) each Copyright exists and is owned by or licensed to the Company or its Subsidiaries; (E) other than such as, individually or in the aggregate, would not or could not be reasonably expected to result in a Company Material Adverse Effect, no other firm, corporation, association or person claims the right to use in connection with similar or related goods and in any geographic area, any mark, logo, name, symbol, device, or slogan which is identical or confusingly similar to any of the Trademarks or which could serve to dilute the distinctiveness of the Trademarks; (F) other than such as, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect, no third party claims or asserts ownership rights in any of the Intellectual Property; (G) other than such as, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect, the use by the Company or any of its Subsidiaries of any Intellectual Property does not now, and has never been alleged to, infringe any right of any third party; and (H) other than such as, individually or in the aggregate, would not or could not be reasonably expected to result in a Company Material Adverse Effect, no third party is now infringing, or has ever been accused by the Company of infringing, on any rights of the Company or any of its Subsidiaries in any of the Intellectual Property. Section 3.1(q) of the Disclosure Schedule sets forth a description of all known claims made or facts known to the Company or any of its Subsidiaries regarding any third party claims or actions to use a trademark confusingly similar to the Trademarks owned or used by the Company or any of its Subsidiaries anywhere in the world or to use technology which infringes any of the Company's Intellectual Property, other than such as, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect.

  (r) Systems and Software. The Company and its Subsidiaries own or have the right to use pursuant to lease, license, sublicense, agreement, or permission all computer hardware, software and information systems necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted (collectively, "Systems"). Each System owned or used by the Company or its Subsidiaries immediately prior to the Effective Time will be owned or available for use by the Surviving Corporation or its Subsidiaries on identical terms and conditions immediately subsequent to the Effective Time. With respect to each System owned by a third party and used by the Company or its Subsidiaries pursuant to lease, license, sublicense, agreement or permission: (i) the lease, license, sublicense, agreement, or permission covering the System is legal, valid, binding and enforceable, and in full force and effect; (ii) the lease, license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time; (iii) with respect to any such lease, license, sublicense, agreement, or permission the Company is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or permit termination, modification, or acceleration thereunder; (iv) no party to any such lease, license, sublicense, agreement, or permission has repudiated any provision thereof; (v) neither the Company nor its Subsidiaries have granted any sublicense, sublease or similar right with respect to any such lease, license, sublicense, agreement, or permission; (vi) the Company's or its Subsidiaries' use and continued use of such Systems will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of its business as presently conducted other than such as, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect.

  (s) Labor Matters.

  (i) Neither the Company nor any of its Subsidiaries has, since June 30, 1999, (A) been subject to, or threatened with, any material strike, lockout or other labor dispute or engaged in any unfair labor practice, or (B) received notice of any pending petition for certification before the National Labor Relations Board with respect to any material group of employees of the Company or any of its Subsidiaries who are not currently organized. Except as set forth in Section 3.1(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any collective bargaining agreements.

  (ii) The Company and its Subsidiaries have complied in all material respects with the Workers Adjustment and Retraining Act of 1988, as amended, including, but not limited to, the provision of all required notices or payments in lieu thereof.

  (t) Affiliate Transactions. The Company's Annual Report on Form 10-K for the year ended December 31, 1998 accurately describes all arrangements, agreements, contracts and transactions (the "Affiliate Transactions") to which the Company or any of its Subsidiaries or any of their respective properties currently is subject involving (i) any consultant, (ii) any person who is an officer, director or affiliate of the Company or any of its Subsidiaries,
(iii) any relative of any of the foregoing, or (iv) any entity of which any of the foregoing is an affiliate. Copies of such arrangements, agreements and contracts have previously been delivered or made available to Parent and Sub, are listed in Section 3.1(t) of the Disclosure Schedule and are true, correct and complete. Each Affiliate Transaction is on terms at least as favorable to the Company or any relevant Subsidiary as could have been obtained from an unaffiliated third party.

  (u) Year 2000. Except as would not reasonably be expected to have a Company Material Adverse Affect, all Systems will not be materially adversely affected by, and will continue to operate substantially in the same manner as such Systems currently operate notwithstanding, Year 2000; provided, that the Company does not represent or warrant that the databases and systems of its material suppliers and customers will not be adversely affected due to the Year 2000. None of the Intellectual Property or other material assets of the Company and its Subsidiaries used in their current business will be materially adversely affected notwithstanding Year 2000 other than such as, individually or in the aggregate, would not or could not reasonably be expected to result in a Company Material Adverse Effect. As used herein, the term "Year 2000" means the occurrence of or calculation involving the Year 2000 A.D., or other calendar dates occurring through December 31, 2010.

  (v) Representations and Warranties. None of the information contained in the representations and warranties of the Company set forth in this Agreement or in any certificate or writing delivered to Parent or Sub as contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

  Section 3.2. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

  (a) Organization, Standing And Corporate Power. Each of Parent and Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Neither Parent nor Sub nor any of their affiliates may be deemed to be a "foreign person" within the meaning of the Exon-Florio Act, 50 USC 2170. Each of Parent and Sub has the requisite power (corporate or otherwise) and authority (corporate or otherwise) to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Parent Material Adverse Effect (as defined below). As used in this Agreement, the term "Parent Material Adverse Effect" means any circumstance, event, change or effect that, individually or taken together with all adverse circumstances, changes and effects that are within the scope (excluding any qualification as to materiality or Parent Material Adverse Effect) of the representations made by Parent or Sub in this Agreement, impairs, or is reasonably likely to impair, the consummation of the Merger or any of the other transactions contemplated hereby.

  (b) Authority; Enforceability; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not,
(i) violate any of the provisions of the Articles of Incorporation or By-laws of the Parent or Sub or (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, or undertaking to which the Parent or the Sub is a party or by which the Parent or the Sub or any of its assets is bound, which would have a Parent Material Adverse Effect or prevent consummation of the transactions contemplated.

  (c) Proxy Materials. All of the information to be furnished by Parent or Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will not, on the date it is first mailed to the Company's stockholders, and, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or any of its Affiliates.

                                  ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

  Section 4.1. Conduct of Business of the Company. Except as contemplated or otherwise permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use its reasonable best efforts to operate, and to cause each Subsidiary to operate, its business in the ordinary course in all material respects and comply with applicable laws in all material respects. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement and except as set forth in
Section 4.1 of the Disclosure Schedule, the Company shall not, and will not permit its Subsidiaries to, without the prior written consent of Parent:

  (i)(x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of the Company's or any Subsidiary's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

  (ii) authorize for issuance, issue, sell, grant, deliver, or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights, to exchange, rights to purchase or otherwise) pledge or otherwise encumber any shares of the Company's or any Subsidiary's capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock upon exercise of Options outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

  (iii) except as contemplated hereby, amend or propose to amend the Company's Restated Charter or By-laws or any Subsidiary's articles of incorporation or by-laws or other comparable charter, organizational, or similar constituent documents;

  (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein) in a transaction or series of transactions involving aggregate consideration in excess of $1 million or form any Subsidiary;

  (v) lease (other than office equipment leases entered into in the ordinary course of business), sell or otherwise dispose of any of its assets, except in the ordinary course of business or in a transaction or series of transactions involving assets with an aggregate value of less than $1 million;

  (vi) make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding the Company's forecasts provided in Schedule 4.1 of the Disclosure Schedule by more than $100,000 in the aggregate as the Company may, in its discretion, deem appropriate;

  (vii) (x) mortgage or pledge any of its assets or create or suffer to exist any liens thereon (excluding Permitted Liens), incur, assume or prepay any long-term or short-term debt or issue any debt securities or incur any other indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company, or
(y) make any loans or advances to any other person, other than to the Company and other than routine advances to employees;

  (viii) grant or agree to grant to any employee any increase in wages or bonus (other than any increase in the ordinary course of business consistent with past practices), severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Stock Option Plan;

  (ix) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets;

  (x) enter into or amend any employment, consulting, severance or similar agreement with any individual which provides for the payment of an annual base salary in excess of $125,000;

  (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principals;

  (xii) except as contemplated by Section 5.8 and Section 7.1(d) hereof, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary and other than inventory in the ordinary course); or

  (xiii) except as contemplated by Section 5.8 and Section 7.1(d) hereof, commit or agree to take any of the foregoing actions.
                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  Section 5.1. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Restated Charter and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption of this Agreement. The board of directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with
Section 5.8 and Section 7.1(d) or if the Fairness Opinion (as defined in
Section 5.2) is withdrawn, and shall take all lawful action necessary to obtain such approval.

  Section 5.2. Proxy Statement. In connection with the Stockholders' Meeting contemplated by Section 5.1 above, the Company will prepare and file (after consultations with Parent) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") with the SEC and will use its commercially reasonable efforts to respond to the comments of the SEC thereon and to cause a final proxy statement (the "Definitive Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable after providing Parent with reasonable opportunity to comment thereon. The Company will notify the Parent promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or (ii) any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing (as defined in Section 5.5) in either case that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, then the Company or Parent (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Definitive Proxy Statement shall contain a copy of the written opinion (the "Fairness Opinion") of Allen that the Merger Consideration is fair from a financial point of view to the Company's stockholders.

  Section 5.3. Access to Information; Confidentiality.

  (a) From the date hereof, the Parent, Sub and their financing sources shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent, Sub and their financing sources deem reasonably necessary or advisable, and the Company shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Company will, and will cause each of its Subsidiaries to, provide the Parent, Sub and their financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, books, records and other information of the Company and each of its Subsidiaries upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Company and its Subsidiaries and their respective businesses as the Parent, Sub, their financing sources and their respective agents and representatives shall reasonably request from time to time, including all information necessary to satisfy closing conditions for obtaining the Financing; provided, that until the Closing Date all information provided to Parent, Sub and their financing sources and representatives pursuant hereto (other than the information (i) contained in any offering memorandum prepared in connection with the registration, offering, placement, or syndication of any of the Financing, (ii) disclosed in the process of marketing the Financing, or (iii) contained in any filing with the SEC, NASDAQ or any national securities exchange), shall be subject to the confidentiality provisions set forth in Section 5.3(b). The Company agrees to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with the Parent, Sub and their financing sources and representatives in connection with such review and the Financing, including the preparation by the Parent, Sub and their financing sources of any offering memorandum or related documents related to such Financing. No investigation by the Parent or Sub heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company, which shall survive any such investigation, or the conditions to the obligation of the Parent and Sub to consummate the transactions contemplated hereby.

  (b) Subject to Section 5.7 and Section 5.3(a), all information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall constitute confidential information which shall be kept confidential by such other party and its representatives and shall not be used by any Person, other than in connection with evaluating and giving effect to the Merger and the other the transactions contemplated by this Agreement including, without limitation, in connection with procurement of the Financing. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, at the request of the Company, Parent or Sub (as applicable) shall return or destroy any information provided hereunder.

  Section 5.4. Commercially Reasonable Efforts. Subject to the provisions of Sections 7.1(a), 7.1(c)(i) and 7.1(c)(ii), it is acknowledged that the parties desire to close this transaction no later than November 22, 1999. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the H-S-R Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within thirty business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the H-S-R Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the H-S-R Act as soon as practicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this
Section 5.4 shall require Parent or the Company to dispose or hold separate any part of its business or operations or agree not to compete in any geographic area or line of business. The Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. If any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, the Company and Parent will take all commercially reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

  Section 5.5. Financing. Each of Parent and Sub shall use their commercially reasonable efforts to obtain financing in an amount sufficient to consummate the transactions contemplated hereby and to pay all fees and expenses in connection therewith (the "Financing") on terms and conditions reasonably satisfactory to them. The foregoing obligation shall include, without limitation, Parent's obligation to commence substantial efforts to fund its obligations hereunder, including preparing and, to the extent appropriate, circulating any offering materials and, after circulating such offering materials, holding any road shows Parent deems necessary or desirable, no later than the date on which the Company holds the Stockholders' Meeting.

  Section 5.6. Indemnification; Directors' and Officers' Insurance.

  (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or, subject to the last sentence of Section 5.6(b), amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each a "Claim") arising in whole or in part out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), based on or arising out of the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Surviving Corporation's Certificate of Incorporation or By-laws in effect as of the Effective Date; provided, however, that in no event shall the Surviving Corporation be required to indemnify, defend or hold harmless any director, officer or employee of the Company or any of its Subsidiaries in respect of any loss, cost, damage, expense or liability incurred by such party in respect of any Common Stock or Options held by such persons prior to or after the Effective Time. Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (b) of this Section 5.6, and subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

  (b) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided further that if any D&O Insurance (as defined in paragraph (c) of this Section 5.5) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern the selection of counsel. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

  (c) For a period of six years after the Effective Time (the "Insurance Carry-Over Period"), Parent or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (d) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain substantially similar provisions with respect to indemnification, personal liability and advancement of fees and expenses as set forth in the Restated Charter and By-laws of the Company as of the Effective Time, which provisions shall not be amended, repealed or otherwise modified during the Insurance Carry-Over Period in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof (each of which shall be listed on Section 5.6(d) of the Disclosure Schedule hereto) shall survive the Merger and shall continue in full force and effect, without any amendment thereto. In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Party's conduct complies with standards set forth under such provisions of the Restated Charter or By-laws or under the DGCL or any such indemnification agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent unless the DGCL, the Restated Charter or By-laws provide otherwise; and provided, that nothing in this Section 5.5 shall impair any rights or obligations of any current or former director or officer of the Company or any of its Subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or the Company, or their respective Subsidiaries, under the DGCL or otherwise.

  (e) The provisions of this Section 5.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

  Section 5.7. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation; provided, that any such party may make any public statement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of such public statement.

  Section 5.8. Acquisition Proposals.

  (a) The Company shall not, nor shall it authorize or permit any of its representatives to, directly or indirectly, (i) solicit or initiate the submission of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the independent directors from furnishing information or requiring the Company to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or any equity interest greater than 25% in the Company or any of its Subsidiaries, other than the transactions contemplated hereby.

  (b) The Company shall not enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement unless the Company's Board of Directors determines in good faith by a majority vote, after consultation with its financial and legal advisors that such transaction (the "Alternative Transaction") is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement.

  Section 5.9. Board Action Relating to Stock Option Plans and Options. As soon as reasonably practicable following the date of this Agreement, to the extent permitted by the Company Stock Option Plans and applicable law, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plans) shall adopt such resolutions or take such actions as may be necessary or appropriate to adjust the terms of all outstanding Company Stock Options in accordance with Section 2.2, and shall make such other changes to the Company Stock Option Plans as it deems necessary or appropriate to give effect to the Merger. In addition, prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions and take such actions as may be required to amend the terms of all outstanding Options in accordance with Section 2.2, to the extent permitted by the Company Stock Option Plans and applicable law, and shall make such other changes to the Options as it deems appropriate to give effect to the Merger.

  Section 5.10. Notices of Certain Events. The Company and Parent shall promptly notify the other of:

  (a) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

  (b) the receipt of any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its actual knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Sub, on the other hand, which, in either case, could materially interfere with the consummation of the transactions contemplated by this Agreement.

  Section 5.11. Exchange Act and Stock Exchange Filings. Unless an exemption shall be expressly applicable to the Company, or unless Parent agrees otherwise in writing, the Company will file with the SEC and the NASDAQ all reports required to be filed by it pursuant to the rules and regulations of the SEC and the NASDAQ (including, without limitation, all required financial statements).

  Section 5.12. Amendment to Employment Agreements. Parent, Sub, the Company Garret L. Dominy ("Dominy") and James S. Carter ("Carter") hereby agree that, effective upon the Effective Date and contingent upon the consummation of the Merger, each of the Amended and Restated Employment Agreement between the Company and (a) Carter dated as of November 1, 1997 and (b) the Amended and Restated Employment Agreement between the Company and Dominy dated as of November 1, 1997 (each, an "Employment Agreement"), shall automatically be amended with regard to the provision in each such Employment Agreement relating to Termination Without Cause to the effect that the time period "36 months" appearing in Section 4.3(ii)(b) in each Employment Agreement shall be deleted and in each case replaced with the time period "18 months". This amendment shall be of no force and effect in the event this Agreement is terminated or the Merger is not otherwise consummated.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of holders of a majority of the outstanding shares of Common Stock.

  (b) Governmental Approvals and Filings. Any applicable waiting period under the H-S-R Act relating to the merger shall have expired or been terminated without any material limitation, restriction or condition and all other filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from governmental entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, will have been made or obtained.

  Section 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver of the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.1 shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date, (ii) for changes permitted or contemplated by this Agreement and (iii) for matters or circumstances or events which would not have a Company Material Adverse Effect, and Parent shall have received an officers' certificate signed on behalf of the Company by its chief executive officer and chief financial officer to the effect set forth in this paragraph.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company by its chief executive officer and chief financial officer to such effect.

  (c) Third Party Consents. The Company shall have obtained, or Parent and Sub shall have waived, the consent of any third parties the consent of whom is required under any agreement, contract or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or licensed for consummation of the Merger and the transactions contemplated by this Agreement and as to which failure to obtain such consent would have a Company Material Adverse Effect.

  (d) Environmental Due Diligence. Parent and Sub shall have received, Phase I and, if appropriate in the judgment of Parent's environmental consultant, Phase II environmental assessment reports for the Company's past and present property and operations (the "Environmental Reports") which reports shall not disclose any information which would have a material adverse effect on the financial condition or operations of any individual Facility (as hereafter defined); provided, however that Parent shall be deemed to have waived this condition in the event that the Environmental Reports have not been obtained by September 30, 1999 and Parent has not notified the Company in writing of any such disclosure in any Environmental Report by such date. For purposes of this Section 6.2, Facility shall mean each of Marion Composites (a division of Technical Products, Group, Inc.), Lincoln Composites (a division of Technical Products, Group, Inc.), Itellitec (a division of Technical Products, Group, Inc.), Alcore, Inc. (a subsidiary of Advanced Technical Products, Inc.) and Lunn Industries, Inc. (a subsidiary of Advanced Technical Products, Inc.).

  Section 6.3. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in Section 3.2 shall be true and correct , in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date, (ii) for changes permitted or contemplated by this Agreement and (iii) for matters or circumstances or events which would not have a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

  Section 7.1. Termination. This Agreement may only be terminated pursuant to, and in accordance with, this Section 7.1 and any termination not in accordance with this Section 7.1 shall be void and of no force and effect. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or the Sub:

  (a) by either the Parent or the Company in the event that the Parent and Sub are unable to procure the Financing or are otherwise unable to pay the Merger Consideration on or before the Deadline Date (as hereinafter defined); or

  (b) by mutual written consent of Parent and the Company; or

  (c) by either Parent or the Company:

    (i) if the adoption of this Agreement by the stockholders of the Company required by Delaware law or of the amendments, pursuant to Section 1.6(a) herein, to the Company's Restated Charter shall not have been obtained by January 15, 2000; or

    (ii) if the Merger shall not have been consummated on or before the Deadline Date, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or

    (iii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

  (d) by the Company, provided it is not in breach of Section 5.8, if the Board of Directors of the Company shall have approved an Alternative Transaction after determining in good faith that such transaction Alternative Transaction is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement; or

  (e) by Parent, if the Company shall have (i) breached any provision of
Section 5.8, (ii) withdrawn or modified, in a manner materially adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company of this Agreement or the transactions contemplated hereby or (iii) approved an Alternative Transaction; or

  (f) by the Company, if Parent or Sub shall have (i) materially breached any of their representations or warranties contained herein or (ii) failed to comply in any material respect with any agreements, covenants or obligations provided herein applicable to Parent and Sub, in each case of (i) and (ii) which breach or failure was not cured such within 10 business days after written notice thereof; or

  (g) by Parent, if the Company shall have (i) materially breached any of its representations or warranties contained herein or (ii) failed to comply in any material respect with any agreements, covenants or obligations provided herein applicable to the Company, in each case of (i) and (ii) which breach or failure was not cured such within 10 business days after written notice thereof.

  For purposes of this Agreement, the term "Deadline Date" shall mean February 15, 2000 unless the Stockholders' Meeting is held on or before December 1, 1999, in which case "Deadline Date" shall mean January 31, 2000. The parties agree that time is of the essence with respect to the actions to be taken within the time periods specified in Sections 7.1(a), 7.1(c)(i) and 7.1(c)(ii) and shall proceed accordingly with respect thereto.

  Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, except as follows:

  (a) if this Agreement is terminated by the Company pursuant to Section 7.1(d), or by Parent pursuant to Section 7.1(e), then the Company shall immediately pay to Parent a cash amount equal to $4,125,000 as compensation for lost opportunities and shall reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with this transaction. The Company acknowledges that the amount of damages that would be incurred by Parent as a result of such a termination are difficult to ascertain, and that the amount of liquidated damages provided by this Section 7.2(a) is reasonable;

  (b) if this Agreement is terminated by Parent or the Company pursuant to
Section 7.1(c)(i) or by Parent pursuant to Section 7.1(g), then the Company shall immediately reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with this transaction; and

  (c) if this Agreement is terminated by Parent or the Company pursuant to
Section 7.1(a), then the Company shall be entitled to retain the Deposit as compensation for lost opportunities and Parent shall reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in connection with this transaction (including the expenses of Allen which the Company is obligated to bear but excluding the fees of Allen, which the Company is obligated to bear). Parent and Sub acknowledge that the amount of damages that would be incurred by the Company as a result of such a termination are difficult to ascertain, and that the amount of liquidated damages provided by this Section 7.2(c) is reasonable.

  (d) if this Agreement is terminated by the Company pursuant to Section 7.1(f), then Parent shall immediately reimburse the Company for all of its reasonable and documented out-of-pocket expenses incurred in connection with this transaction (including the expenses of Allen which the Company is obligated to bear but excluding the fees of Allen, which the Company is obligated to bear).

  Section 7.3. Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement by the stockholders of the Company or the Sub, no amendment shall be made which by law would require the further approval of such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 7.5. Procedure For Termination, Amendment, Extension Or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII

                              GENERAL PROVISIONS

  Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.6.

  Section 8.2. Fees and Expenses. Except as provided otherwise herein, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

  Section 8.3. Definitions. For purposes of this Agreement:

  (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

  (b) "person" or "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

  Section 8.4. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)if to Parent or Sub, to

    c/o The Veritas Capital Fund, L.P.
    660 Madison Avenue
    New York, NY 10021
    Attention: Robert B. McKeon
    Fax: 212-688-9411

    with a copy to:

    Whitman Breed Abbott & Morgan LLP
    200 Park Avenue
    New York, NY 10166
    Attention: Benjamin M. Polk, Esq.
    Fax: 212-351-3131

  (b)if to the Company, to

    Advanced Technical Products, Inc.
    200 Mansell Court, East
    Suite 505
    Roswell, Georgia 30076
    Attention: Garrett L. Dominy
    Fax: 770-993-1986

    with a copy to:

    Valerie A. Price, Esq.
    76 Parkview Road South
    Pound Ridge, NY 10576
    Fax: 914-763-2590

  Section 8.5. Interpretation. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

  Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 8.7. Entire Agreement; Third-Party Beneficiaries. This Agreement, including the exhibits and schedules hereto which are incorporated herein by this reference, the Escrow Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 and Article II to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefited by, such provisions.

  Section 8.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties and any such assignment shall be null and void, except that Parent may assign this Agreement without the consent of the Company (i) to any Affiliate of Parent or
(ii) for collateral security purposes to any source of financing to the Parent, Sub or Surviving Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 8.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision, and this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

  Section 8.12. Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Advanced Technical Products, Inc.

                                                   /s/ Garrett L. Dominy
                                          By: _________________________________
                                          Name: Garrett L. Dominy
                                          Title: Executive Vice President &
                                           CFO

                                          ATP Holding Corp.

                                                   /s/ Robert B. McKeon
                                          By: _________________________________
                                          Name: Robert B. McKeon
                                          Title: President

                                          ATP Acquisition Corp.

                                                   /s/ Robert B. McKeon
                                          By: _________________________________
                                          Name: Robert B. McKeon
                                          Title: President

                                          For purposes of Section 5.12 herein
                                           only:

                                                   /s/ Garrett L. Dominy
                                          By: _________________________________
                                                    Garrett L. Dominy

                                                    /s/ James S. Carter
                                          By: _________________________________
                                                     James S. Carter

                                                                    EXHIBIT 1.2

                               ESCROW AGREEMENT

  THIS ESCROW AGREEMENT (this "Agreement") is dated as of September   , 1999,
by and among ATP HOLDING CORP., a Delaware corporation ("Purchaser"), ADVANCED TECHNICAL PRODUCTS, INC., a Delaware corporation (the "Company"), and The Chase Manhattan Bank (the "Escrow Agent"). Purchaser and the Company are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                             W I T N E S S E T H:

  WHEREAS, Purchaser, ATP Acquisition Corp., a Delaware corporation ("Sub"), and the Company have executed and entered into that certain Agreement and Plan of Merger of even date herewith relating to the merger of Sub with and into the Company (the "Merger Agreement");

  WHEREAS, pursuant to the Merger Agreement, Purchaser has agreed to deposit the sum of Three Million Dollars ($3,000,000) (the "Deposit") in an escrow account with the Escrow Agent subject to and in accordance with the terms and conditions set forth herein, to be held and disbursed pursuant to the terms and conditions of this Agreement; and

  WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions hereinafter set forth.

  NOW, THEREFORE, in consideration of the premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, it is hereby agreed by and among the Parties and the Escrow Agent as follows:

  1. Delivery of the Deposit. On the date hereof, Purchaser shall deliver to the Escrow Agent, by certified check or by wire transfer of immediately available funds, an amount equal to the Deposit.

  2. Disbursement of the Deposit by Escrow Agent. Subject to Section 5(a) hereof, the Escrow Agent shall disburse the Deposit as follows:

  (a) Five (5) business days (or such shorter period as Purchaser may consent to in writing) after the receipt by the Escrow Agent of a notice signed by the Company (the "Company's Demand Notice"), stating that the Company is entitled to receipt of the Deposit pursuant to the provisions of Section 1.2 of the Merger Agreement and confirming that the Company has at the same time delivered the Company's Demand Notice to Purchaser, the Escrow Agent shall deliver the Deposit in accordance with the Company's Demand Notice; provided, however, that if within such five (5) business day period, the Escrow Agent receives a written objection signed by Purchaser, then the Escrow Agent shall continue to hold the Deposit until otherwise authorized and directed to distribute the same pursuant to paragraph (c) or (d) of this Section 2;

  (b) Five (5) business days (or such shorter period as the Company may consent to in writing) after the receipt by the Escrow Agent of a notice signed by Purchaser ("Purchaser's Demand Notice"), stating that Purchaser is entitled to receipt of the Deposit pursuant to the provisions of Section 1.2 of the Merger Agreement and confirming that Purchaser has at the same time delivered Purchaser's Demand Notice to the Company, the Escrow Agent shall deliver the Deposit in accordance with Purchaser's Demand Notice; provided, however, that if within such five (5) business day period, the Escrow Agent receives a written objection signed by the Company, then the Escrow Agent shall continue to hold the Deposit until otherwise authorized and directed to distribute the same pursuant to paragraph (c) or (d) of this Section 2;

  (c) Upon receipt by the Escrow Agent of a joint written instruction ("Joint Written Instruction") signed by each of Purchaser and the Company (either on the same document or in counterparts), the Escrow Agent shall deliver the Deposit or such portion of the Deposit in accordance with the terms of the Joint Written Instruction; and

  (d) Upon receipt by the Escrow Agent of a final and non-appealable order, determination or award of any court or tribunal (an "Order"), the Escrow Agent shall deliver the Deposit, or any portion thereof, in accordance with the Order. Any such Order shall be accompanied by an opinion of counsel for the Party presenting such Order satisfactory to the Escrow Agent to the effect that such court or tribunal has competent jurisdiction and that such Order is final and non-appealable.

  3. Duties and Responsibilities of the Escrow Agent.

  (a) The Parties acknowledge and agree that the Escrow Agent (i) shall not be responsible for or bound by the terms and conditions of the Merger Agreement, and shall not be required to inquire into whether either Party is entitled to receipt of the Deposit, or any portion thereof, pursuant to the Merger Agreement; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement, and in any event shall have liability under and in connection with this Agreement, or any portion thereof, only for gross negligence or willful misconduct, all other liabilities being expressly disclaimed, and such disclaimer being hereby explicitly accepted by the Parties; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by it in good faith to be genuine and to have been signed or presented by the proper person or party, whether in the form of a hand-signed original or a facsimile, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof or the genuineness of any signature therein; (iv) may assume that any person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; (v) shall not be under any duty to give the property held by it hereunder any greater degree of care than it gives its own similar property; and (vi) may consult counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith in accordance with the opinion of such counsel.

  (b) The Parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement. The Parties, jointly and severally, hereby agree to indemnify and hold harmless the Escrow Agent and any of its officers or employees for any action taken or omitted to be taken by it or any of its officers or employees hereunder, including the costs and expenses of defending itself against any claim or liability under this Agreement (including the fees of outside counsel), except to the extent of gross negligence of willful misconduct in its capacity as Escrow Agent under this Agreement. The Escrow's Agent duty is only to the Parties to this Agreement and to no other person whomsoever. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of the action.

  (c) The Escrow Agent may at any time resign as escrow agent hereunder by giving thirty (30) days prior written notice of its resignation to each of the Parties. Prior to the effective date of the resignation as specified in such notice, each of Purchaser and the Company will issue to the Escrow Agent a written instruction authorizing delivery of the Deposit to a substitute escrow agent selected by such Parties. If no successor escrow agent is named by such Parties, the Escrow Agent may (i) apply to a court of competent jurisdiction in the State of New York or any federal court located in the State of New York for appointment of a successor escrow agent, or (ii) deposit the Deposit with any court of competent jurisdiction in the State of New York or any federal court located in the State of New York, in either of which events the Escrow Agent shall give written notice thereof to each of Purchaser and the Company, and thereupon the Escrow Agent shall be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent shall have the right to withhold an amount equal to the amount due and owing to the Escrow Agent, plus any out of pocket costs and expenses the Escrow Agent may reasonable believe will be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.

  (d) The Escrow Agent does not have and will not have any interest in the Deposit, but is serving only as escrow holder, having only possession thereof. The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment of the Deposit in accordance with this Agreement.

  (e) This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto, and no implied duties or obligations shall be read into this Agreement.

  (f) The provisions of this Section 3 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

  4. Fees. Purchaser and the Company will share equally all of the fees (as set forth on Schedule 1 hereto) and reasonable out of pocket expenses of the Escrow Agent. The foregoing notwithstanding, Purchaser and the Company hereby agree to jointly and severally (i) pay the Escrow Agent upon execution of this Agreement as described on Schedule 1 hereto and (ii) pay or reimburse the Escrow Agent upon request for all reasonable out of pocket expenses incurred by it in connection with the preparation, execution, performance, delivery, modification and termination of this Agreement. The parties hereby grant the Escrow Agent a lien, right of set-off and security interest to the account for the payment of any claim for compensation, expenses and amounts due hereunder.

  5. Dispute Resolution; Judgments.

  (a) It is understood and agreed that if any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Deposit, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Deposit pending receipt of a Joint Written Instruction pursuant to Section 2(c) hereof or an Order and accompanying opinion of counsel pursuant to
Section 2(d) hereof, or (ii) deposit the Deposit with any court of competent jurisdiction in the State of New York or any federal court located in the State of New York, in which event the Escrow Agent shall give written notice thereof to each of Purchaser and the Company, and thereupon the Escrow Agent shall be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Deposit. The Escrow Agent shall have the right to retain counsel in case it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determine that it is necessary to consult counsel.

  (b) The Escrow Agent is hereby expressly authorized to comply with and obey any Order (as defined in Section 2(d) hereof). In case the Escrow Agent obeys or complies with any such Order, the Escrow Agent shall not be liable to any of the Parties or to any other person, firm, corporation or entity by reason of such compliance, notwithstanding that any such Order may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered into without jurisdiction.

  6. Investment of the Deposit.

  (a) During the term of this Escrow Agreement, the Deposit shall be invested and reinvested by the Escrow Agent in the qualified investment indicated below:

  [ ]The Chase Manhattan Bank Money Market Account;

  [X]A Chase Manhattan Bank Deposit Account;

  [ ] One or more portfolios of The Chase Vista Money Market Mutual Funds, for which affiliates of The Chase Manhattan Bank provide investment advisory and shareholder services for a fee as described in the prospectus for these funds which has been provided to the parties, in addition to a 25 basis point fee as compensation for administrative and accounting services provided to clients;

  [ ] Such other investments as Purchaser and the Company and the Escrow
     Agent mutually agree upon.

  All trust investment orders involving Treasuries, commercial paper and other direct investments will be executed through The Chase Asset Management (CAM), in the investment management division of the Chase Manhattan Bank. Subject to the principles of best execution, transactions are effected on behalf of the account by broker-dealers selected by CAM. An agency fee will be assessed in connection with each transaction. The Company and Purchaser will be provided periodic statements reflecting transactions executed on their behalf. Upon request, within 5 days of any securities transaction in the account the Company and Purchaser will receive at no additional cost a notification providing transaction details including the agency fee.

  The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under the Escrow Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any investment made pursuant to the instruction of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Deposit or any earnings thereon.

  (b) Any interest or other income earned on the investment of the Deposit shall be added to and become part of the Deposit for all purposes hereunder. Any receipt of interest or other income earned on the Deposit shall be subject to withholding regulations then in force with respect to United States taxes, and the Party or Parties entitled to receive such interest or other income shall furnish the Escrow Agent with such forms and certificates as are required by law.

  7. Notices. All notices and other communications to be given under or by reason of this Agreement to any party must be in writing and will be deemed to have been validly given and received when delivered in person, by mail or by facsimile, or when delivered by an overnight courier (such as Federal Express), addressed as follows:

  (a)IF TO PURCHASER:
    c/o The Veritas Capital Fund, L.P.
    660 Madison Avenue
    New York, New York 10021
    Facsimile: (212) 688-9411
    Attn: Mr. Robert B. McKeon
    Federal ID#:

    with a copy to:

    Whitman Breed Abbott & Morgan LLP
    200 Park Avenue
    New York, New York 10166
    Facsimile: (212) 351-3131
    Attn: Benjamin M. Polk, Esq.

  (b)If to the company:

    Advanced Technical Products, Inc.
    200 Mansell Court, East
    Suite 505
    Roswell, Georgia 30076
    Attn: Garrett L. Dominy
    Facsimile: 770-993-1986
    Federal ID#: 11-1581582
    with a copy to:

    Valerie A. Price, Esq.
    76 Parkview Road South
    Pound Ridge, New York 10576
    Facsimile: (914) 763-2590

  (c)If to the escrow agent:

    The Chase Manhattan Bank
    Capital Markets Fiduciary Services
    450 West 33rd Street
    New York, NY 10001
    Attention: Escrow Administration, 10th floor
    Facsimile: (212) 946-8156

or to such other address or addresses or facsimile number or facsimile numbers as any of the foregoing may from time to time designate as to itself, by notice to the other as provided herein.

  8. Binding Effect. This Agreement shall be binding upon the Parties and the Escrow Agent and their respective successors and assigns and shall not be enforceable by or inure to the benefit of any third party. Except with respect to the resignation by the Escrow Agent pursuant to Section 3(c) hereof, no Party may assign any of its rights or obligations under this Agreement without the written consent of the Escrow Agent and the other Party.

  9. Invalidity. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

  10. Governing Law. This Agreement and all amendments thereto shall, in all respects, be governed by and construed and enforced in accordance with the internal laws of the State of New York, excluding the conflicts of law rules thereof, and any action brought hereunder shall be brought in the courts of the State of New York, located in the County of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts.

  11. Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and may be altered, amended, modified or revoked only by an instrument in writing executed by the Escrow Agent and each of the Parties. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

  12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

  13. Termination of Escrow. This Agreement shall terminate and the Escrow Agent shall have no further duties hereunder upon the distribution of the Deposit in full.

  14. IRS Reporting. Each party hereto, except the Escrow Agent, shall, in the notice section of this Agreement, provide the Escrow Agent with their Tax Identification Number (TIN) as assigned by the Internal

Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

  15. Duties of Escrow Agent. The duties and responsibilities of the Escrow Agent hereunder shall be determined by the express provisions of this Escrow Agreement, and no other or further duties or responsibilities shall be implied. The Escrow Agent shall not have any liability under, nor duty to inquire into the terms and provisions of any agreement or instructions, other than outlined herein.

  16. Security Procedure.

  (a) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmations of any person purporting to be the person or any of the persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

  (b) It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the parties hereto to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person pother than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank, or an intermediary bank designated.

  17. Liability of Escrow Agent. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given mutually by the parties hereto.

  18. Merger of Escrow Agent. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

  19. Force Majeure. In the event that the Escrow Agent is unable to perform its obligations under the Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, the Escrow Agent shall not be liable for damages hereunder resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the Escrow Agent is able to perform substantially its duties.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          ATP Holding Corp.


                                          By:__________________________________
                                          Name:
                                          Title:

                                          Advanced Technical Products, Inc.


                                          By:__________________________________
                                          Name:
                                          Title:

                                          The Chase Manhattan Bank as Escrow
                                           Agent


                                          By:__________________________________
                                          Name:
                                          Title:

                                  SCHEDULE 1

  15 basis points of the highest value of collateral held on deposit per annum or any part thereof without proration for partial years, subject to a minimum of $7,500 per annum or any part thereof without proration for partial years (includes investment in a Chase Manhattan Bank Money Market Account, Chase Manhattan Bank Deposit Account or Chase Manhattan Bank Mutual Fund known as the Vista Fund)

  $75 per investment (excludes Money Market, Deposit Account or Vista Fund investments)

                                  SCHEDULE 2

Telephone Numbers for Call-Backs and Persons Designated to Confirm Funds Transfer Instructions

  If to Purchaser:

   Name                                                         Telephone Number
   ----                                                         ----------------
   1. Robert B. McKeon.........................................  (212) 688-0020
   2. Thomas J. Campbell.......................................  (212) 688-0020

  If to the Company:

   Name                                                         Telephone Number
   ----                                                         ----------------
   1. Garret L. Dominy.........................................  (770) 998-6420
   2. James Hobt...............................................  (770) 998-6297

  Telephone call-backs shall be made to each of Purchaser and the Company if joint instructions are required pursuant to the Escrow Agreement.

                                                                 EXHIBIT 1.6(a)

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                       ADVANCED TECHNICAL PRODUCTS, INC.
    (Pursuant to Section 102 of the General Corporation Law of the State of
                                   Delaware)

                                   ARTICLE I

  The name of the corporation is Advanced Technical Products, Inc. (the "Corporation").

                                  ARTICLE II

  The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent for service of process at such address is The Corporation Trust Company.

                                  ARTICLE III

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

  The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

                                   ARTICLE V

  The number of directors of the Corporation shall be as fixed from time to time by or pursuant to the By-laws of the Corporation. Each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal.

                                  ARTICLE VI

  Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VII

  A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware or as the same exists or may hereafter be amended.

  Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omissions occurring prior to such repeal or modification.

                                 ARTICLE VIII

  The Corporation shall indemnify to the full extent permitted by law (such as it presently exists or may hereafter be amended) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

  Any repeal or modification of the foregoing paragraph shall not adversely affect any right to indemnification provided hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                                                     APPENDIX B

                             FORM OF ALLEN OPINION

September 2, 1999

Advanced Technical Products, Inc.
200 Mansell Court, East
Suite 505
Roswell, Georgia 30076

Gentlemen:

  We hereby confirm our oral opinion presentation as to the fairness, from a financial point of view, of the Cash Merger Consideration (as defined below) to the Common Stockholders of ATP, that we presented to the Board of Directors of ATP at its meeting on September 2, 1999. We understand that Advanced Technical Products, Inc. ("ATP") and an affiliate of the Veritas Capital Fund, L.P. ("Veritas") have entered into an Agreement and Plan of Merger, dated September 3, 1999 (the "Merger Agreement"), pursuant to which, among other things, (i) Veritas will be merged with and into ATP, (ii) the holders of Common Stock, par value $0.01 per share, of ATP ("ATP Common Stock") will receive $14.50 per share in consideration (the "Cash Merger Consideration") of the surrender and cancellation of each share of ATP Common Stock, (iii) the shareholders of Preferred Stock, par value $1.00 per share, of ATP ("ATP Preferred Stock") will receive $1.00 per share plus accrued but unpaid dividends thereon in consideration for surrender and cancellation of each share of ATP Preferred Stock, and (iv) holders of options or warrants to purchase shares of ATP's Common Stock which bear an exercise price of less than $14.50 per share ("ATP In The Money Options") will receive (a) a cash amount equal to the difference in the exercise price and $14.50 for each share of ATP Common Stock which may be issued pursuant to that portion of the option or warrant which has vested as of the effective date and (b) an option to purchase securities in ATP on a post-merger basis, having a value equivalent to the value of the unvested portion of such option or warrant, for that number of shares subject to the option or warrant which has not vested as of the effective date, in consideration and cancellation of each ATP In The Money Options (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

  You have requested our opinion as to the fairness, from a financial point of view, of the Cash Merger Consideration to the Common Stockholders of ATP (our "Opinion").

  Allen & Company Incorporated ("Allen"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for rendering our Opinion pursuant to an engagement letter with ATP dated February 26, 1999. In addition, Allen and certain of its officers and directors own approximately 32,050 shares ATP Common Stock, and John Simon, a Managing Director of Allen, is a member of the Board of Directors of ATP. Allen has previously served as financial advisor to Lunn Industries, a predecessor to ATP, for which Mr. Simon also served as a Director. From time to time in the ordinary course of its business as a broker-dealer, Allen may also hold positions and trade securities of ATP.

  In connection with our Opinion, we have reviewed the terms and conditions of the draft Merger Agreement, the draft Escrow Agreement and related documents as well as the history and background of the Transaction and certain financial aspects of the Transaction. We also have reviewed certain business, financial and other information of ATP that was publicly available or furnished to us by ATP, including financial projections provided by its management, and certain internal financial analyses, reports and other information prepared by its management. We have held discussions with various members of senior management of ATP concerning its historical and current operations, financial condition and business prospects. In addition, we have (i) reviewed the price and trading history of the ATP Common Stock and compared that price and trading history with selected publicly traded companies we deemed comparable; (ii) compared the financial positions and operating results of ATP with selected publicly traded companies we deemed comparable; (iii) compared certain financial terms of the Transaction to certain financial terms of selected other mergers and acquisitions we deemed comparable; (iv) performed a discounted cash flow analysis; (v) performed a leveraged buyout analysis; (vi) approached as requested, and held discussions with third parties to solicit indications of interest and the possible acquisition of ATP; (vii) reviewed certain historical business information and acquisition history of Veritas; and (vii) conducted such other financial studies, analyses and investigations and reviewed such other financial, operating, and financial market information we deemed appropriate in arriving at our Opinion. In addition to our review of the specific information set forth above, we have held discussions with management regarding general economic, monetary and market conditions in the aerospace and defense industries existing as of the date hereof as they may affect the business and prospects of ATP.

  We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification and have further relied upon the assurances of management of ATP that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of ATP, we have relied upon the assurances of management of ATP that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ATP as to the future financial performance of ATP. In arriving at our Opinion, we neither conducted a physical inspection of the properties and facilities of ATP nor obtained any evaluations or appraisals of the assets or liabilities of ATP. Our Opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  Our Opinion rendered herein does not constitute a recommendation of the Transaction over any other alternative transaction which may be available to ATP. The Opinion contained herein relates to the fairness from a financial point of view of the Cash Merger Consideration to the Common Stockholders of ATP, and does not address any other aspect of the Transaction or any related transaction, and does not constitute a recommendation that any shareholder of ATP vote to approve the Transaction. We have prepared this Opinion at the request and for the benefit of the Board of Directors of ATP, and we consent to its inclusion in its entirety in filings ATP may be required to make with the Securities and Exchange Commission.

  Based on the foregoing and subject to the qualifications stated herein, we are of the Opinion that as of the date hereof the Cash Merger Consideration is fair to the Common Stockholders of ATP from a financial point of view.

                                          Very truly yours,

                                          ALLEN & COMPANY INCORPORATED

                                                      /s/ John Simon
                                          By: _________________________________
                                                        John Simon
                                                     Managing Director

                                                                     APPENDIX C

                       DELAWARE GENERAL CORPORATION LAW

Section 262. APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the Effective Date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the Effective Date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by ATP Holding corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the Effective Date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the Effective Date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the Effective Date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the Effective Date of the merger or consolidation, shall, also notify such stockholders of the Effective Date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the Effective Date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the Effective Date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the Effective Date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such Effective Date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the Effective Date of the merger or consolidation, the record date shall be such Effective Date. If no record date is fixed and the notice is given prior to the Effective Date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the Effective Date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the Effective Date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the Effective Date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees, and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the Effective Date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the Effective Date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the Effective Date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                       ADVANCED TECHNICAL PRODUCTS, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                                    PURPOSE

  1.01 Purpose. The Advanced Technical Products, Inc. 1998 Employee Stock Purchase Plan is intended to encourage employees of Advanced Technical Products, Inc. ("ATP") to remain in its employ and participate in its growth by providing a method whereby employees of ATP and its eligible Subsidiary Corporations (collectively, with ATP, the "Company") will have an opportunity to acquire a proprietary interest in the Company's long-term performance and success through the purchase of shares of the Common Stock at a price that may be less than the fair market value of the stock on the date of purchase from funds accumulated through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                                  ARTICLE II

                                  DEFINITIONS

  2.01 "Base Pay" means regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other incentive payments.

  2.02 "Board" means the Board of Directors of ATP.

  2.03 "Common Stock" means the Common Stock, $.01 par value of ATP.

  2.04 "Committee" means the committee appointed by the Board pursuant to
Article X to administer the Plan. If the Board does not appoint a Committee, or if a Committee otherwise fails to exist at any time during the term hereof, the Board shall perform the functions of the Committee.

  2.05 "Employee" means any person who is customarily employed within the meaning of Code section 3401, by the Company (i) 20 hours per week or more or
(ii) at least five months in any calendar year. The Committee shall determine when an Employees period of employment terminates and when such period of employment is deemed to be continued during an approved leave of absence.

  2.06 "Offering" means any offering as described in Section 4.02 hereof permitting Participants to purchase Common Stock under the Plan.

  2.07 "Offering Commencement Date" means the date on which an Offering will commence, as described in Section 4.02.

  2.08 "Offering Period" means the period between the Offering Commencement Date and the Offering Termination Date, as described in Section 4.02.

  2.09 "Offering Termination Date" means the last day of an Offering Period, as described in Section 4.02.

  2.10 "Participant" means an Employee who exercises an option to purchase Common Stock under the Plan by authorizing payroll deductions under Section 5.02.

  2.11 "Plan" means the Advanced Technical Products, Inc. 1998 Employee Stock Purchase Plan, as set forth herein and as it may be amended from time to time.

  2.12 "Subsidiary Corporation" means (i) any "subsidiary corporation" of ATP as that term is defined in section 424(f) of the Code, (ii) any other entity that is taxed as a corporation under Code Section 7701(a)(3) and is a member of the "affiliated group" as defined in Code Section 1504(a) of which ATP is the common parent, and (iii) any other entity as may be permitted from time to time by the Code or the Internal Revenue Service to be an employer of employees participating in the Plan; provided, however, that any such Subsidiary Corporation must be designated as a participating employer in the Plan by the Board.

                                  ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

  3.01 Initial Eligibility. Except as provided in Section 3.02, any Employee who shall have completed ninety (90) days employment and shall be employed by the Company on the date his participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan which commence on or after such ninety day period has concluded.

  3.02 Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to purchase Common Stock under the Plan:

    (a) if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this subparagraph, the rules of section 424(d) of the Code shall apply in determining stock ownership of any Employee) and any option granted to an Employee which results in his stock ownership (as determined under section 423(b)(3) of the Code) equaling or exceeding such 5% limitation shall be entirely void as if it had never been granted; or

    (b) which permits his rights to purchase stock (i) under the Plan to exceed $2,500 per calendar year or (ii) under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding. For purposes of this subparagraph (b), (i) an option accrues when the option first becomes exercisable during any calendar year; (ii) an option accrues at a rate provided in the applicable Offering, but in no case may such rate for any Employee exceed $25,000 of the fair market value of stock determined at the time the option is granted for any one calendar year; (iii) an option that has accrued under any one Offering may not be carried over by a Participant to any other Offering; and (iv) only rights to purchase stock that have been granted under an employee stock purchase plan that complies with section 423 of the Code shall be taken into account.

  3.03 Commencement of Participation. An eligible Employee may become a Participant by completing an authorization for a payroll deduction in accordance with Section 5.02 on the form provided by the Company and filing it with the Company's finance department on or before the date set therefor by the Committee, which date shall be prior to the Offering.

                                  ARTICLE IV

                                   OFFERINGS

  4.01 Shares Offered. The total number of shares of Common Stock available under the Plan is 1,000,000 shares. If any Offering shall expire without the rights under such Offering having been exercised in full, such unpurchased shares covered thereby shall be added to the shares otherwise available for future Offerings.

  4.02 Offerings. The Company may make periodic Offerings to eligible employees to purchase Common Stock under the Plan, the duration of which may be for a period of three months up to one year; provided, however, that the initial Offering Commencement Date may be for a period of less than three months, as determined by the Committee. Offering Periods commencing after the initial Offering Period will commence on January 1, April 1, July 1 or October 1. With respect to each Offering, the Committee, at its discretion, may specify the maximum number of shares of Common Stock that may be purchased under the Offering or such other limitations as it may deem appropriate. The number of shares of Common Stock that may be purchased under each successive Offering shall be all or a portion of the balance of the 1,000,000 shares authorized but not purchased previously under the terms of this Plan.

  As used in the Plan, "Offering Commencement Date" means the January 1, April 1, July 1 or October 1, as the case may be, on which the particular Offering begins (except with respect to the initial Offering Commencement Date, which shall be November 1, 1998), "Offering Termination Date" means the March 31, June 30, September 30 or December 31, as the case may be, on which the particular Offering terminates, and Offering Period means the period from the Offering Commencement Date to the Offering Termination Date.

                                   ARTICLE V

                              PAYROLL DEDUCTIONS

  5.01 Offering Rights. With respect to each Offering, each Employee shall be offered the opportunity to elect to have deducted from each paycheck issued during the Offering Period an amount as determined by the Participant which shall be withheld by the Company for the purchase on behalf of such electing Employee of the number of whole shares of Common Stock that can be purchased with the amount deducted for such purpose, but in no event may the number of whole shares which may be purchased by any Participant exceed the number of whole shares available during the Offering Period or exceed the individual Participant allotment, if any, for the Offering Period described in Section
6.03 hereof. Fractional shares may not be purchased; any funds that are insufficient to purchase whole shares shall remain in each affected Participant's Plan account until the following Offering Period, at which time such funds shall be (i) combined with the Participant's payroll deduction for the following Offering Period and used to purchase whole shares for each affected Participant who remains eligible to participate in such Offering Period, or (ii) returned to each affected Participant who is not eligible to participate in the following Offering Period.

  5.02 Payroll Deductions. Each Employee shall become a Participant pursuant to the terms of an Offering by filing a written election to participate in that Offering in the form of a payroll deduction authorization prior to the Offering Commencement Date on the form provided by the Company for that purpose. A Participant may elect to have his authorization continue for future Offerings until revoked or modified in writing. A Participant may elect to have deductions made from his pay in one of two ways. At the time a Participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each payday during the time he is a Participant in an Offering at the rate of any specified whole percentage from 1% up to and including 10% of his Base Pay in effect at the Offering Commencement Date or the Participant shall elect to have a specific dollar amount deducted from his pay on each payday during the time he is a Participant pursuant to rules that may be proscribed from time to time by the Committee; provided, however, that each payroll deduction shall be in an amount not less than $30 per calendar month and shall be subject to the restrictions contained in Section 3.02. In the case of a part-time hourly Employee, such Employee's Base Pay during an Offering shall be determined by multiplying such Employee's hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering. Payroll deductions shall commence with the first regular payroll period coinciding with or ending on the Offering Commencement Date, or at such other time as may be specified in such Offering and shall end on the earlier of the last regular payroll period coinciding with or ending before the Offering Termination Date or, if earlier, upon the termination of the Participant's employment with the Company.

  5.03 Method of Payment; Participant's Account. The Company will maintain or cause to have maintained a Plan account on its books in the names of each Participant. All payroll deductions made for a Participant shall be credited to his account under the Plan. Purchases of shares of Common Stock by any

Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the Participant's Base Pay during the Offering Period. A Participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.05. The Company shall not credit a Participant's Plan account with interest on any payroll deduction.

  5.04 Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in Article VII, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his payroll deductions for that Offering.

  5.05 Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect (i) to withdraw the balance in his Plan account pursuant to Article VII, (ii) to discontinue contributions to the Plan but remain a Participant in the Plan, or (iii) to remain a Participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the Participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such Participant are insufficient to meet such Participant's authorized Plan deductions.

                                  ARTICLE VI

                 TERMS AND CONDITIONS OF OFFERINGS AND OPTIONS

  6.01 Terms and Conditions. Except as provided in Section 3.02(b), all Participants shall have the same rights and privileges, as specified below in this Article VI.

  6.02 Number of Option Shares. On each Offering Commencement Date, a Participant shall be deemed to have been granted an option to purchase shares of Common Stock of the Company equal to the percentage of the Employee's Base Pay that he has elected to have withheld through payroll deductions multiplied by the Employee's Base Pay during the Offering Period, divided by the purchase price per share determined under Section 6.04, subject to the allotments, if any, for the Offering Period described in Section 6.03.

  6.03 Allotment of Shares. If the total number of shares of Common Stock to be purchased by Participants through payroll deduction under any Offering exceeds the shares available for purchase under the Offering, the Committee may make allotments of shares among the Participants on any basis consistent with the terms of the Plan, and Offerings for shares, if any, in excess of the shares so allotted shall be deemed to have lapsed.

  6.04 Purchase Price. The purchase price per share at which Common Stock may be purchased under each Offering shall be a percentage established by the Committee prior to the Offering Commencement Date which is from 85% to 100% of the lesser of the fair market value of a share of Common Stock as determined as of (i) the Offering Commencement Date or (ii) the Offering Termination Date. In determining the purchase price, the fair market value per share of Common Stock shall be the closing price reported on the NASDAQ Stock Market or successor exchange for the date on which such value is being determined; provided, however, that if the closing sales price is not reported on such date, then the closing price on the most recently preceding date on which such price was reported shall be used.

  6.05 Nontransferability of Options. An option shall not be transferable by the Employee or Participant to whom it has been granted otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. Further, in the discretion of the Board, the terms of any Offering may prohibit transfer under any circumstances and provide for cancellation of the unexercised portion of any option upon the death of a Participant.

  6.06 Purchases. As of the Offering Termination Date, or such other date as required by administrative operational requirements, purchases of shares of Common Stock by any Participant pursuant to an Offering shall be made with funds accumulated in the Participant's account through payroll deductions from the Participant's pay or as otherwise permitted by the Board, under rules of uniform application over the time period specified in such Offering.

  6.07 Other Provisions. Each Offering shall contain such other provisions as the Board shall deem advisable, including restrictions on resale of Common Stock purchased through an Offering, provided that no such provisions may in any way conflict, or be inconsistent with the terms of the Plan as amended from time to time.

  6.08 Requirements of Law. The issuance of any Common Stock hereunder is conditioned upon registration of the Common Stock to be issued under applicable federal and state securities laws and its listing on any applicable stock exchange. In no event shall any Common Stock be issued hereunder prior to the effective date of any such registration or listing application. In addition, unless and until the Plan is approved by a proper vote of the stockholders of the Company, the purchase price per share under Section 6.04 shall be at least 100% of the fair market value determined thereunder.

  6.09 Issuance of Common Stock. The shares of Common Stock purchased by each Participant with respect to each Offering shall be considered to be issued and outstanding to his credit as of the close of business on the Offering Termination Date or other purchase date for the Offering as described in
Section 6.06. Certificates for shares of Common Stock shall be issued in accordance with Section 7.02 only in the name of the Participant unless the Participant, or in the event of death, the Participant's designee, elects otherwise by written notice to the Company and the Company gives prior written consent to such election.

  6.10 Account Balances. No interest shall accrue at any time for any amount credited to the account of a Participant. After the close of each Offering, a report shall be sent to each Participant stating the entries made to his account, the number of shares of Common Stock purchased, and the applicable purchase price of such shares.

                                  ARTICLE VII

                     WITHDRAWALS FROM PARTICIPANT ACCOUNTS

  7.01 Withdrawal From Offering. Except for any officer of the Company who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (an "Insider"), Participant's may cease participation in an Offering at any time prior to the Offering Termination Date and withdraw all cash amounts in their accounts by providing at least fifteen (15) days' prior written notice to the Company's finance department revoking his payroll deduction authorization. Such withdrawals shall serve to cancel the Participant's option, and the Participant shall thereupon cease his participation in such Offering. Partial cash withdrawals shall not be permitted. Cash withdrawal requests shall be made in such from and under such conditions as may be specified from time to time by the Committee. Insiders may not make cash withdrawals for so long as they remain Insiders.

  7.02 Issuance of Certificates. As soon as practicable after each Offering Period, each Participant will receive a stock certificate representing all of the shares of Common Stock (in a whole number of shares) held in his account. A Participant shall not be permitted to pledge, transfer, or sell shares of Common Stock held in his account until they are issued in certificate form.

  7.03 Termination of Employment. Upon termination of a Participant's employment with the Company for any reason, whether voluntary or involuntary, his participation in the Plan shall immediately terminate. As soon thereafter as is practicable, the Participant shall receive (i) cash in an amount equal to the balance in his account as of the date of his termination of employment, without interest; (ii) a stock certificate for all whole shares of Common Stock not yet delivered out of the account; and (iii) cash equivalent to any fractional shares of Common Stock in the account.

                                 ARTICLE VIII

                      RECAPITALIZATION OR REORGANIZATION
                          AND COMMON STOCK DIVIDENDS

  8.01 Merger, Consolidation, or Reorganization. In the event of a dissolution or liquidation of the Company, or any merger, consolidation, or share exchange pursuant to which the holders of Common Stock would receive cash, securities or property from another person or entity, the Board, at its election, may cause each outstanding option to terminate; provided, however, that each Participant shall in such event, subject to such rules and limitations of uniform application as the Board may prescribe, be entitled to the rights of terminating Participant's provided in Article VII.

  8.02 Capital Adjustments. The aggregate number of shares of Common Stock that may be purchased by the exercise of outstanding options and the purchase price per share covered by each such outstanding option and the number of shares of Common Stock held in a Participant's account shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a subdivision or consolidation of Common Stock shares or other capital adjustment or the payment of a Common Stock dividend or other increase or decrease in such shares of Common Stock effected without the receipt of consideration by the Company.

  8.03 Company's Discretion. The grant of an option under the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

                                  ARTICLE IX

                     AMENDMENT OR TERMINATION OF THE PLAN

  9.01 Amendment or Termination. The Board in its sole and absolute discretion may suspend or terminate the Plan, reconstitute the Plan in whole or in part, or amend or revise the Plan in any respect whatsoever except that (i) no amendment shall cause any option to fail to qualify as an option under section 423 of the Code; (ii) without approval of the stockholders, no amendment shall increase the number shares of Common Stock that may be sold under the Plan or make any change in the Employees or class of Employees eligible to participate in the Plan; and (iii) without the approval of a Participant, no change shall be made in the terms of any outstanding option adverse to the interest of the Participant. The Plan shall terminate on the date that all shares of Common Stock authorized for sale under the Plan have been purchased, except as otherwise extended by authorizing additional shares under the Plan.

                                   ARTICLE X

                                ADMINISTRATION

  10.01 Appointment of Committee. If the Board appoints a Committee to administer the Plan, the Committee shall consist of one or more persons who are either directors or employees of the Company. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.

  10.02 Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have full power and authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be final, conclusive and binding on all persons. The Committee may delegate some or all of its administrative powers and responsibilities to such other persons from time to time as it deems appropriate.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.01 Nontransferability. Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participants lifetime, options granted to the Participant shall be exercisable only by the Participant. Shares of Common Stock shall be delivered only to the Participant or death beneficiary entitled to receive the same or to the Participants authorized legal representative.

  11.02 No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or Employee of the Company.

  11.03 Tax Withholding. The Company shall have the right to deduct from all payments hereunder any federal, state, local, or employment taxes that it deems are required by law to be withheld with respect to such payments.

  11.04 Government and Other Regulations. The obligation of the Company to deliver shares of Common Stock or make cash payments hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals by any government agencies or regulatory authority as may be deemed necessary or appropriate by the Committee. If shares of Common Stock deliverable hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Any provision inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

  11.05 Indemnification. Each person who is or at any time serves as a member of the Board and/or the Committee shall be indemnified and held harmless by ATP against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to this Plan except to the extent that any such loss, cost, liability or expense arises from the gross negligence or wilful misconduct of such person. Each person covered by this indemnification shall give ATP an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or bylaws of ATP, as a matter of law, or otherwise, or any power that ATP may have to indemnify such person or hold such person harmless.

  11.06 Reliance on Reports. Each member of the Board and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board and/or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

  11.07 Governing Law. All matters relating to this Plan shall be governed by the laws of the State of Georgia, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

  11.08 Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

  11.09 Expenses. The expenses of implementing and administering this Plan shall be borne by the Company.

  11.10 Titles and Headings. The titles and headings of the Articles and Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

  11.11 Application of Funds. All funds received by the Company under the Plan shall constitute general funds of the Company.

  11.12 Nonexclusivity of Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

                                     Proxy

                       Advanced Technical Products, Inc.

                            200 MANSELL COURT, EAST
                                   SUITE 505
                            ROSWELL, GEORGIA 30076

The undersigned stockholder of Advanced Technical Products, Inc. ("ATP") hereby appoints James S. Carter and Garrett L. Dominy, and each of them, as Proxies, each with the power of ATP substitution and resubstitution for and in the name of the undersigned, to vote all of the shares of ATP Common Stock, par value $0.01 per share, held of record by the undersigned as of September 29, 1999 at ATP's Annual Meeting of Stockholders (the "Annual Meeting") to be held on October 21, 1999, at 2:00 p.m., local time, at the Radisson Hotel, 10740 Westside Parkway, Alpharetta, Georgia 30004, and at all adjournments or postponements thereof, with all powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the undersigned directs said Proxies to cast the undersigned's vote as specified on the reverse side hereof.

IF NO DIRECTION IS GIVEN, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE PROPOSALS IN PARAGRAPHS 1, 2, 3 AND 4 ON THE REVERSE SIDE HEREOF. IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Stockholders who plan to attend the Annual Meeting may revoke their proxy by casting their vote at the meeting in person.

SEE REVERSE                                                         SEE REVERSE
SIDE              CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE
                  ------------------------------------------

[X]  Please mark
     votes as in                 DO NOT PRINT IN
     this example.                  THIS AREA

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ADVANCED TECHNICAL PRODUCTS, INC.


                            FOR     WITHHELD
                            [_]       [_]

3. Proxy proposal 3: Election of the following Directors: Garrett L. Dominy and Sam. P. Douglass

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)



                                 DO NOT PRINT
                                 IN THIS AREA




1. Proxy proposal 1: Approval and adoption of the Agreement and Plan of Merger dated as of September 3, 1999 by and among Advanced Technical Products, Inc., ATP Acquisition Corp. and ATP Holding Corp.

                       FOR         AGAINST         ABSTAIN
                       [_]           [_]             [_]


2. Proxy proposal 2: Ratification of the 1998 Employee Stock Purchase Plan of
   ATP.

                       FOR         AGAINST         ABSTAIN
                       [_]           [_]             [_]


4. Proxy proposal 4: Ratification of KPMG LLP as the auditors for the fiscal year ending December 31, 1999.

                       FOR         AGAINST         ABSTAIN
                       [_]           [_]             [_]


5. The transaction of such other business as may properly come before the Annual Meeting of Stockholders of ATP.

6. To vote at the discretion of the Proxies upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

___________________ Date: _____, 1999   ___________________ Date: ______, 1999
     Signature                               Signature

[Logo] ATP                       ADVANCED TECHNICAL PRODUCTS, INC.
================================================================================



                             ================
                                       MARION
                                   COMPOSITES
[GRAPHIC]


                                                                [GRAPHIC]

                    [Logo] Intellitec
               ======================



                                            ================
                                                     LINCOLN
                                                  COMPOSITES


          [Logo]
          ALCORE
                                                      [Logo] LUNN
                                                      ------Industries




[GRAPHIC]                                                             [GRAPHIC]

                                  [GRAPHIC]

Dear Fellow Shareholders,

We are pleased to report that 1998 was a productive and event-filled year for Advanced Technical Products, Inc. (ATP or the Company). The Company was formed in 1997 through a merger between Lunn Industries and TPG Holdings, Inc. ATP consists of five divisions - Lunn Industries, Lincoln Composites, Marion Composites, Intellitec and Alcore, Inc. - that design, develop and produce advanced composite material products for the aerospace, defense and commercial markets. ATP also possesses capabilities and technologies to develop and produce chemical defense, optical and mobile protection systems for the military, as well as fuel tanks for Natural Gas Vehicles (NGVs), equipment for offshore oil and gas exploration and electronic products for the specialty vehicle market.

FINANCIAL RESULTS

For the fiscal year ended December 31, 1998, the Company reported revenues of $165.5 million compared to $138.9 million in fiscal 1997 (pro forma). Net income for fiscal 1998 was $5.7 million compared to $5.1 million for fiscal 1997 (pro forma). Diluted Earnings Per Share in fiscal 1998 were $1.02 compared to $0.91 in fiscal 1997.

ADVANCED MILITARY COMPOSITES

Among the wide variety of defense-related aircraft components that ATP manufactures are flap assemblies, winglets and landing gear doors for the US Air Force's high-priority C-17 aircraft. Additionally, ATP has contracts to provide over 100 components for advanced military fighter aircraft, including the F/A-18E/F Super Hornet and the F-22.

High-performance radomes are among ATP's leading products; ATP is the radome supplier for 13 of the US Armed Forces' highest-rated aircraft. In addition, ATP has been a supplier of Patriot Missile radomes for the past 12 years.

ATP's all-composite external fuel tanks provide significant weight advantage, improved crash survivability, greater safety in fires and improved gunfire protection. We supply 230-gallon fuel tanks for use on the Apache and Blackhawk helicopters. In addition, the Company manufactures 480-gallon fuel tanks for the F/A-18E/F Super Hornet.

Our rocket motor cases are used in both strategic (long-range) and tactical missile systems. We supply launch canisters for the submarine-based Tomahawk and Trident II missiles and rocket motor cases for the ground-based PAC 3 (Patriot Advanced Capability) missile, the next generation of Patriot missiles, which were initially used in the Gulf War. Development of this program began in 1994, and full-scale production is expected to continue into the next century.

ATP also manufactures high-performance pressure vessels used predominantly for aircraft, launch vehicles and space applications, including emergency power, maneuvering, crew capsule impact and flotation, environmental, fuel feed and purge systems.

ATP designs, develops and produces mobile defense system shelters including the field hospital units used in the Gulf War. ATP or its predecessors designed, qualified and type classified 10 of the 18 shelters that the Department of Defense (DOD) inventories. We also manufacture foam and beam shop vans for use on the US Army's new 2.5 ton Light Medium Tactical Vehicle.

ATP also produces tactical deception products for the US Armed Forces and other military customers, and we have delivered close to one million modules of US Military Lightweight Camouflage Screen Systems. ATP also makes remote chemical detection systems, and we are currently developing the next generation remote sensor, the Joint Services Lightweight Standoff Chemical Agent Detector.

1998 HIGHLIGHTS

GE PARTNERSHIP: In February, ATP announced that it had entered into a long-term production alliance with GE to fabricate composite inlet devices for the GE F414-400 turbofan engine powering the F/A-18E/F Super Hornet.

US ARMY CAMOUFLAGE CONTRACT: ATP announced in April that the US Army Communications-Electronics Command awarded us a $3.6 million contract to produce various configurations of radar scattering camouflage systems and components.

LOCKHEED MARTIN AWARDS: In April, ATP received the Lockheed Martin STAR Supplier Award. In addition, the Company received the Aeronautical Systems F-22 Outstanding Team Player Award in December.

ADVANCED COMMERCIAL COMPOSITES

ATP produces all-composite Natural Gas Vehicle (NGV) fuel tanks for commercial applications. ATP's fuel tanks offer significant weight savings over steel, and they also offer increased resistance to corrosives, impact damage and fatigue.

We expect that composites will play an increasing role in oil and gas exploration. We are currently completing the development of a composite rigid riser for use in deepwater oil production in partnership with Shell, Conoco and Amoco.

Boeing has qualified our metal bonding technology for components that require Phosphoric Acid Anodizing, and ATP metal-bonded products are now part of every Boeing 727, 747, 757, 767 and 777 aircraft.

1998 HIGHLIGHTS

CONTRACT FROM HONDA: ATP has been contracted to produce tanks for Honda of America's 1998 Model Civic GX; delivery began in April.

ATP ACQUIRES BRIGANTINE AIRCRAFT (BRIGANTINE): In June, we acquired Brigantine, a manufacturer of honeycomb products and engineered panels located in Biarritz, France.

CONTRACT TO SUPPLY NGV FUEL TANKS FOR MALAYSIA'S TAXIS: In September, Matra Auto of

France awarded a contract to ATP to design and produce 3,000 TUFFSHELL(TM) NGV fuel tanks for the Enviro 2000, Malaysia's NGV taxi.

TUFFSHELL(TM) NGV fuel tank certification to Japan's MITI standard: Also in September, ATP announced that the TUFFSHELL(TM) NGV fuel tank became the first all-composite NGV tank to be certified under this new standard.

COMMERCIAL ELECTRONICS

ATP's Specialty Vehicle Electronics Group designs and manufactures electronic products for the specialty vehicle market that are used primarily to distribute and control electrical power throughout trucks, buses, conversion vans, recreational vehicles, boats and other vehicles. All major motor home original equipment manufacturers and all but one of the major conversion van companies currently utilize our electrical products.

1998 HIGHLIGHTS

WALTCO AGREEMENT: ATP signed an agreement in May with Waltco Truck Equipment Co., one of the world's largest manufacturers of lift gates, to be its exclusive source of electronic and electrical components.

WINNEBAGO POWERLINE ENERGY MANAGEMENT SYSTEM: In August, ATP began supplying a unique energy management system to Winnebago Industries which is currently used in nearly all of its motor homes.

ATP'S FUTURE

In September 1999, we announced that ATP entered into a definitive merger agreement with Veritas Capital (Veritas). Under this agreement, the stockholders of ATP will receive $14.50 in cash, without interest, per share, and Veritas will own the surviving corporation. In the materials accompanying this letter you will find a Proxy Statement dated October 1, 1999, and an invitation to attend the Company's Annual Meeting of Shareholders (the Annual Meeting) at which the Company's Shareholders will vote to (1) approve the merger with Veritas, (2) approve the Company's 1998 Employee Stock Purchase Plan, (3) elect two members of the Company's Board of Directors and (4) to ratify the Company's accountants. The Annual Meeting will take place on October 21, 1999 at 2:00 p.m., local time, at the Radisson Hotel, located at 10740 Westside Pkwy., Alpharetta, Georgia 30004.

We thank you for your support,

/s/ James S. Carter

James S. Carter
Chairman of the Board of Directors and Chief Executive Officer

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM 10-K

  (Mark One)

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  For the fiscal year ended December 31, 1998
                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                        Commission file number: 0-1298

                       ADVANCED TECHNICAL PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                 11-1581582
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

                        200 Mansell Ct. East, Suite 505
                            Roswell, Georgia 30076
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (770) 993-0291

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act:

         Title of Each Class                 Name of Each Exchange on Which
                                                       Registered
                                              Nasdaq/National Market System
    Common Stock, $0.01 par value

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days. Yes [X]   No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  The aggregate market value of the voting stock held by non-affiliates of the registrant on March 23, 1999 was $36,414,354 (3,711,017 shares at $9.8125 per share, the closing price of the registrant's common stock on the Nasdaq National Market on March 23, 1999). As of that date, 5,252,235 shares of the Company's Common Stock were outstanding.

                     DOCUMENTS INCORPORATED BY REFERENCE:

  The information required by Part III is incorporated by reference from the registrant's definitive proxy statement to be filed with the Securities and Exchange Commission pursuant to Regulation 14A not later than 120 days after the end of the fiscal year covered by this report.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART I

Item 1. Business

General

  Advanced Technical Products, Inc. ("ATP" or "Company") is a Delaware corporation that manufactures a variety of products in two principal business segments, an aerospace and defense segment and a commercial segment. Such products are manufactured through five business units, Marion Composites, Intellitec, Lincoln Composites, Alcore and Lunn Industries. The aerospace and defense segment designs, develops and manufactures advanced composite material products used in the aerospace and defense industries, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems including electro-optical systems, chemical detection systems, ordnance delivery systems and light-weight camouflage systems. The commercial segment produces natural gas vehicle ("NGV") fuel tanks, specialty vehicle electronic products, products used in the exploration and production of oil and gas and aluminum honeycomb products used by industrial, transportation and construction customers. See Note 4 to the consolidated financial statements of the Company for a summary of selected financial data of each reportable business segment.

  On October 31, 1997, TPG Holdings, Inc., a Delaware corporation ("TPG"), merged (the "Merger") with Lunn Industries, Inc., a Delaware corporation ("Lunn"), under the name "Advanced Technical Products, Inc." Lunn was originally incorporated in New York in 1948 and was reincorporated in Delaware in 1987. TPG was formed in 1995 to acquire the business and assets of three operating units of the Brunswick Technical Group (the "Brunswick Business"), which was completed on April 28, 1995.

Acquisitions

  On May 29, 1998, ATP acquired all of the capital stock of Brigantine SA, a manufacturer of honeycomb products and engineered panels located in France. The acquired company, renamed Alcore Brigantine, operates as a subsidiary of Alcore, Inc. The acquisition is expected to expand the Company's access to the European aerospace and commercial markets.

Aerospace and Defense Segment

 Composite Based Products

  Radomes. ATP develops and manufactures high-temperature composite materials and products for aerospace and defense applications and is a leading manufacturer of composite aircraft structures and composite missile structures. One of ATP's principal products is high-performance radomes. A radome is the housing, usually made of composite materials, that shelters the antenna assembly of a radar set on an airplane, rocket or missile. Management believes that ATP has approximately a 75% share of the domestic high-performance radome market and is the sole supplier of radomes for aircraft such as the A-6, AV-8B, B-1, B-1B, C-5B, C-17, E-2C, F-4, F-5, F-14, F-15, F-
16 and the F/A-18. Additionally, ATP owns ceramic radome manufacturing technology which enables it to manufacture high temperature, high performance radomes for interceptor missile applications. Management believes that ATP has been the sole supplier of Patriot Missile radomes for the past 12 years. Sales of radomes for each of 1998, 1997 and 1996 constituted 7.8%, 16.8% and 14.3%, respectively, of the total consolidated revenues of ATP.

  Aircraft Components. ATP manufactures a variety of other components used in the aerospace and defense industry. ATP currently fabricates flap assemblies for the C-17 aircraft and began delivery of winglets and landing gear doors for the C-17 during 1998. Management believes the C-17 is a high-priority program for the United States Air Force, and that the production of these C-17 components will provide a stable stream of revenue for the foreseeable future. ATP also manufactures composite-based canopies, fuel tanks, wing and floor panels, fairings and other aircraft components. ATP has also participated in developmental projects that include the successful application of radar absorbing materials and structures, frequency selective surfaces and low observable applications. ATP's program to supply flap track fairings to The Aerostructures Corporation, which parts are installed on the Airbus A330 and A340 aircraft, is currently in the start-up phase and deliveries are expected to begin in the second quarter of 1999. This "life of the program" contract is anticipated to cover approximately 500 aircraft. In February 1998, ATP also announced that it had entered into a long-term production alliance with GE Aircraft Engines pursuant to which ATP will manufacture two composite inlet devices for the GE F414-400 turbofan engine to be used in the United States Navy's newest fighter, the F/A-18E/F "Super Hornet." In June 1998, GE placed an order with an estimated value of $65 million over five years as the initial step in the GE-ATP alliance. Sales of aircraft components for each of 1998, 1997 and 1996 constituted 16.1%, 8.8% and 12.1%, respectively, of the total consolidated revenues of ATP.

  Rocket Motor Cases. ATP manufactures a variety of rocket motor cases used in solid propellant propulsion systems that are incorporated into strategic (long-range) and tactical missile systems as well as orbiting commercial satellites and deep-space penetration spacecraft. ATP manufactures rocket motor cases for use in strategic missiles such as the D-5 Trident II, as well as for tactical missile systems such as the VT-1 and the PAC-3 Anti-Missile missile. ATP also manufactures the ORBUS-21D rocket motor case, which is used in conjunction with the space shuttle and other unmanned launch vehicles to place satellites into earth's orbit, and is used on deep space missions.

  Pressure Vessels. ATP produces various high-performance pressure vessels that are used predominantly in aircraft, launch vehicles and space applications where weight minimization is critical. These high-performance pressure vessels are used in critical system applications, including emergency power, crew capsule impact and flotation, maneuvering, environmental, fuel feed and purge systems. ATP has been a leader in the integration of filament winding technology in combination with metal liners that results in vessels that meet or exceed structural requirements. A number of existing pressure vessel configurations are currently qualified by prime contractors and the military. This qualification minimizes competition for follow-on orders and provides a variety of products that can be offered for new applications with minimal capital investment and production lead time.

  Fuel Tanks. External fuel tanks are used by the military to provide an aircraft with additional operating range. The military requires all-composite external fuel tanks because they offer a significant weight advantage and improved crash survivability, greater safety in a fire, and improved gun fire protection. Management believes that ATP is currently the only qualified producer of the tank liner for the 230-Gallon AH-64/UH-60 Fuel Tank, which is used by the United States Army. In October 1998, ATP received a contract for the production of the 480 gallon external fuel tanks for the F-18 E/F. The contract covers requirements for three years, along with an option to purchase additional tanks. Initial deliveries are expected in the last half of 1999.

  Vehicle/Missile Structures. ATP's vehicle/missile structure product line historically has included composite products used for various structured applications in the aerospace and defense area, including marine, launch vehicles, space and aircraft applications. Products more recently included in this product line are missile warheads, radar housings, missile structures, aircraft and missile control surfaces and aircraft engine ducts. These structures must be light-weight and have excellent structural properties in order to replace conventional metal products. These projects are usually obtained from various aerospace and defense companies and government laboratories which need to develop prototype hardware to demonstrate capabilities of advanced composites.

  Tubular Products. ATP's tubular product line includes missile launch tubes and torque shafts. The primary products in the launch tube line include the Multiple Launch Rocket System ("MLRS") and the launch canister for the submarine launched Tomahawk Missile. While the MLRS program is extremely important to the United States Army as an effective, low-cost weapon system, the Army has a combined inventory of over 500,000 of these missiles and the funding level for this program has been, and likely will remain, low. Composites offer desirable properties for torque shafts for various aerospace and defense applications and are presently being used in the V-22 Osprey and Boeing Vertol's 234 helicopter. ATP has also manufactured two prototype drive shafts for the GD-Electric Boat for evaluation for submarines.

  Resin Transfer Molding. Resin transfer molding ("RTM") is the fabrication of a composite component by pumping resin into a mold containing reinforcement material. The rough product is then removed from the mold and finished. While use of this manufacturing process is primarily driven by its lower cost, recent advances in materials and equipment have helped to make the process a viable choice for fabricating composite aircraft and military structures. Currently, ATP supplies over 90 parts on the Air Force Air Superiority Fighter, the F-22, and is the only qualified supplier of RTM components for the Navy's F-18 E/F. In addition to serving as a supplier to the manufacturers of military aircraft, ATP is also providing components for commercial aircraft, engine components and containers for military hardware. ATP is continuing to look for ways to expand the use of this manufacturing process to a wide variety of applications in support of the aerospace and defense customer base.

  Metal Bonding. ATP supplies metal bonded products through its Lunn Industries division. ATP possesses the technology and qualifications required by The Boeing Company for Phosphoric Acid Anodizing ("PAA") and structural bonding to BAC 5555. This PAA capability allows ATP to service the commercial aircraft market. Numerous other qualifications allow ATP to provide products and services to the spaceflight, defense and industrial markets. ATP-metal bonded products can be found in the Boeing 777, 747, 757, 767 and 727 commercial aircraft as well as numerous defense and satellite applications.

  Honeycomb. ATP manufactures aluminum and non-metallic honeycomb products through its Alcore division for use in the aerospace and aircraft industries. Aluminum honeycomb is a lightweight cellular material composed of hexagonal cells. The most prominent characteristics of aluminum honeycomb products are high strength-to-weight ratios, fatigue resistance, energy absorption, sound dampening, heat exchange, radio frequency shielding, machinability, airflow directionalization and corrosion resistance. Management believes that one of Alcore's most promising products is PAA-CORE(R), a phosphoric acid anodized honeycomb product. PAA-CORE(R), qualified to Boeing specifications as BMS 4-4 and 4-6, has recently been designated as the material of choice for all new metal bonded structures at Boeing and management believes it is now becoming the material of choice of other commercial and military aircraft industries. During 1998, the Alcore division acquired capital equipment which enables it to produce non-metallic core material. This capability is expected to complement the division's existing metallic core product lines and helps solidify Alcore's position as a leading global supplier of structural core materials. In addition, the Company's acquisition of Alcore Brigantine is expected to expand the Company's access to the European aerospace and commercial markets. Sales of honeycomb products for each of 1998, 1997 and 1996 constituted 14.1%, 2.2% and 0%, respectively, of the total consolidated revenues reported by ATP. These include revenues reported subsequent to the date of the acquisition of Alcore (October 31, 1997) and Alcore Brigantine (May 29, 1998).

 Other Defense Systems

  Shelters/Shelter Integration. ATP designs, develops and produces mobile military shelters and has developed leading design and automated production capabilities for honeycomb, and foam and beam sandwich panel construction, relocatable shelters. Management believes that most of the shelters in the inventory of the Department of Defense (the "DOD") were designed and produced by ATP or its predecessors. Sales of shelters and shelter integration products for each of 1998, 1997 and 1996 constituted 16.1%, 12.1%, and 16.2%, respectively, of the total consolidated revenues of ATP.

  Chemical Defense. ATP is an industry leader in remote chemical detection, which is expected to be a growth market for the next several years, based on the latest U. S. defense budgets. ATP's M21 Remote Chemical Sensing Device was successfully deployed during the Gulf War and has led to the Company's receipt of a contract to develop the next generation remote sensor, the Joint Services Lightweight Standoff Chemical Agent Detector ("JSLSCAD"). The JSLSCAD contract, awarded in 1997, consists of a cost-plus development phase worth slightly over $30 million over four years, plus options for production units potentially worth over $200 million. During 1998, the Company passed first article testing and began production on the Improved Chemical Agent Monitor ("ICAM"), a monitoring system designed to detect surface contamination on a wide variety of objects. Full-scale production of the ICAM is expected to continue through 2002. ATP is also actively involved in the development and production of collective protection systems. Collective protection systems provide a clean and over-pressured environment for soldiers to conduct their mission. Management believes that ATP's collective protection systems, such as the internally developed Bio-Chem Filter Blower Unit, are the collective protection system of choice for several of the next generation vehicle systems. Also, ATP is producing the M28 Deployable Medical Collective Protection Equipment ("CPE"). This product assures a clean environment for field hospital units for both the United States Army and Air Force. Production of the M28 CPE is expected to continue through the first half of 2000. Sales of chemical defense systems and related products for each of 1998, 1997 and 1996 constituted 10.1%, 4.4% and 17.8%, respectively, of the total consolidated revenues of ATP.

  Ordnance. ATP has been the sole manufacturer of the Volcano launcher system. This system, which is mounted on wheeled and tracked vehicles as well as UH60A helicopters, provides for rapid deployment of mine fields. Customers include the United States Army and other defense prime contractors. A large Volcano contract was completed in early 1998 fulfilling the government's current inventory requirements. Follow-on production on this program is expected to be insignificant for the next few years. Sales of ordnance delivery system components for each of 1998, 1997 and 1996 constituted 2.1%, 18.8%, and 5.1%, respectively, of the total consolidated revenues of ATP.

  Tactical Deception. ATP is a leading producer of tactical deception products for the U. S. Armed Forces and other military customers and has delivered approximately a million modules of U. S. military Lightweight Camouflage Screen Systems ("LCSS"). The Company announced in April 1998 that it was awarded a $3.6 million contract by the U.S. Army Communications-Electronics Command to produce various configurations of radar scattering camouflage systems and components.

Commercial Segments

  The commercial segment is comprised of four operating segments which provide the following products.

 Natural Gas Vehicle Fuel Tanks

  Legislation mandating stricter air pollution regulations combined with the abundance of natural gas has created a demand for clean running NGVs. The demand for NGVs is expected to grow dramatically over the next several years as installation and refueling infrastructure is added. The most rapidly growing segment of this market is for transit buses and other types of fleet vehicles which return to a central depot at the end of each shift. There is also a great deal of interest in many economically developed countries for NGVs. ATP is actively working with regulatory agencies in other countries to develop standards to allow use of all composite NGV cylinders.

  ATP has spent over six years and $10 million to design, develop and market an extremely durable, all-composite, plastic-lined Type IV Tank for the NGV market. The ATP trademarked "Tuffshell T" tank competes with steel tanks (Type
I), metal-lined tanks with a hoop over-wrap (Type II) and metal-lined tanks with a full over-wrap (Type III). Weight reduction and resistance to external damage are the primary technical criteria during fuel tank selection. The Type IV tank offers substantial weight reductions (a minimum of 30% versus glass wrapped aluminum lined Type III tanks) and the flexibility to reduce the impact of the weight increase. Type IV tanks may be placed on the roof or underbody of transit buses without violating Federal restrictions on curb weight. Metal lined tanks that offer reliable impact resistance are generally too heavy to place on the roof of buses. Light duty sedan/truck designers must also keep their gross vehicle weights below defined Federal levels to meet Environmental Protection Agency classifications and to meet customer preferences concerning vehicle handling and low repair costs for suspension and brake components. This is especially important for the highly successful import vehicle sedan segment where engine displacement is below the North American average. ATP makes 60% of all NGV tanks manufactured in the U.S., where its Type IV tank is preferred by major builders of transit compressed natural gas powered coaches. The Company sells NGV tanks to operators of fleet vehicles and bus and auto manufacturers, including Honda. During 1998, ATP was awarded a contract by Matra Auto of France to supply 3,000 NGV tanks for the Enviro 2000, Malaysia's NGV taxi. ATP has also signed a distribution agreement with Mitsui Plastics, Inc. for certain Asian countries. In April 1998, ATP began delivery of NGV fuel tanks for Honda of America's 1998 Model Civic GX. ATP believes its Type IV tank has captured market share of about 90% of the OEM transit bus production over the last year. In addition, the Company's market share for the OEM sedan production and the truck/auto conversion business is estimated at 30% and 35%, respectively. To accommodate the expected increase in future NGV product demand, the Company's tank manufacturing operation was recently moved to a facility which doubles production capacity and enhances productivity through improved product flow and material handling.

 Specialty Vehicle Electronic Products

  The specialty vehicle electronics group is engaged in the design and manufacture of electronic products for the specialty vehicle market that are primarily used to distribute and control electrical power throughout the vehicle. This market includes recreational vehicles ("RVs"), conversion vans, trucks, buses, boats and other vehicles. Currently, ATP sells approximately 250 different products, most of which have been introduced to meet a customer's request to solve a particular problem. ATP's products fall into three main categories: battery run-down protection and charging, power switching and control, and 120 volt AC power management. Many of the battery run-down protection and charging products are centered around ATP's patented disconnect relay. The power switching and distribution products center on ATP's unique patented multiplex system. ATP's patented 120 volt AC power management products are used in RVs to minimize the overloading of circuit breakers. ATP's electrical products are currently utilized by all major motor home original equipment manufacturers and all but one of the major van converters. ATP is currently directing efforts at increasing its market penetration into the truck, bus and marine industries and increasing sales to major vehicle fleet operators. During 1998, ATP signed an agreement with Waltco Truck Equipment Co., one of the world's largest manufacturers of lift gates, to be their exclusive source of electronic and electrical components. The initial products include a unique weatherproof "Super Switch", and a controller to prevent damage to the electro-hydraulic pump motor caused by overuse of the lift gate. ATP has also begun supplying a unique energy management system to Winnebago Industries, the second largest manufacturer of motor homes. Approximately half of all motor homes built are now installed with ATP's energy management systems. During 1998, the Company also received the first production order for the new Programmable Multiplex Control ("PMC") from Marshall Bus in the United Kingdom. The PMC, a new system that simplifies wiring in transportation and commuter buses worldwide, is the world's first user programmable multiplex system intended for use in vehicles. The system is also suitable for other specialty vehicles, such as emergency and maintenance equipment.

 Oil and Gas Exploration Products

  Current deepwater oil completion and production technology utilizes heavy steel riser systems that require expensive tensioning and buoyancy systems, and whose designs are often governed by fatigue considerations. Composite marine risers provide advantages over conventional steel risers because composite materials are lighter weight, more fatigue and corrosion resistant, better thermal insulators and can be designed for improved structural and mechanical performance. Overall, production platform cost reductions are possible as a result of the lower weight and greater compliance of composite risers, along with improvements in system reliability. ATP is currently completing the development of a composite rigid riser for use in deepwater oil production in partnership with Shell, Conoco and Amoco.

  ATP applied the NGV all-composite tank technology to develop an accumulator tank for the Production Riser Tensioning system on off-shore platforms. There are as many as four accumulators per well and the new platforms have in excess of 25 wells per platform. The all-composite accumulator is lighter weight, non-corrosive and competitively priced with all-steel accumulators. The ATP accumulator meets ASME Code X and currently there is not a qualified competitor for this product. These accumulators offer some significant advantages for the platform and as a result the revenue is expected to increase significantly over the next several years.

 Shafts and Rollers

  In the industrial machine industry, there is a growing recognition and acceptance of the advantages of composite shafts and rollers over heavier steel units. Composite shafts are much lighter and, with the use of carbon fiber, the stiffness is maintained and the fatigue life is increased. ATP manufactures several sizes and configurations of shafts.

 Honeycomb

  Beginning in 1994, Alcore expanded beyond the aerospace market into a number of non-aerospace markets. Applications for high performance, low cost commercial products were developed for manufacturers of "clean rooms" for computer chip manufacturing and bio-medical research centers, laminated panels for luxury cruise ship cabins and numerous architectural uses. Alcore's honeycomb products are utilized by manufacturers of rail car doors for municipal transit systems, and, due to unique crush characteristics and energy absorbing qualities, by the nuclear and energy absorption industries. The acquisition of Alcore Brigantine, the Company's French subsidiary, is expected to enhance Alcore's emergence into non-aerospace markets on a global basis.

Competition and Markets

  ATP competes with many manufacturers which, depending on the product involved, range from large diversified enterprises to smaller companies specializing in particular products. Factors that affect ATP's competitive posture are the quality of products and services, the ability to employ certain technologies and pricing strategies. ATP competes by defining and understanding customer and market needs, using its technology base to develop new product applications that meet those needs, communicating and demonstrating the technical advantage of its products and building long-term relationships with its customers.

  There are many companies that compete with ATP in the aerospace and defense industry. While ATP's management believes that it has an approximate 75% share of the domestic high-performance radome market and is a leading supplier of radomes in the domestic and international markets, ATP competes with a number of other companies in the production of composite based products used in the aerospace and defense industries. ATP is a leader in the design and production of chemical detection equipment. Similarly, while ATP's market share varies with respect to its other aerospace and defense products such as rocket motor cases, fuel tanks and pressure vessels, ATP overall has only a minor share of the total aerospace and defense markets.

  Certain of ATP's other commercial products are highly specialized and face less competition in their respective markets. ATP's management believes that ATP has approximately 50% of the NGV fuel tank market and is a leading supplier of battery run-down protection and the power switching and control devices for the motor home and van conversion original equipment manufacturer markets. Additionally, while there are numerous producers of standard drill pipe and casing and fiberglass tubulars, ATP has a leading position in the application of advanced composites in the oil and gas industry.

Marketing and Customers

  ATP markets its aerospace and defense products through direct personal contacts with its customers, active membership in various industry groups, and by participation in industry trade shows. ATP's aerospace and defense products are sold primarily to agencies of the United States government and to commercial customers in the aerospace industry. In 1998, sales to the United States government either directly or by subcontract constituted 61% of ATP's total consolidated revenue. Other major customers include The Boeing Company and Lockheed Martin Corporation. Combined aerospace component sales to these customers, most of which are included above as United States government sales by subcontract, represented 19.9% of ATP's total consolidated revenues during 1998. ATP's aerospace and defense products are generally designed and developed to customer specifications.

  ATP markets and sells NGV fuel tanks and specialty vehicle electronics primarily to vehicle manufacturers. ATP sells a predominant number of its specialty vehicle products to only a few major customers, the loss of any of which would have an adverse impact on its specialty vehicle products group.

  In the commercial composites business, it is necessary to carry a reasonable raw material and finished goods inventory to allow for a rapid customer response. The average days sales outstanding of accounts receivable for the commercial products run somewhat longer than for comparable aerospace and defense products. Also, there is a greater risk of bad debt associated with commercial products.

  The Company provides warranties on products for material and workmanship based on standard industry practice. Though ATP has endeavored to design an extremely safe and durable product, the NGV tank and production riser have a potential for greater product liability than standard aerospace and defense products. ATP believes it has adequate product liability insurance to offset these risks.

Patents

  ATP owns numerous patents and patent applications, some of which, together with licenses under patents owned by others, are utilized in its operations. While such patents and licenses are, in the aggregate, important to the operation of ATP's business, no existing patent, license or other similar intellectual property right is of such importance that its loss or termination would, in the opinion of management, materially affect ATP's business.

Backlog

  ATP's total backlog of contracts as of December 31, 1998 was approximately $585 million as compared to approximately $552 million as of December 31, 1997. These backlogs include options or unreleased orders of approximately $394 million in 1998 and $360 million in 1997. The increase in the backlog reflects (i) a change in management's strategy, since acquiring the Brunswick Business in 1995, to obtain longer-term contracts than its predecessor; (ii) improved economic conditions in the aerospace industry; and (iii) the military's commitment to develop systems to combat chemical warfare. Predominantly all of the backlog relates to the aerospace and defense segment.

Government Contracts

  Because the United States government is a primary customer, ATP's revenues are directly affected by the government's budget process and inadequate funding of the operation and maintenance portion of the DOD budget or a reduction in the budgeted amount for certain programs could have an adverse impact on the revenue of ATP. All government contracts, and, in general, subcontracts thereunder are subject to termination in whole or in part at the convenience of the United States government as well as for default. Long-term government contracts and related orders are subject to cancellation if appropriations for subsequent performance periods become unavailable. However, with respect to most contracts involving the military, ATP would be entitled to receive cancellation payments upon cancellation of such contracts.

Raw Materials and Supplies

  Raw materials essential to the conduct of all of ATP's business segments generally are available at competitive prices. ATP has not experienced significant difficulties in its ability to obtain raw materials and other supplies needed in its manufacturing processes, nor does ATP expect such difficulties to arise in the future. ATP ordinarily acquires components and materials through purchase orders typically covering ATP's requirements for periods averaging 90 to 120 days.

Research And Development

  ATP has spent $864,000, $1,063,000 and $1,213,000 for each of 1998, 1997 and
1996, respectively, on research and development. Predominantly all of the research and development expenses relate to the aerospace and defense segment.

Seasonality

  The United States government's fiscal year begins on October 1 and contracts and options on contracts are generally awarded just prior to its year end. The lead time to perform the necessary design work, procure materials and begin production is generally several months, which can create a period of low production, revenue and profits in the first half of each fiscal year of ATP. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

Foreign Operations

  Foreign sales to manufacturers worldwide totaled approximately 16.0%, 7.1% and 5.8% of ATP's total revenues for each of 1998, 1997 and 1996, respectively. See Note 4 to the Consolidated Financial Statements for additional disclosure of geographical financial data.

Environmental Regulation

  ATP's operations are subject to numerous local, state and federal laws and regulations concerning the containment and disposal of hazardous materials, pursuant to which ATP has incurred compliance costs. Such costs to date have not been material. ATP does not presently anticipate the need for significant expenditures to ensure continued compliance with current environmental protection laws. Regulations in this area are subject to change and there can be no assurance that future laws or regulations will not have a material adverse effect on ATP.

Employees

  At December 31, 1998, ATP had 1,568 employees. Approximately 37% of ATP's employees are covered by three separate collective bargaining agreements with various international and local unions. ATP's management considers employee relations generally to be good and believes that the probability is remote that renegotiating these contracts will have a material adverse effect on its business.

Item 2. Properties

  ATP's principal executive offices are located in Roswell, Georgia. ATP maintains various facilities nationwide and considers all of its facilities to be in relatively good operating condition and adequate for their present uses. ATP believes that it has sufficient capacity to meet its current and anticipated manufacturing requirements. The following table sets forth ATP's principal manufacturing plants:

                                                              Approximate Leased
                                                                Square      or
                                                                Footage   Owned
                                                              ----------- ------
   Marion Composites Division:
     Marion, Virginia........................................  1,019,000   Owned
   Intellitec Division:
     Deland, Florida.........................................    353,000   Owned
   Lincoln Composites Division:
     Lincoln, Nebraska.......................................    226,000   Owned
     Lincoln, Nebraska.......................................    126,000  Leased
   Lunn Industries Division:
     Glen Cove, New York.....................................     93,000  Leased
   Alcore Division:
     Belcamp, Maryland.......................................     90,000   Owned
     Edgewood, Maryland......................................    110,000  Leased
     Anglet, France..........................................     70,000  Leased

  The manufacturing facilities of the Marion Composites Division and the Lunn Industries Division are used exclusively in connection with ATP's aerospace and defense segment. While predominantly used in connection with ATP's aerospace and defense segment, the facilities of the Intellitec Division, the Lincoln Division and the Alcore Division are used to some extent in connection with ATP's commercial segment.

  ATP pays approximately $1,159,000 in annual rental expense with respect to its leased facilities, of which approximately $291,000 relates to facilities in Lincoln, Nebraska, $275,000 relates to facilities in Glen Cove, New York, $478,000 relates to facilities in Edgewood, Maryland and $115,000 relates to facilities in Anglet, France. ATP earns approximately $250,000 in rental income on certain of its Deland, Florida facilities.

  Leases covering ATP's leased facilities expire at varying dates generally within the next 15 years. ATP anticipates no difficulty in either retaining occupancy through lease renewals, month-to-month occupancy or purchases of leased facilities, or replacing the leased facilities with equivalent facilities.

  During 1998, ATP's Alcore Division entered into a ten year lease agreement for the facility located in Edgewood, Maryland. Alcore is currently nearing completion of its move of operations from a leased facility located in Jessup, Maryland to the Edgewood facility. ATP anticipates that the Edgewood facility will provide increased production capability to facilitate future business expansion. ATP plans to sublease the Jessup facility and anticipates that sublease rental income will substantially offset the lease cost.

Item 3. Legal Proceedings

  ATP is not a party to any legal proceedings, other than routine claims and lawsuits arising in the ordinary course of its business. ATP does not believe that such claims and lawsuits, individually or in the aggregate, will have a material adverse effect on ATP's business. Compliance with federal, state, local and foreign laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had, and is not anticipated to have, a material effect upon the capital expenditures, earnings or competitive position of ATP.

Item 4. Submission of Matters to a Vote of Security Holders

  Not applicable.

                                    PART II

Item 5. Market for Registrants' Common Equity and Related Stockholder Matters

  ATP's common stock is traded on the National Market System of the Nasdaq Stock Market, Inc. under the symbol "ATPX." The following table sets forth the high and low sales prices of ATP common stock for the calendar quarters indicated, as reported by the Nasdaq Stock Market, Inc.:

                               ATP Common Stock

                                                                   Market Price
                                                                  ---------------
   Fiscal Year Ended December 31,                                  High     Low
   ------------------------------                                 ------- -------
   1998
     First Quarter............................................... $14.875 $11.000
     Second Quarter.............................................. $15.313 $11.000
     Third Quarter............................................... $13.250 $ 5.500
     Fourth Quarter.............................................. $10.000 $ 5.500
   1997
     First Quarter............................................... $ 9.375 $ 6.563
     Second Quarter.............................................. $12.500 $ 7.500
     Third Quarter............................................... $17.813 $10.938
     Fourth Quarter(1)
       October 1-October 31...................................... $16.250 $11.875
       November 4-December 31.................................... $18.000 $11.500

--------
(1) On October 31, 1997, the Company effected a ten-to-one reverse stock split and issued an additional 3,943,830 shares in connection with the Merger. The common stock of the Company began trading on November 4, 1997 on this basis. Market prices reported for periods prior to November 4, 1997 have been adjusted to reflect the reverse stock split.

  On March 23, 1999, ATP had approximately 1,203 stockholders of record. The last reported sales price of ATP's common stock on such date was $9.8125.

  ATP has not paid dividends on its common stock and does not currently intend to pay any cash dividends in the foreseeable future. The determination of the amount of future cash dividends to be declared and paid on the common stock of ATP, if any, will depend upon ATP's financial condition, earnings and cash flow from operations, the level of its capital expenditures, its future business prospects and other factors that the Board of Directors of ATP deems relevant. In addition, ATP's debt agreements contain covenants restricting the payment of cash dividends to ATP's common stockholders.

Item 6. Selected Consolidated Financial Data

Selected Consolidated Financial Data

  The selected financial data presented below as of and for the periods ending December 31, 1994 through December 31, 1998, have been derived from the audited financial statements of ATP, TPG and Brunswick Technical Group, the assets of which were acquired by TPG on April 28, 1995 pursuant to the acquisition of the Brunswick Business.

  The information presented below should be read in conjunction with "Managements Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of ATP and related notes and other financial information included elsewhere in this Annual Report on Form 10-K.

                                  ATP                    TPG             Brunswick Technical Group
                          ------------------- -------------------------- -------------------------
                                                             As of and    As of and
                               As of and       As of and   for the Eight for the Four  As of and
                          for the Year Ended  for the Year    Months        Months    for the Year
                          -------------------    Ended         Ended        Ended        Ended
                          Dec. 31,  Dec. 31,    Dec. 31,     Dec. 31,     April 28,     Dec. 31,
                            1998      1997        1996         1995          1995         1994
                          --------- --------- ------------ ------------- ------------ ------------
                                        (Amounts are in thousands, except EPS data.)
Income Statement Data:
Revenues................  $ 165,074 $ 119,433   $126,534      $79,172      $28,416      $118,660
Cost of revenues........    126,678    91,312     94,365       61,738       27,354       112,950
                          --------- ---------   --------      -------      -------      --------
Gross profit............     38,396    28,121     32,169       17,434        1,062         5,710
General and
 administrative
 expenses...............     25,570    19,006     21,758       12,123        1,350         3,923
                          --------- ---------   --------      -------      -------      --------
Operating income
 (loss).................     12,826     9,115     10,411        5,311         (288)        1,787
Interest expense(1).....      3,579     2,273      2,377        1,892          --            --
                          --------- ---------   --------      -------      -------      --------
Income (loss) before
 income taxes and
 extraordinary item.....      9,247     6,842      8,034        3,419         (288)        1,787
Income tax provision
 (benefit)..............      3,560     2,634      3,093        1,312         (112)          683
                          --------- ---------   --------      -------      -------      --------
Income (loss) before
 extraordinary item.....      5,687     4,208      4,941        2,107         (176)        1,104
Extraordinary item(2)...        --        --         667          --           --            --
                          --------- ---------   --------      -------      -------      --------
Net income (loss).......  $   5,687 $   4,208   $  4,274      $ 2,107      $  (176)     $  1,104
                          ========= =========   ========      =======      =======      ========
EPS Data:
Earnings per share--
 basic..................  $    1.06 $    0.99   $   1.06      $  0.52          N/A           N/A
Earnings per share--
 diluted................  $    1.01 $    0.95   $   1.03      $  0.52          N/A           N/A
Balance Sheet Data:
Working capital.........  $  22,990 $  21,208   $ 18,462      $17,558      $26,868      $ 29,882
Total assets............    106,876    85,684     44,723       38,911       53,358        54,995
Long-term debt,
 including current
 portion(1).............     26,402    19,216     17,222       17,926          --            --
Redeemable 8% cumulative
 preferred stock........      1,000     1,000      1,000        1,000          --            --
Common shareholders'
 equity.................     31,797    26,494      7,018        2,919          --            --

--------
(1) Prior to April 29, 1995, the Brunswick Technical Group was included as part of Brunswick's consolidated financial statements. Brunswick did not allocate any debt or interest expense to the Brunswick Technical Group.
(2) Reflects an extraordinary loss from debt refinancing, net of an income tax benefit of $418,000.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion should be read in conjunction with the financial statements of ATP and related notes contained elsewhere in this Annual Report on Form 10-K.

  TPG was formed in 1995 to acquire the Brunswick Business, which acquisition was completed on April 28, 1995. The selected consolidated financial data for 1995 presents the four month period prior to the acquisition of the Brunswick Business and the eight month period subsequent to such acquisition.

  On October 31, 1997, TPG merged with Lunn under the name "Advanced Technical Products, Inc." Immediately after the merger, the former stockholders of Lunn owned approximately 26% of ATP and the former stockholders of TPG owned approximately 74% of ATP. For accounting purposes, the merger was treated as a purchase of Lunn by TPG and the results of operations of Lunn since November 1, 1997 have been included in the consolidated financial statements of ATP.

  On May 29, 1998, ATP acquired all of the capital stock of Brigantine Aircraft, a manufacturer of honeycomb products and engineered panels located in France. The acquired company, renamed Alcore Brigantine, operates as a subsidiary of Alcore, Inc., a division of the Company. The acquisition is expected to expand the Company's access to the European aerospace and commercial markets. The Company's consolidated financial statements include the operating results for Alcore Brigantine since the date of the acquisition.

  Historically, approximately 60% to 80% of ATP's products and services have been sold to the United States government through prime contracts directly with governmental agencies, primarily the DOD, or through subcontracts with other governmental contractors. During the mid-1980s, the defense industry began to be negatively impacted by a perceived reduction of threats from the former Soviet Union and affiliated countries in eastern Europe. In addition, increased competition for the United States federal budget dollars resulted in a reduction in real dollars in the United States defense budget over the last decade. Defense spending has recently begun to stabilize and management of ATP believes that budgeted procurement spending will increase slightly over the next few years.

  The contraction of the defense budget over the last decade and the resulting excess capacity and intensified competition among defense contractors has resulted in significant industry consolidation. ATP's strategy includes the pursuit of acquisitions which will increase its revenue base and improve its cost competitiveness through reduced overhead costs, facility consolidations and the elimination of other duplicative costs. Management of ATP believes continued defense industry consolidations will create opportunities for selected acquisitions that will allow ATP to further increase its revenue base and enhance its cost-competitive position. However, because of the uncertainty of the nature and size of these opportunities, as well as ATP's leverage, there can be no assurances that the financing necessary to pay for acquisitions can be obtained.

  Although the long-term impact of industry consolidation and the defense spending budget cannot be predicted with certainty, management of ATP believes that it is positioned to further its presence in the United States defense industry and increase its ongoing diversification efforts into foreign defense markets and selected commercial markets.

  The United States government's fiscal year begins on October 1 and contracts and options on contracts are generally awarded just prior to its year end. The lead time to perform the necessary design work, procure material and begin production is generally several months, which can create a period of low production, revenue and profits in the first half of each fiscal year of ATP. Over the last five years, the percentage of sales and operating earnings (excluding corporate general and administrative expenses) generated in the second half of the year have been as follows:

                                                                Earnings Before
   Year                                                   Sales Interest & Taxes
   ----                                                   ----- ----------------
   1998..................................................  57%         69%
   1997..................................................  57%         73%
   1996..................................................  54%         62%
   1995..................................................  56%        134%
   1994..................................................  57%         80%

Results of Operations

  The following table sets forth, for the periods indicated, the components of the income statement expressed as a percentage of revenues.

                                                            1998   1997   1996
                                                            -----  -----  -----
   Revenues................................................ 100.0% 100.0% 100.0%
   Cost of revenues........................................  76.7   76.5   74.6
                                                            -----  -----  -----
   Gross profit............................................  23.3   23.5   25.4
   General and administrative expenses.....................  15.5   15.9   17.2
                                                            -----  -----  -----
   Operating income........................................   7.8    7.6    8.2
   Interest expense........................................   2.2    1.9    1.9
                                                            -----  -----  -----
   Income before income taxes and extraordinary item.......   5.6    5.7    6.3
   Income taxes............................................   2.2    2.2    2.4
                                                            -----  -----  -----
   Income before extraordinary item........................   3.4    3.5    3.9
   Extraordinary loss from debt refinancing................   --     --     0.5
                                                            -----  -----  -----
   Net income..............................................   3.4%   3.5%   3.4%
                                                            =====  =====  =====

 Year Ended December 31, 1998 Compared with the Year Ended December 31, 1997

  Revenues increased $45.6 million, or 38.2% from $119.4 million in 1997 to $165.1 million in 1998. Positive revenue variations in 1998 compared to 1997 include: (i) increased revenues of $24.8 million for Lunn operations, which were included for the full year in 1998 compared to only the post-merger period (two months) included in the 1997 results reported, (ii) increased shipments of NGV fuel tanks and related products, (iii) increased sales on new aerospace / defense programs, including new C-17 and chemical defense contracts, and (iv) increased shipments on shelter contracts. These increases were partially offset by reduced ordnance product sales resulting from the substantial completion of a major ordnance delivery system contract in early 1998.

  Gross profit as a percent of revenues was 23.3% in 1998 compared to 23.5% in 1997. The decrease in gross profit percentage was primarily attributable to a slightly unfavorable product sales mix in 1998 compared to 1997.

  General and administrative expenses increased $6.6 million, or 34.5%, from $19.0 million in 1997 to $25.6 million in 1998. The increase again reflects the inclusion of Lunn operations for a full year in 1998 compared to two months in 1997. As a percent of revenues, general and administrative expenses decreased from 15.9% in 1997 to 15.5% in 1998.

  Interest expense in 1998 increased $1.3 million, or 57.5%, primarily because of an increase in average loan balances as a result of (i) debt assumed from Lunn in the merger and (ii) higher working capital and capital expenditures driven by increasing revenue volume anticipated in 1999.

  Income taxes increased $0.9 million, reflecting higher pre-tax earnings as the effective tax rate was 38.5% for both years.

 Year Ended December 31, 1997 Compared with the Year Ended December 31, 1996

  Revenues decreased $7.1 million, or 5.6% from $126.5 in 1996 to $119.4 million in 1997. The decrease in 1997 was primarily due to (i) the completion of a major chemical detection contract in late 1996; and (ii) the delay in the production of a major shelter contract caused by design changes mandated by the customer. These decreases were partially offset by the production related to an ordnance contract in 1997.

  Gross profit as a percent of revenues decreased from 25.4% in 1996 to 23.5% in 1997. This was primarily attributable to the substantial completion of two major contracts in 1996 which had gross margins substantially higher than those of the contracts that replaced them in 1997. This was partially offset by improved performance in the NGV business.

  General and administrative expenses decreased $2.8 million, or 12.6% from $21.8 million in 1996 to $19.0 in 1997. This decrease results primarily from a decrease in incentive compensation expense from $1.5 million in 1996 to $0.0 in 1997. Additionally, in response to lower revenues, certain other general and administrative expenses were eliminated. Excluding incentive compensation expense, general and administrative expenses as a percent of revenues were approximately 16% for both years.

  Interest expense decreased approximately $0.1 million or 4.4%, as result of lower interest rates obtained in a refinancing in late 1996, offset by higher average loan balances.

  The decrease of $0.5 million in income taxes from $3.1 million in 1996 to $2.6 million in 1997 results from lower earnings as the effective rate remained at 38.5%.

  The extraordinary charge of $0.7 million in 1996 was the result of costs incurred in connection with a refinancing in late 1996.

Financial Condition and Liquidity

  Net cash flow provided by operations was $2.5 million for 1998 compared to net cash used of $0.5 million for 1997, an increase of $3.0 million. Working capital, excluding short-term debt balances, increased $11.1 million in 1998 to $51.8 million. The increase was the result of (i) an increase of $5.5 million in inventory, reflecting a build-up on several major aerospace composites programs which are in the start-up phase, (ii) an increase of $1.2 million in accounts receivable, reflecting the increased sales volume in the fourth quarter of 1998 compared to the same period in 1997, (iii) $1.3 million of net working capital acquired in the acquisition of Alcore Brigantine (see
Note 2 to the Consolidated Financial Statements), (iv) an increase in deferred income taxes of $1.6 million and (iv) a net increase in other working capital components of $1.5 million. Cash flow of $12.7 million used in investing activities in 1998 was primarily the result of significant capital expenditures for (i) equipment to meet anticipated production requirements for new aerospace composites programs, (ii) the increase of NGV production capacity in anticipation of an expanded market for NGV fuel tanks and (iii) equipment necessary to enter the non-metallic core production business, which is expected to complement the Company's existing product lines. Investing activities also included cash payments made in connection with the Alcore Brigantine acquisition.

  In March 1998, the Company refinanced its revolving and term loans, consolidating them with one lending institution. The March loan agreements were amended in June 1998 to increase the capital expenditure line of credit available to the Company. The credit facility in place prior to the refinancing totaling $39.0 million was replaced with a $50.0 million credit facility consisting of: (i) $27.0 million of revolving credit against eligible receivable and inventory balances, (ii) an $18.0 million term loan and (iii) a $5.0 million capital expenditure line of credit. The term loan is payable quarterly based on a seven year amortization period. Interest rates will vary, depending on the Company's performance, and through the end of 1998 have been favorable to the previous rates in effect by an average of slightly over one full percentage point. The credit facility will initially be in place for a period extending to December 31, 2000. As of March 26, 1999, the Company had approximately $5.8 million of unused borrowing availability on the total credit facility.

  As discussed above, the Company made substantial capital expenditures during 1998 which have been financed by a combination of cash flows from operations and increased borrowings using the revolving and equipment loan portions of the Company's credit facility.

  The Company is continuing to look for acquisition candidates that will enhance its operations. The timing, size or success of any acquisitions and the resulting additional capital commitments are unpredictable. The Company expects to fund future acquisitions primarily through a combination of issuances of additional equity, working capital, cash flow from operations and borrowings, including any unused portion of the credit facility. To the extent new sources of financing are necessary to fund future acquisitions, there can be no assurance that the Company can secure such additional financing if and when it is needed or on terms deemed acceptable to the Company.

  At December 31, 1998, the Company's backlog of orders and long-term contracts was approximately $585 million compared to $552 million and $285 million at December 31, 1997 and 1996, respectively. The backlog includes firm released orders of approximately $191 million, $192 million and $120 million at December 31, 1998, 1997 and 1996, respectively. The increase in backlog over the last three years reflects (i) a change in management's strategy in placing a greater emphasis on obtaining longer-term contracts, (ii) improved economic conditions in the aerospace industry and (iii) the military's commitment to combat chemical warfare and develop new generation aircraft. Approximately 60% of the Company's firm backlog at December 31, 1998 is expected to be delivered in 1999.

  Management of ATP believes that cash flows from operations and the new $50 million credit facility are adequate to sustain ATP's current operating level and future short-term growth. However, should circumstances arise affecting cash flow or requiring capital expenditures beyond those anticipated by the Company, there can be no assurance that such funds will be available.

Factors Affecting Future Operating Results

  This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. Some of such risks and uncertainties are described below.

  Dependence on Principal Industries. The revenues of ATP are concentrated in the aerospace and defense industries. Sales to non-aerospace and non-defense industries, although growing, are anticipated to approximate 20% of total revenues of ATP for the foreseeable future. ATP's success will be heavily dependent on its ability to successfully obtain major new defense orders currently planned to be released by the United States government and government prime contractors, as well as the continued strength of the aerospace industry, particularly the commercial aircraft industry. No assurances can be given that ATP will be able to successfully obtain all or even a major portion of the targeted defense industry orders anticipated to be placed. The commercial aerospace industry is a cyclical business and the demand by commercial airlines for new aircraft is highly dependent upon a variety of factors, which historically have been related to the stability and health of the United States and world economies. Although the aerospace and commercial aircraft industries are currently enjoying a significant upturn in business coupled with receipt of numerous major long-term orders, there can be no assurances that the situation will continue in the future.

  Risks of Reductions or Changes in Military Expenditures. The primary customers of ATP are agencies of the DOD. Sales under contracts with the DOD or under subcontracts that identify the DOD as the ultimate purchaser represented approximately 61% of ATP's 1998 revenues. The United States defense budget has declined in real terms since the mid-1980s, resulting in some delays in new program starts, program stretch-outs and program cancellations. The United States defense budget has begun to stabilize and even increase in real dollars over the last several years. A major portion of ATP's DOD business is expected to be funded by the procurement and research, development, test and evaluation segments of the defense budget. Procurement and research, development, test and evaluation funding has been significantly reduced over the last decade but is expected to remain relatively stable or grow slightly over the next decade. A significant portion of ATP's DOD business is also expected to be funded by the operations and maintenance portion of the DOD budget, which has declined less than the other segments. A further significant decline or reallocation of the procurement, research, development, test and evaluation or operations and maintenance segments of the DOD budget could materially and adversely affect ATP's sales and earnings. The loss or significant curtailment of ATP's material United States defense contracts would also materially and adversely affect ATP's future sales and earnings.

  Competition. The market for ATP's products is highly competitive. ATP competes with numerous competitors, a number of which possess substantially greater financial, marketing, personnel and other resources. Continued consolidation of major aerospace companies could result in program cancellations as well as increased demand for price concessions. This, together with increased competition for available business, could translate into downward pressure on gross margins with resulting lower overall profit margins. Vendor prices for production materials such as resins, liquid and film adhesives, reinforcing fiber materials and other materials and supplies could increase as demand for aircraft parts and assemblies increase to match higher build rates for commercial aircraft. Higher material prices and demand for lower aircraft part and assembly prices could place increasing pressure on ATP's operating margins and net income. Although management of ATP believes that the Merger has enhanced ATP's competitiveness, there can be no assurance that ATP will be able to compete successfully in the future.

  Financial Leverage. ATP has a significant amount of indebtedness, which could make it difficult to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes. Moreover, the terms of ATP's indebtedness impose various restrictions and covenants on ATP which could potentially limit ATP's ability to respond to market conditions or to take advantage of business opportunities. ATP's ability to meet its debt service obligations and to reduce total debt will be dependent upon its future performance, which, in turn, will be subject to general conditions in the aerospace and defense industries and to financial, business and other factors affecting the operations of ATP, many of which will be beyond its control.

Year 2000 Issues

  ATP is currently in the process of evaluating its computer hardware and software systems to ensure such programs and systems will be able to process transactions in the year 2000 ("Y2K"). ATP is also currently identifying other equipment which contains embedded electronics that may render the equipment inoperable in the year 2000 and is evaluating the plans of its material suppliers and vendors to become Y2K compliant. ATP has organized its efforts to prepare for Y2K problems under a plan that involves four steps: assessment, modification, testing and implementation. Each division has a core of full-time individuals who have been assigned specific Y2K responsibilities, in addition to their regular assignments. The Y2K readiness project is a company-wide effort and is monitored centrally.

  ATP has completed the assessment phase under its plan. ATP anticipates that it will complete the modification, testing and implementation phases by the end of 1999. ATP anticipates that it will be Y2K compliant by the end of 1999 with respect to internal information technology ("IT") and non-IT systems that are critical to its operations. ATP is currently evaluating the time table upon which all other IT and non-IT systems can be made Y2K compliant and will target a date when the evaluation is complete. However, ATP does not currently anticipate any material adverse effect on its business operations, products or financial prospects as a result of the Y2K problem.

  Although it is not possible to accurately estimate the costs of this information systems analysis, at this time ATP expects that such costs will not be material to its financial position or results of operations. There can be no assurance, however, that ATP, its suppliers and vendors or their respective software vendors will complete all modifications to all material IT systems and non-IT systems in a timely manner, or as to the costs associated with ATP becoming Y2K compliant, or the costs of the failure of any of ATP's vendors failing to become Y2K compliant.

  Some of the possible consequences of non-compliance by ATP or significant third parties include, among other things, temporary plant closings, delays in the receipt and delivery of raw materials and products, invoice and collection errors, and obsolescence of inventory. Given this risk, ATP intends to develop contingency plans to mitigate possible disruption in business operations that may result from Y2K related interruptions. Contingency plans may include increasing safety stocks of raw materials, securing alternative suppliers or other appropriate measures.

  ATP's Year 2000 activities are an ongoing process and the estimates of costs and completion dates for various activities described above are subject to change.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

  The Company is exposed to changes in interest rates primarily relating to its $50 million credit facility. However, the carrying value of borrowings under the credit facility generally approximate fair value due to the variable rate nature of such borrowings. At December 31, 1998, the Company had $44.4 million outstanding under the credit facility at a weighted-average interest rate of 7.58%.

  The Company has not entered into transactions which subject it to material foreign currency transaction gains and losses.

Item 8. Financial Statements and Supplementary Data

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Advanced Technical Products, Inc.

  We have audited the accompanying consolidated balance sheets of Advanced Technical Products, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Technical Products, Inc. and subsidiaries at December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG LLP

Atlanta, Georgia
February 19, 1999, except
as to Note 7, which is
as of March 24, 1999

                         INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
TPG Holdings, Inc.

  We have audited the accompanying consolidated balance sheets of TPG HOLDINGS, INC. (a Delaware Corporation) AND SUBSIDIARIES as of December 31, 1996 and the related consolidated statements of income and cash flows for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TPG Holdings, Inc. and Subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Chicago, Illinois
March 14, 1997

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                1998     1997
                                                              --------  -------
                                                                (Dollars in
                                                                 thousands,
                                                              except per share
                                                                  amounts)
                           ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..................................  $  2,030  $   494
 Accounts receivable (net of allowance for doubtful accounts
  of $722 in 1998 and $449 in 1997).........................    26,053   23,417
 Inventories and costs relating to long-term contracts and
  programs in process, net of progress payments.............    40,635   34,633
 Prepaid expenses...........................................     1,054      923
 Deferred income taxes......................................     2,570      961
                                                              --------  -------
 Total current assets.......................................    72,342   60,428
                                                              --------  -------
PROPERTY, PLANT AND EQUIPMENT:
 Land.......................................................       655      655
 Buildings and improvements.................................     7,037    2,596
 Machinery and equipment....................................    26,299   20,333
 Construction in progress...................................     3,453    2,125
 Less-Accumulated depreciation..............................   (11,516)  (8,150)
                                                              --------  -------
 Net property, plant and equipment..........................    25,928   17,559
                                                              --------  -------
DEFERRED INCOME TAXES.......................................       --        62
OTHER ASSETS................................................     8,606    7,635
                                                              --------  -------
 Total assets...............................................  $106,876  $85,684
                                                              ========  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable...........................................  $ 12,665  $12,003
 Accrued expenses...........................................     7,626    7,637
 Current portion of capital lease obligations...............       294      150
                                                              --------  -------
 Short-term debt............................................    28,767   19,430
Total current liabilities...................................    49,352   39,220
LONG-TERM LIABILITIES:
 Long-term debt.............................................    20,703   16,678
 Capital lease obligations, net of current portion..........     1,483      325
 Deferred income taxes......................................       194      --
 Other liabilities..........................................     2,347    1,967
                                                              --------  -------
 Total liabilities..........................................    74,079   58,190
Mandatorily redeemable preferred stock, 8% cumulative,
 redeemable, $1.00 par value, 1,000,000 shares authorized,
 issued and outstanding in 1998 and 1997....................     1,000    1,000
SHAREHOLDERS' EQUITY:
 Preferred stock, undesignated, 1,000,000 shares authorized,
  no shares issued and outstanding..........................       --       --
 Common stock, $.01 par value, 30,000,000 shares authorized,
  5,240,188 shares in 1998 and 5,220,052 shares issued and
  outstanding...............................................        52       52
 Additional paid-in capital.................................    16,522   16,506
 Retained earnings..........................................    15,983   10,376
 Notes receivable from officers.............................      (135)    (135)
 Accumulated other comprehensive income--additional minimum
  pension liability.........................................      (625)    (305)
                                                              --------  -------
 Total shareholders' equity.................................    31,797   26,494
                                                              --------  -------
 Total liabilities and shareholders' equity.................  $106,876  $85,684
                                                              ========  =======

        The accompanying notes are an integral part of these statements.

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 1998, 1997 and 1996

                                                  1998      1997      1996
                                                --------- --------- ---------
                                                   (Dollars in thousands)
Revenues....................................... $ 165,074 $ 119,433 $ 126,534
Cost of revenues...............................   126,678    91,312    94,365
General and administrative expenses............    25,570    19,006    21,758
                                                --------- --------- ---------
  Operating income.............................    12,826     9,115    10,411
Interest expense...............................     3,579     2,273     2,377
                                                --------- --------- ---------
  Income before income taxes and extraordinary
   item........................................     9,247     6,842     8,034
Income taxes...................................     3,560     2,634     3,093
                                                --------- --------- ---------
  Income before extraordinary item.............     5,687     4,208     4,941
Extraordinary loss from debt refinancing, net
 of income taxes of $418.......................       --        --        667
                                                --------- --------- ---------
    Net income................................. $   5,687 $   4,208 $   4,274
                                                ========= ========= =========
Basic earnings per share:
  Income before extraordinary item............. $    1.06 $    0.99 $    1.23
  Extraordinary item, net......................       --        --      (0.17)
                                                --------- --------- ---------
    Net income................................. $    1.06 $    0.99 $    1.06
                                                ========= ========= =========
Diluted earnings per share:
  Income before extraordinary item............. $    1.01 $    0.95 $    1.20
  Extraordinary item, net......................       --        --      (0.17)
                                                --------- --------- ---------
    Net income................................. $    1.01 $    0.95 $    1.03
                                                ========= ========= =========
Weighted average number of common and common
 equivalent shares outstanding:
  Basic........................................ 5,270,520 4,157,111 3,943,830
                                                ========= ========= =========
  Diluted...................................... 5,526,130 4,362,035 4,058,830
                                                ========= ========= =========


        The accompanying notes are an integral part of these statements.

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
              For the Years Ended December 31, 1998, 1997 and 1996

                                                          1998    1997    1996
                                                         ------  ------  ------
                                                             (Dollars in
                                                              thousands)
Net income.............................................. $5,687  $4,208  $4,274
Other comprehensive income (loss)--
 minimum pension liability adjustment...................   (320)   (210)    (95)
                                                         ------  ------  ------
Comprehensive income.................................... $5,367  $3,998  $4,179
                                                         ======  ======  ======



        The accompanying notes are an integral part of these statements

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1998, 1997 and 1996

                                                     1998     1997      1996
                                                   --------  -------  --------
                                                    (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.......................................  $  5,687  $ 4,208  $  4,274
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities--
  Depreciation and amortization..................     3,728    1,512       646
  Loss on fixed asset disposal...................       --        33       --
  Deferred income taxes, net.....................       (17)    (523)     (836)
  Increase in accounts receivable................    (1,205)  (2,193)   (2,273)
  Increase in inventories........................    (5,526)  (9,350)     (986)
  (Increase) decrease in prepaid expenses........      (121)     508       (92)
  Increase (decrease) in accounts payable........      (261)   5,736    (1,492)
  Increase (decrease) in accrued expenses........       344     (305)      999
  Increase in other noncurrent assets............       (99)    (119)      (55)
                                                   --------  -------  --------
    Net cash provided by (used in) operating
     activities..................................     2,530     (493)      185
                                                   --------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................    (9,784)  (1,785)   (1,755)
  Cash payments for businesses acquired, net of
   cash acquired.................................    (2,907)  (1,187)   (1,000)
    Net cash used in investing activities........   (12,691)  (2,972)   (2,755)
                                                   --------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of borrowings.........................    20,116    5,139    21,624
  Repayments of borrowings.......................    (8,084)  (2,102)  (19,078)
  Proceeds from exercise of stock options and
   warrants......................................        16      --        --
  Cash dividends paid............................       (40)    (120)      (93)
  Payments under capital lease obligations.......      (311)     (17)      --
                                                   --------  -------  --------
    Net cash provided by financing activities....    11,697    2,900     2,453
                                                   --------  -------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.....................................     1,536     (565)     (117)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....       494    1,059     1,176
                                                   --------  -------  --------
CASH AND CASH EQUIVALENTS, END OF YEAR...........  $  2,030  $   494  $  1,059
                                                   ========  =======  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest.........................  $  3,635  $ 2,109  $  2,567
  Cash paid for income taxes.....................  $  3,776  $ 1,259  $  3,043

        The accompanying notes are an integral part of these statements.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1998, 1997 and 1996

1. Significant Accounting Policies

Principles of Consolidation

  The consolidated financial statements include the accounts of Advanced Technical Products, Inc. (the "Company" or "ATP") and its subsidiaries, all of which are 100% owned. The Company is incorporated in the state of Delaware, with corporate headquarters located in Roswell, Georgia. Principal manufacturing operations are located in Marion, Virginia; Lincoln, Nebraska; Deland, Florida; Belcamp and Edgewood, Maryland; Glen Cove, New York and Anglet, France. The Company's subsidiaries include: Technical Products Group, Inc., Alcore, Inc., Marion Properties, Inc., Lincoln Properties, Inc., Deland Properties, Inc., and Alcore Brigantine. All significant intercompany transactions and balances have been eliminated.

Revenue Recognition

  Revenues and anticipated profits under long-term fixed price production contracts are recorded on a percentage of completion method, principally using units-of-delivery as the measurement basis for effort accomplished. Delivery of units are generally made upon acceptance by the customer in accordance with contract terms.

  Revenues under certain long-term fixed price contracts which require a significant amount of development effort in relation to total contract value are recorded based on the accomplishment of milestones as specified by contract terms. Revenues under cost reimbursable type contracts are recorded as costs are incurred.

  Amounts representing contract change orders or claims are included in estimates of future contract revenues used for preparing estimates of contract profitability at completion only when realization is probable and amounts can be reasonably estimated. At December 31, 1998, the amount included in estimates of future contract revenues for outstanding claims which had not been finalized was approximately $4.0 million. Outstanding claim amounts were not material as of December 31, 1997.

  Estimated losses on contracts are recorded in full when identified.

Cash and Cash Equivalents

  Cash equivalents consist of highly liquid instruments purchased with an original maturity of three months or less.

Research and Development Costs

  Company-sponsored research and development costs are reported as part of general and administrative expenses. Revenues and costs incurred in connection with customer-sponsored research and development contracts are accounted for as contract revenues and costs.

Inventories

  Inventories are valued at the lower of first-in, first-out (FIFO) cost or market (net realizable value). Inventory cost includes material, labor and manufacturing overhead. Customer progress payments received on long-term contracts are recorded as an offset to related inventory balances.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In particular, accounting for long-term contracts requires management estimates of future contract revenues and costs used for preparing estimates at contract completion and determining contract profitability reflected in the financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments

  The fair value of the Company's debt is estimated based upon the cash flows discounted using the interest rates available to the Company for debt with similar terms and remaining maturities. The carrying value of the Company's debt approximates fair value due to the variable rate nature of the borrowings and/or the short maturity of the borrowings. The carrying value of all other financial instruments approximates fair value due to the short-term nature of such instruments.

Property, Plant and Equipment

  Property additions are recorded at cost. The costs of maintenance and repairs are charged to operating results as incurred. Depreciation is charged against operations over three to ten years for machinery and equipment and seven to forty years for buildings and improvements. Improvements to leased property are amortized over the life of the lease or the estimated life of the improvement, whichever is shorter. Straight-line and accelerated methods of depreciation are used for financial reporting and accelerated methods are used for tax purposes where permitted. Depreciation expense for the years ended December 31, 1998, 1997 and 1996 is $3,375,000, $1,415,000 and $569,000,
respectively.

Earnings Per Share

  Basic earnings per share is computed by dividing net earnings available for common shares by the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net earnings available for common shares by the sum of (1) the weighted-average number of shares of common stock outstanding during the period, (2) the dilutive effect of the assumed exercise of stock options using the treasury stock method and (3) the dilutive effect of other potentially dilutive securities.

Stock Options

  On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of the grant. Alternatively, Statement 123 allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma income per share disclosures for stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of Statement 123.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

Income Taxes

  Income taxes are accounted for using an asset and liability approach whereby deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Goodwill

  Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on the straight-line basis over the estimated useful life, but not in excess of 40 years. The Company evaluates the possible impairment of goodwill at each reporting period based on the undiscounted projected cash flows of the applicable business units.

Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. During 1998 and 1997, no such impairment losses have been identified by the Company.

Comprehensive Income

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, which requires the reporting of other comprehensive income in addition to net income from operations. Other comprehensive income for the Company consists of changes to its additional minimum pension liability. The Company has presented separate Consolidated Statements of Comprehensive Income to conform to the requirements of Statement 130.

2. Acquisitions

  The Company was formed on October 31, 1997 when TPG Holdings, Inc. ("TPG") merged with Lunn Industries, Inc. ("Lunn"), forming Advanced Technical Products, Inc. Former TPG and Lunn common shareholders received 8.3028 and 0.1 shares of ATP stock respectively, in exchange for each share of the former companies' stock. The merger agreement specified that 50% of the common stock to be delivered to each former TPG common shareholder would be held in escrow subject to cancellation pending the results of TPG's 1997 operations versus net income targets designated in the agreement. TPG's 1997 net income exceeded the maximum target, and all of the escrowed shares were released to the former TPG shareholders in April 1998.

  The merger was accounted for as a purchase of Lunn assets by TPG. The recorded purchase price of $17,582,000 consisted of (1) $14,358,000, the market value of Lunn's outstanding stock at the time the intent to merge was announced, (2) $1,200,000, the estimated value of Lunn's stock options and warrants outstanding as of the merger valuation date and (3) $2,024,000 direct merger costs incurred. As a result of the transaction, the Company recorded $5,124,000 of goodwill as of December 31, 1997, which is being amortized using the straight-line method over 40 years. As discussed in Note 13, such amount was reduced in 1998 due to the elimination of the valuation allowance for deferred tax assets which had been recorded at the date of the acquisition.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  The operating results of Lunn have been included in the Company's consolidated financial statements since the date of the acquisition. The following table presents unaudited pro forma consolidated operating results for the Company for the year ended December 31, 1997 as if the Lunn acquisition had occurred as of January 1, 1997 (in thousands, except per share amounts):

      Net revenues.................................................... $138,958
      Net income......................................................    5,090
      Earnings per share--basic.......................................     0.96
      Earnings per share--diluted.....................................     0.91

  The unaudited pro forma consolidated operating results of the Company are not necessarily indicative of the operating results that would have been achieved had the merger been consummated at the beginning of the period presented, and should not be construed as representative of future operating results.

  On May 29, 1998, the Company acquired all of the capital stock of Brigantine SA, a manufacturer of honeycomb products and engineered panels located in France. The acquired company, renamed Alcore Brigantine, operates as a subsidiary of Alcore, Inc., a division of the Company. The acquisition is expected to expand the Company's access to the European aerospace and commercial markets. The acquisition was accounted for as a purchase and the total purchase price of $3,329,000 consisted of (1) $2,502,000, cash paid to the seller, (2) $500,000 in deferred payments evidenced by a note payable and
(3) $327,000, direct transaction costs. As a result of the transaction, the Company recorded $2,307,000 of goodwill, which is being amortized using the straight-line method over 40 years. The Company's consolidated financial statements include the operating results for Alcore Brigantine since the date of the acquisition. The pro forma results of operations for 1998 and 1997, assuming the acquisition had been made at the beginning of each year, would not be materially different from reported results.

  The assets and liabilities of the acquired companies have been recorded in the Company's consolidated financial statements at their estimated fair values at the acquisition dates as follows (in thousands):

                                                               Alcore
                                                             Brigantine  Lunn
                                                             ---------- -------
      Cash..................................................  $   317   $   --
      Accounts receivable...................................    1,431     4,076
      Inventories...........................................      476     4,879
      Prepaid and other assets..............................       10       681
      Property, plant and equipment.........................    1,542    12,683
      Other assets..........................................      195       644
      Current liabilities...................................     (923)   (7,007)
      Capital lease obligations.............................   (1,196)      --
      Long-term debt........................................     (830)   (3,498)
                                                              -------   -------
        Total...............................................  $ 1,022   $12,458
                                                              =======   =======

3. Nature of Business and Customer Concentration

  The Company is engaged principally in the design and manufacture of a wide range of advanced composite, aerospace and defense products including radomes for high-performance military and commercial aviation, lightweight relocatable shelters, rocket motor cases, pressure vessels, fuel tanks for military aircraft and commercial natural gas vehicles, advanced electronic and electro-optical components, chemical warfare detection systems, metal bonded panels and composite assemblies using honeycomb cores, fibers and reinforced plastics.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  Sales to the U.S. government on a prime or sub-contract basis during 1998, 1997 and 1996 were approximately 61%, 71% and 81%, respectively. More than 95% of sales were on a fixed-price basis for all periods reported.

  As a government contractor, the Company is exposed to certain inherent industry risks and uncertainties including technological obsolescence, changes in government policies, dependence on the federal defense budget and annual congressional appropriation and allotment of funds. Although the Company's major programs have been well supported during recent years, future spending reductions and funding limitations could negatively impact future operations.

4. Segment Reporting

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes revised standards for the manner in which public business enterprises report information about operating segments. The Company has restated its segment disclosure for periods reported prior to 1998 to conform to Statement No. 131.

  The Company identifies its reportable segments based on similarities between economic characteristics, customers, products, services and regulatory environment. The Company's operations include one reportable business segment:
Aerospace / Defense. All other operating segments have not met the quantitative thresholds for determining reportable segments. A description and financial data for the segments are summarized below:

Aerospace/Defense
  The Aerospace / Defense markets served by the Company primarily consist of the United States government, which the Company sells to on a prime and subcontract basis, and the commercial aerospace market. The Company designs, develops and manufactures a wide range of advanced composite products, advanced electronic and electro-optical components and other integrated defense systems for this market segment. This reportable segment consists of five operating segments which have been aggregated for segment reporting purposes.

Other

  The remainder of the Company's business consists of four operating segments which have not met the quantitative thresholds for determining reportable segments. One of the segments is involved in the design and manufacture of composite parts and components for the automotive, oil and gas and other commercial industries, including fuel tanks for natural gas vehicles, accumulator bottles, flexible drill pipe and other products. Two of the segments produce aluminum and composite honeycomb core for commercial markets (excluding aerospace). In addition, one segment manufactures electrical power switching products for specialty vehicles including recreational vehicles, motor homes, conversion vans, over-the-road trucks and leisure boats.

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  Selected financial data by business segment as of and for the years ended December 31, 1998, 1997 and 1996 follows (in thousands):

                                                     1998      1997      1996
                                                   --------  --------  --------
Net revenues
  Aerospace/Defense:
    --from external customers..................... $136,881  $ 99,637  $110,847
    --intersegment revenues.......................      645       --        --
  Other operating segments:
    --from external customers.....................   28,193    19,796    15,687
    --intersegment revenues.......................      --        --        --
  Elimination of intersegment revenues............     (645)      --        --
                                                   --------  --------  --------
    Total......................................... $165,074  $119,433  $126,534
                                                   ========  ========  ========
Operating income (loss)
  Aerospace/Defense............................... $ 14,308  $ 10,342  $ 14,311
  Other operating segments........................    1,607       300      (423)
  Corporate.......................................   (3,089)   (1,527)   (3,477)
                                                   --------  --------  --------
    Total......................................... $ 12,826  $  9,115  $ 10,411
                                                   ========  ========  ========
Identifiable assets
  Aerospace/Defense............................... $ 85,397  $ 65,540  $ 35,572
  Other operating segments........................   16,867    16,974     8,073
  Corporate.......................................    4,612     3,170     1,078
                                                   --------  --------  --------
    Total......................................... $106,876  $ 85,684  $ 44,723
                                                   ========  ========  ========
Capital expenditures
  Aerospace/Defense............................... $  7,798  $  1,569  $    955
  Other operating segments........................    1,955       210       752
  Corporate.......................................       31         6        48
                                                   --------  --------  --------
    Total......................................... $  9,784  $  1,785  $  1,755
                                                   ========  ========  ========
Depreciation and amortization
  Aerospace/Defense............................... $  3,176  $  1,149  $    466
  Other operating segments........................      579       345       158
  Corporate.......................................       18        18        22
                                                   --------  --------  --------
    Total......................................... $  3,773  $  1,512  $    646
                                                   ========  ========  ========

  The following table presents the locale of revenues and long-lived assets as of and for the years ended December 31, 1998, 1997 and 1996 (in thousands):

                                   External revenues        Long-lived assets
                               -------------------------- ----------------------
                                 1998     1997     1996    1998    1997    1996
                               -------- -------- -------- ------- ------- ------
United States................. $142,327 $110,898 $119,189 $30,619 $25,194 $4,587
Foreign countries.............   22,747    8,535    7,345   3,915     --     --
                               -------- -------- -------- ------- ------- ------
  Total....................... $165,074 $119,433 $126,534 $34,534 $25,194 $4,587
                               ======== ======== ======== ======= ======= ======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

Major Customer Information

  Sales to the U. S. government under prime contracts totaled approximately 16%, 31% and 45% of total Company sales for 1998, 1997 and 1996, respectively. Approximately 14% of 1998 total sales were to The Boeing Company, and approximately 17% of 1997 sales were to Lockheed Martin Corporation. No other customers comprised 10% or more of total sales for the periods reported. All major customer sales reported were included as part of the Aerospace / Defense business segment.

5. Inventories

  Inventories at December 31, 1998 and 1997 consisted of the following (in thousands):

                                                                1998     1997
                                                              --------  -------
      Finished goods......................................... $    956  $ 1,236
      Work in process........................................   26,113   18,035
      Raw materials..........................................   24,860   24,297
      Progress payments......................................  (11,294)  (8,935)
                                                              --------  -------
                                                              $ 40,635  $34,633
                                                              ========  =======

6. Leases

  The Company has various lease agreements for offices, factories and certain equipment. The longest lease obligation extends to 2013. Most leases contain renewal options and some contain purchase options. No leases contain restrictions on the Company's activities concerning dividends, further leasing or additional debt.

  The Company is obligated under various capital leases for certain buildings, machinery and equipment that expire at various dates through 2013. The gross amount of buildings, machinery and equipment and related accumulated amortization recorded under capital leases as of December 31, 1998 and 1997 were as follows (in thousands):

                                                                   1998   1997
                                                                  ------  -----
      Buildings.................................................. $1,167  $ --
      Machinery and equipment....................................  1,147    729
      Less accumulated amortization..............................   (242)  (140)
                                                                  ------  -----
      Net capital lease asset.................................... $2,072  $ 589
                                                                  ======  =====

  Rent expense for the years ended December 31, 1998, 1997 and 1996 consisted of the following (in thousands):

                                                          1998    1997    1996
                                                         ------  ------  ------
      Basic expense..................................... $2,036  $1,194  $1,085
      Sublease income...................................   (253)   (250)   (250)
                                                         ------  ------  ------
      Rent expense, net................................. $1,783  $  944  $  835
                                                         ======  ======  ======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  Future minimum rental payments at December 31, 1998, under agreements classified as operating leases with noncancelable terms in excess of one year, and the present value of future minimum capital lease payments are as follows (in thousands):

                                                              Capital  Operating
                                                              Leases    Leases
                                                              -------  ---------
   Year ending December 31:
     1999.................................................... $  358    $1,607
     2000....................................................    313       905
     2001....................................................    274       790
     2002....................................................    236       752
     2003....................................................    147       640
     Beyond 2003.............................................    997     2,566
                                                              ------    ------
     Total minimum lease payments............................  2,325    $7,260
                                                                        ======
     Less amounts representing interest (at rates ranging
      from
      4.6% to 18.2%).........................................   (548)
                                                              ------
     Net principal portion...................................  1,777
     Less portion due within one year........................   (294)
                                                              ------
     Long-term portion....................................... $1,483
                                                              ======

  During the first quarter of 1998, the Company entered into a ten year lease agreement for a facility located at Edgewood, Maryland ("Edgewood"), into which the existing Jessup, Maryland operation is being moved. It is anticipated that the Edgewood facility will provide increased production capability to facilitate future business expansion. The schedule of operating lease obligations includes the new lease commitment. The schedule does not include the remaining seven years and three months on the lease agreement for the Company's Jessup facility. This lease obligation totals approximately $2,161,000 over the seven year, three month period. The Company plans to sublease the Jessup facility and anticipates that the sublease income will offset the lease obligation resulting in no significant net expense to be recognized in future reporting periods.

7. Debt

  Short-term debt of the Company at December 31 consisted of the following (in thousands):

                                                                 1998    1997
                                                                ------- -------
      Revolving loans.......................................... $24,845 $17,367
      Current maturities of long-term debt.....................   3,922   2,063
                                                                ------- -------
        Total.................................................. $28,767 $19,430
                                                                ======= =======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  Long-term debt of the Company at December 31 consisted of the following (in thousands):

                                                                 1998    1997
                                                                ------- -------
      Term loans............................................... $16,714 $12,500
      Equipment loans..........................................   2,819     --
      Deferred obligations.....................................     500   3,000
      Bonds payable............................................   2,400   2,473
      Other long-term debt.....................................   2,192     768
                                                                ------- -------
        Total long-term debt...................................  24,625  18,741
      Less current portion.....................................   3,922   2,063
                                                                ------- -------
        Long-term debt, net of current portion................. $20,703 $16,678
                                                                ======= =======

  Scheduled maturities of long-term debt are as follows (in thousands):

      1999.............................................................. $ 3,922
      2000..............................................................  17,093
      2001..............................................................     715
      2002..............................................................     546
      2003..............................................................     551
      Thereafter........................................................   1,798
                                                                         -------
        Total........................................................... $24,625
                                                                         =======

Revolving, Term and Equipment Loans

  In March 1998, the Company refinanced its revolving and term loans, consolidating them with one lending institution. The financing agreement was amended in June 1998 to increase the capital expenditure facility from $3.0 million to $5.0 million. The Company's current credit facility totals $50.0 million consisting of (1) $27.0 million of revolving credit against eligible receivable and inventory balances, (2) an $18.0 million term loan and (3) $5.0 million capital expenditure facility. In connection with the refinancing, proceeds from the new loans were used in March 1998 to retire the deferred obligation of $3.0 million which existed at December 31, 1997. As of December 31, 1998, the Company had approximately $4.2 million of unused borrowing availability on the total credit facility.

  On March 28, 1998 and September 30, 1998, the Company borrowed funds on its capital expenditure facility resulting in equipment loans in the amount of $700,000 and $2,300,000, respectively. Equipment loan principal payments are made monthly based on a five-year amortization period. No equipment loans existed as of December 31, 1997.

  The revolving, term and equipment loans are secured by collateral consisting of substantially all of the Company's assets including inventory, equipment, receivables, general intangibles, investment property and real property. The interest rates on the loans are set quarterly based on the Company's performance against debt-to-earnings ratios specified in the agreement. Interest rates can range from LIBOR (the London Interbank Offered Rates) plus 2.25% to LIBOR plus 1.0% on the revolving loan and from LIBOR plus 2.75% to LIBOR plus 1.5% on the term and equipment loans. Alternatively, the Company may elect interest rates based on the lending institution's prime rate with the revolving loan fixed at prime plus 0.25% and the term and equipment loans fixed at prime plus 0.50%. The weighted average interest rates in effect at December 31, 1998 for the revolving, term and equipment loans were 7.42%, 7.76% and 7.94%, respectively. Interest is paid monthly in arrears on all loans.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

The term loan is payable quarterly based on a seven-year amortization period. The initial term of the credit facility extends to December 31, 2000.

  Under terms of two separate revolving loan agreements outstanding at December 31, 1997, the Company could borrow up to $23.0 million on a combined basis against the Company's eligible receivables, inventories and equipment. Amounts borrowed on one line of credit (up to $17.0 million) carried interest at an annual rate of 0.50% above the lender's prime rate or, at the Company's option, 2.75% above LIBOR. The other line of credit ($6.0 million) was available at an annual interest rate of LIBOR plus 2.5%, with the first $3.0 million covered by an interest rate swap agreement which fixed the interest rate at 8.65% to protect against the risk of an increase in the LIBOR rate. At December 31, 1997, the Company's various revolving loan balances (and annual interest rates in effect) were as follows: $6,351,000 (9.0%), $6,000,000 (8.6563%), $3,000,000 (8.65%) and $2,016,000 (8.2187%).

  On December 27, 1996, the Company refinanced its revolving and term loans with a different bank. The Company recorded an after-tax extraordinary loss of $667,000 ($1.085 million pre-tax) during 1996 related to prepayment fees, closing costs, origination fees and legal costs. Under the term loan provisions of the new agreement, the Company borrowed $14.0 million on December 27, 1996, at an annual interest rate of .75% above prime. The interest rate on all or a portion of the term loan was convertible, at the Company's option, to 3.0% above LIBOR. Principal payments totaled $500,000 per quarter beginning April 1, 1997. At December 31, 1997, the term loan principal balance totaled $12.5 million, $12.0 million of which carried LIBOR-based interest at an annual rate of 8.9063% and $500,000 of which carried prime-based interest at 9.25%.

  The Company is subject to several financial and nonfinancial covenants under the $50.0 million credit facility. At December 31, 1998, the Company was in violation of certain financial covenants. Such violations were cured as a result of an agreement amendment dated March 24, 1999.

Deferred Obligations

  The deferred obligation of $500,000 at December 31, 1998 was incurred in connection with the Brigantine SA acquisition (See Note 2) on May 29, 1998. The obligation, which bears no interest, is payable in three equal annual installments beginning May 29, 1999. The deferred obligation of $3,000,000 at December 31, 1997 was payable to Brunswick in connection with the acquisition of businesses in 1995. The obligation was payable on April 28, 2001, with interest of 8.0% per annum payable annually, according to the original terms of the acquisition agreement. The obligation was paid in full in March 1998.

Bonds Payable and Other Debt

  Bonds payable result from a financing agreement with the State of Maryland dated May 14, 1997 to provide $2.6 million in 15 year tax-exempt industrial development bonds bearing interest at a variable rate adjusted weekly to finance the purchase of the Belcamp, Maryland honeycomb manufacturing facility and an adjacent 3.2 acre parcel of land. The Company has entered into an interest rate hedge agreement with a financial institution to fix the interest rate on the tax exempt bonds at 5.07% through the year 2012.

  On July 7, 1997, in conjunction with the tax exempt bond financing, the Company entered into a ten-year $810,000 Maryland Industrial and Commercial Redevelopment Fund loan agreement with interest set at a fixed rate of 5.1% annually, plus a five-year $60,000 loan from Harford County, Maryland with interest set at a fixed rate of 5.5%. The unpaid balance of these loans are reported as other long-term debt and totaled $773,000 and $768,000 at December 31, 1998 and 1997, respectively.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  The remainder of other long-term debt as of December 31, 1998 totals $1,419,000 and consists of several loans of the Company's French subsidiary, Alcore Brigantine. The weighted average interest rates on the loans at December 31, 1998 was approximately 4.76%, and the remaining duration ranged from two to nine years.

8. Retirement and Employee Benefit Costs

Defined Contribution Plans

  The Company has retirement and savings plans for substantially all of the Company's employees which allow participants to make contributions up to 15% of their base pay via payroll deductions pursuant to Section 401(k) of the Internal Revenue Code. Under the plan, the Company may make discretionary matching contributions. The Company's match for the 1998 plan year was 50% of each participant's pretax contributions, limited to 4% of their salary. The cost of the employer match for 1998, 1997 and 1996 was $630,000, $159,000 and $195,000, respectively.

  Union employees at the Glen Cove, New York facility are covered by a defined contribution retirement plan, the cost of which was $33,000 for 1998 and $5,000 for 1997 (post-merger period, only).

Defined Benefits Plans

  The majority of hourly union employees of the Company, other than those at the Glen Cove, New York facility, are covered by defined benefit pension plans with benefits generally based on negotiated rates and years of service. The Company's funding policy is to contribute annually the minimum required amount determined by its actuaries.

  The change in benefit obligation, change in plan assets and funded status of the defined benefit plans for 1998 and 1997 is summarized as follows (in thousands):

                                                               1998     1997
                                                              -------  -------
   Change in benefit obligation:
     Balance at beginning of year............................ $ 2,001  $   550
     Service cost............................................     233      276
     Interest cost...........................................     180       74
     Plan amendments.........................................     --       950
     Actuarial loss..........................................     460      207
     Benefits paid...........................................     (71)     (56)
                                                              -------  -------
   Balance at end of year.................................... $ 2,803  $ 2,001
                                                              =======  =======
   Change in plan assets:
     Balance at beginning of year............................ $   587  $   104
     Actual return on plan assets............................     129      (34)
     Employer contributions..................................     541      573
     Benefits paid...........................................     (71)     (56)
                                                              -------  -------
     Balance at end of year.................................. $ 1,186  $   587
                                                              =======  =======
   Funded status:
     Funded status at end of year............................ $(1,617) $(1,414)
     Unrecognized net actuarial loss.........................     626      305
     Unrecognized prior service cost.........................     956      987
                                                              -------  -------
     Accrued benefit cost.................................... $   (35) $  (122)
                                                              =======  =======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  The amounts recognized in the Consolidated Balance Sheets at December 31, 1998 and 1997 consist of (in thousands):

                                                               1998     1997
                                                              -------  -------
   Prepaid benefit cost...................................... $   110  $   --
   Accrued benefit cost......................................     (44)    (122)
   Additional minimum liability..............................  (1,583)  (1,292)
   Intangible asset..........................................     956      987
   Accumulated other comprehensive income....................     625      305
                                                              -------  -------
   Accrued benefit cost...................................... $   (35) $  (122)
                                                              =======  =======

  The net periodic benefit cost of the defined benefit plans for the years ended December 31, 1998, 1997 and 1996 by components was as follows (in thousands):

                                                               1998  1997  1996
                                                               ----  ----  ----
   Service cost............................................... $233  $276  $293
   Interest cost..............................................  180    74    37
   Expected return on plan assets.............................  (65)  (24)  --
   Amortization of prior service cost.........................   82     3   --
   Amortization of actuarial loss.............................   24    15     2
                                                               ----  ----  ----
     Net periodic benefit cost................................ $454  $344  $332
                                                               ====  ====  ====

  Assumptions used to measure the projected benefit obligation and the expected long-term rate of return on plan assets as of December 31 were as follows:

                                                               1998  1997  1996
                                                               ----- ----- -----
   Discount rate.............................................. 6.75% 7.25% 7.25%
   Expected return on plan assets............................. 8.00% 8.00% 8.00%

  The Company does not have any significant postemployment or postretirement medical or life insurance plans.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

9. Shareholders' Equity

  The activity in the equity accounts for the period January 1, 1996, through December 31, 1998, is summarized as follows (in thousands):

                                                                 Notes    Accumulated
                          Common Stock    Additional           Receivable Other Com-
                          --------------   Paid-in   Retained     from    prehensive
                          Shares  Amount   Capital   Earnings   Officers    Income     Total
                          ------  ------  ---------- --------  ---------- ----------- -------
Balance, January 1,
 1996...................      1   $   1    $   999   $ 2,054     $(135)      $ --     $ 2,919
Common stock split (475-
 to-1)..................    474     474       (474)      --        --          --         --
Par value adjustment
 (common)...............    --     (470)       470       --        --          --         --
Net income..............    --      --         --      4,274       --          --       4,274
Preferred dividends
 declared...............    --      --         --        (80)      --          --         (80)
Additional minimum
 pension liability......    --      --         --        --        --          (95)       (95)
                          -----   -----    -------   -------     -----       -----    -------
Balance, December 31,
 1996...................    475       5        995     6,248      (135)        (95)     7,018
Merger transactions:
Retirement of TPG
 stock..................   (475)     (5)       --        --        --          --          (5)
Conversion of TPG stock
 to ATP stock...........  3,944      39        --        --        --          --          39
Conversion of Lunn stock
 to ATP stock...........  1,276      13        --        --        --          --          13
Purchase accounting
 adjustment for
 acquisition of Lunn....    --      --      15,511       --        --          --      15,511
Net income..............    --      --         --      4,208       --          --       4,208
Preferred dividends
 declared...............    --      --         --        (80)      --          --         (80)
Additional minimum
 pension liability......    --      --         --        --        --         (210)      (210)
                          -----   -----    -------   -------     -----       -----    -------
Balance, December 31,
 1997...................  5,220      52     16,506    10,376      (135)       (305)    26,494
Exercise of stock
 options and warrants...     20     --          16       --        --          --          16
Net income..............    --      --         --      5,687       --          --       5,687
Preferred dividends
 declared...............    --      --         --        (80)      --          --         (80)
Additional minimum
 pension liability......    --      --         --        --        --         (320)      (320)
                          -----   -----    -------   -------     -----       -----    -------
Balance, December 31,
 1998...................  5,240   $  52    $16,522   $15,983     $(135)      $(625)   $31,797
                          =====   =====    =======   =======     =====       =====    =======

Stock Option Plans

  In conjunction with the merger on October 31, 1997, the Company assumed the outstanding obligations of the Lunn and TPG stock option plans. The Company also adopted the 1997 Advanced Technical Products, Inc. Stock Option Plan (the "1997 Plan") on the merger date. Under the 1997 Plan, the Company may grant nonstatutory and incentive stock options to employees of the Company for the purchase of the Company's common stock at an exercise price equal to at least 100% of the fair market value as of the date of grant (110% of such fair market value if the optionee owns more than 10% of the combined voting power of all classes of stock of the Company). The Company has authorized 300,000 shares of common stock for the 1997 Plan. On November 6, 1997, 173,000 incentive stock options to acquire shares of the Company's common stock were granted to key employees under the 1997 Plan. The options vest at the rate of 20% on each of the five anniversary dates following the year of the grant. The exercise price of the options is $15.00 per share.

  On November 6, 1997, the Company adopted the Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan, the terms of which are the same as the 1997 Plan, except that options are to be granted to only non-employee members of the Company's board of directors. Stock options for 100,000 shares of common stock are authorized under this plan. On November 6, 1997, 43,000 nonqualified stock options at an exercise price of $15.00 per share were granted under the plan. On May 14, 1998, an additional 6,000 nonqualified stock options at an exercise price of $14.25 per share were granted under the plan. The options vest at a rate of 33 1/3% on each day preceding the annual meeting of the stockholders of the Company for the three years subsequent to the option grant.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  A summary of stock option transactions for 1998, 1997 and 1996 follows (pre-merger amounts have been restated to reflect amounts on a post-merger basis; shares are in thousands):

                                                                        Weighted
                                                               Stock    Average
                                                              Options   Exercise
                                                            Outstanding  Price
                                                            ----------- --------
      At December 31, 1995.................................     --       $  --
      Options granted......................................     208        0.41
                                                                ---
      At December 31, 1996.................................     208        0.41
      Options granted......................................     216       15.00
      Options assumed in merger............................     115        7.39
      Options canceled.....................................     (12)       0.41
                                                                ---
      At December 31, 1997.................................     527        7.91
      Options granted......................................       6       14.25
      Options exercised....................................     (19)       0.88
                                                                ---
      At December 31, 1998.................................     514      $ 8.24
                                                                ===      ======

  The following table summarizes information about stock options outstanding at December 31, 1998 (pre-merger amounts have been restated to reflect amounts on a post-merger basis; shares are in thousands):

                                                              Exercisable
                                                          ---------------------
                     Number of    Weighted-   Weighted-               Weighted-
      Range of         Shares      Average     Average                 Average
      Exercise       Subject to   Remaining   Exercise    Number of   Exercise
       Prices          Option       Life        Price      Shares       Price
   ---------------   ----------   ---------   ---------   ---------   ---------
   $ 0.41 - $ 4.99      179       7.5 years    $ 0.41         65       $ 0.41
   $ 5.00 - $10.00      109       4.4 years      7.22        109         7.22
   $10.01 - $15.00      226       8.8 years     14.95         53        14.86

  The weighted average fair value of options granted in 1998, 1997 and 1996 was $8.00, $8.40 and $0.20 per share, respectively, as estimated using the Black Scholes option-pricing model with the following assumptions:

                                                               1998 and
                                                                 1997     1996
                                                               -------- --------
   Risk free interest rate....................................   5.95%     6.82%
   Expected dividend yield....................................      0%        0%
   Expected stock volatility..................................     45%      100%
   Expected option life....................................... 7 years  10 years

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined based on the fair value at grant date under the fair-value-based method in Statement of Financial Accounting Standards No. 123,Accounting for Stock-Based Compensation, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                             1998   1997   1996
                                                            ------ ------ ------
   Net income:
     As reported........................................... $5,687 $4,208 $4,274
     Pro forma.............................................  5,428  4,166  4,248
   Net income per share:
     As reported:
       Basic............................................... $ 1.06 $ 0.99 $ 1.06
       Diluted.............................................   1.01   0.95   1.03
     Pro forma:
       Basic............................................... $ 1.01 $ 0.98 $ 1.06
       Diluted.............................................   0.97   0.94   1.03

Stock Warrants

  The Company assumed obligations of outstanding Lunn stock warrants as of the merger on October 31, 1997. A summary of stock warrant transactions for 1998 and 1997 follows (pre-merger amounts have been restated to reflect amounts on a post-merger basis; shares are in thousands):

                                                                        Weighted
                                                               Stock    Average
                                                             Warrants   Exercise
                                                            Outstanding  Price
                                                            ----------- --------
   At December 31, 1996....................................     --       $ --
   Warrants assumed in merger..............................      66       6.85
                                                                ---
   At December 31, 1997....................................      66       6.85
   Warrants exercised......................................      (2)      5.00
                                                                ---
   At December 31, 1998....................................      64      $6.91
                                                                ===      =====

  There were no stock warrant transactions during 1996.

  Certain warrant agreements contain anti-dilutive provisions providing for certain adjustments in the exercise price and the number of shares to be received upon exercise in the event of subsequent sales of stock by the Company below the initial warrant exercise price.

Employee Stock Purchase Plan

  On October 29, 1998, the Company adopted the 1998 Advanced Technical Products, Inc. Employee Stock Purchase Plan to encourage employees of the Company to maintain in its employ and to have an opportunity to acquire a proprietary interest in the Company. Under the plan, employees may elect payroll withholdings to acquire shares of the Company's common stock at a per share price reflecting fair market value at the beginning or end of each calendar quarter, whichever is lower. At December 31, 1998, 1,000,000 shares of common stock are authorized under the plan. The initial offering period under the plan was the two months ending December 31,

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

1998, and no shares were issued as of the end of 1998. The plan has not been approved by the stockholders of the Company as of December 31, 1998.

10. Mandatorily Redeemable Preferred Stock

  The preferred stock is 8% cumulative and redeemable with a $1.00 par value and 1,000,000 shares are authorized, issued and outstanding. In case of liquidation, the holders of preferred stock will be paid out of the assets of the Company in cash equal to $1.00 per share, plus any accumulated and unpaid dividends, before the common stockholders.

  The Company may, at its option, redeem any or all of the outstanding shares of the preferred stock for cash equal to $1.00 per share, plus any accumulated and unpaid dividends. The preferred shares are subject to mandatory redemption at the above-stated value on the earlier of April 28, 2001, or the date on which occurs a change in the ownership of 50% or more of the assets or the common stock of the Company.

11. Related-Party Transactions

  At December 31, 1998 and 1997, certain officers of the Company have outstanding promissory notes in the aggregate amount of $134,865, which were issued to the Company as consideration for the paid-in capital in excess of par value for the shares of stock they own.

  Common shares of the Company owned by each employee have been pledged as collateral to secure the payment of the promissory notes. The notes carry an interest rate of the lesser of 8% and the highest rate permitted by applicable law. Principal and accrued interest payments are due in full upon maker's sale of any pledged stock or on April 28, 2001, if earlier. The notes may be repaid at any time at the option of the maker without penalty.

12. Technological Expenditures

  Technological expenditures, excluding reimbursed projects, for the years ended December 31, 1998, 1997 and 1996 consisted of the following (in thousands):

                                                           1998   1997   1996
                                                          ------ ------ ------
   Research and development.............................. $  864 $1,063 $1,213
   Engineering and other.................................    138    654  1,256
                                                          ------ ------ ------
     Total............................................... $1,002 $1,717 $2,469
                                                          ====== ====== ======

  The Company was also reimbursed $11.3 million, $3.9 million and $4.3 million under federally funded research and development contracts during the years ended December 31, 1998, 1997 and 1996, respectively.

13. Income Taxes

  The combined provision for U.S. federal and state income taxes for the years ended December 31, 1998, 1997 and 1996 consisted of the following (in thousands):

                                                          1998    1997    1996
                                                         ------  ------  ------
   Current.............................................. $3,577  $3,157  $3,511
   Deferred.............................................    (17)   (523)   (836)
                                                         ------  ------  ------
     Total income tax provision......................... $3,560  $2,634  $2,675
                                                         ======  ======  ======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

  The federal statutory tax rate the years ended December 31, 1998, 1997 and 1996 is reconciled to the effective tax rate as follows:

                                                               1998  1997  1996
                                                               ----  ----  ----
   Federal statutory rate..................................... 34.0% 34.0% 34.0%
   State and local taxes, net of federal benefit..............  3.7   4.0   3.8
   Other, net.................................................  0.8   0.5   0.7
                                                               ----  ----  ----
     Effective tax rate....................................... 38.5% 38.5% 38.5%
                                                               ====  ====  ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows (in thousands):

                                                                   1998   1997
                                                                  ------ ------
   Deferred tax assets--
     Excess of tax over book capitalized inventory costs......... $  309 $  327
     Reserves not deductible until paid..........................  1,985    854
     Allowance for doubtful accounts.............................    224     95
     Net operating loss carryforwards............................  1,013  2,183
                                                                  ------ ------
       Total deferred tax assets.................................  3,531  3,459
   Deferred tax liabilities--
     Depreciation................................................  1,155    978
                                                                  ------ ------
   Net deferred tax asset before valuation allowance.............  2,376  2,481
   Valuation allowance...........................................    --   1,458
                                                                  ------ ------
   Net deferred tax asset........................................ $2,376 $1,023
                                                                  ====== ======

  The Company has net operating loss carryforwards of $2,980,000 which were generated from Lunn operations prior to the merger. Such carryforwards may be applied against future taxable income and expire at varying dates between 2002 and as a result of the merger and the subsequent ownership change of Lunn, the timing of the realization of the Company's net operating loss carryforwards is subject to Section 382 of the Internal Revenue Code ("Section 382"). Section 382 generally provides that, if a corporation undergoes an ownership change, the amount of taxable income that the corporation may offset with net operating loss carryforwards is subject to an annual limitation. The Company's estimated annual limitation under Section 382 is $1,020,000.

  The valuation allowance of $1,458,000 at December 31, 1997 primarily represents a reserve for the net deferred tax assets assumed from Lunn in the merger. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on these factors and the Section 382 limitation on the annual utilization of net operating loss carryforwards, management did not believe that it was more likely than not that the Company would realize the benefits of all these deductible differences as of December 31, 1997. As of December 31, 1998, it is management's assessment that it is more likely than not that the Company will realize the benefits of all the deductible differences recorded at that date. As such, the valuation allowance was eliminated in 1998, with a corresponding decrease to goodwill recognized as a result of the merger of TPG and Lunn.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

14. Earnings Per Share

  A reconciliation of the numerators and denominators used in calculating basic and diluted earnings per share ("EPS") for the years ended December 31, 1998, 1997 and 1996 follows (in thousands, except share information):

                                                 1998       1997       1996
                                               ---------  ---------  ---------
   Numerators used for basic and diluted EPS
   EPS before extraordinary items:
     Income before extraordinary items.......  $   5,687  $   4,208  $   4,941
     Less: preferred stock dividends
      declared...............................        (80)       (80)       (80)
                                               ---------  ---------  ---------
     Income available for common shares......  $   5,607  $   4,128  $   4,861
                                               =========  =========  =========
   EPS:
     Net income..............................  $   5,687  $   4,208  $   4,274
     Less: preferred stock dividends
      declared...............................        (80)       (80)       (80)
                                               ---------  ---------  ---------
     Net income available for common shares..  $   5,607  $   4,128  $   4,194
                                               =========  =========  =========
   Denominators used for basic and diluted
    EPS
   Basic EPS:
     Weighted average number of common shares
      outstanding............................  5,270,520  4,157,111  3,943,830
   Diluted EPS:
     Add: assumed stock conversions, net of
      assumed treasury stock purchases:
       --stock options.......................    220,589    198,379    115,000
       --stock warrants......................     35,021      6,545        --
                                               ---------  ---------  ---------
     Weighted average number of common shares
      and common equivalent shares...........  5,526,130  4,362,035  4,058,830
                                               =========  =========  =========

15. Accrued Expenses

  Accrued expenses at December 31, 1998 and 1997 consisted of the following (in thousands):

                                                                   1998   1997
                                                                  ------ ------
   Payroll and other compensation................................ $4,678 $4,025
   Medical expenses..............................................    587    449
   Interest expense..............................................    297    353
   Income taxes..................................................  1,108  1,324
   Other.........................................................    956  1,486
                                                                  ------ ------
     Total....................................................... $7,626 $7,637
                                                                  ====== ======

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

16. Other Noncurrent Assets

  Other noncurrent assets as of December 31, 1998 and 1997 are summarized as follows (in thousands):

                                                                 1998   1997
                                                                ------ ------
   Goodwill, net of accumulated amortization of $230 in 1998
    and $60 in 1997............................................ $6,180 $5,385
   Intangible asset--defined benefit pension plans.............    956    987
   Assets of non-qualified deferred compensation plan..........    765    675
   Other.......................................................    705    588
                                                                ------ ------
     Total..................................................... $8,606 $7,635
                                                                ====== ======

17. Summary of Quarterly Information (Unaudited)

                                                  1998 Quarters
                                      -------------------------------------------
                                       First      Second    Third      Fourth
                                      ---------  --------- --------- ------------
                                      (In thousands, except per share data)
Revenues............................  $  30,813  $  39,632 $  47,801  $  46,828
Operating income....................        986      2,949     4,129      4,762
Net income..........................        111      1,302     1,949      2,325
Earnings per common share--diluted..  $    0.02  $    0.23 $    0.35  $    0.42

                                                  1997 Quarters
                                      -------------------------------------------
                                       First      Second    Third    Fourth (a)
                                      ---------  --------- --------- ------------
                                      (In thousands, except per share data)
Revenues............................  $  23,822  $  28,110 $  28,608  $  38,893
Operating income....................        159      2,213     2,253      4,490
Net income (loss)...................       (196)     1,049     1,017      2,338
Earnings (loss) per common Share--
 diluted............................  $   (0.06) $    0.25 $    0.24  $    0.46

--------
(a) The fourth quarter of 1997 includes the results of Lunn operations for the two months following the merger creating Advanced Technical Products, Inc. on October 31, 1997.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  Not Applicable.

                                   PART III

Item 10. Directors and Executive Officers of the Registrant

  For information concerning directors and executive officers of the Company, see the information set forth following the caption "ELECTION OF DIRECTORS" in the Company's definitive proxy statement to be filed no later than 120 days after the end of the fiscal year covered by this Form 10-K (the "Proxy Statement"), which information is incorporated herein by reference.

Item 11. Executive Compensation

  The information set forth following the caption "EXECUTIVE COMPENSATION" in the Company's Proxy Statement is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management

  The information set forth following the caption "ELECTION OF DIRECTORS" in the Company's Proxy Statement is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions

  The information set forth following the caption "TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES" in the Company's Proxy Statement is incorporated herein by reference.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

  (a) The following documents are filed as part of this report:

  1. Financial Statements:

    Reports of independent public accountants

    Consolidated balance sheets at December 31, 1998 and 1997

    Consolidated statements of income for the years ended December 31, 1998, 1997 and 1996

    Consolidated statements of comprehensive income for the years ended December 31, 1998, 1997 and 1996

    Consolidated statements of cash flows for the years ended December 31, 1998, 1997 and 1996

    Notes to consolidated financial statements

  2. Financial Statement Schedules:

    None

  3. Exhibits:

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Agreement and Plan of Merger dated June 6, 1997 by and between Lunn
         Industries, Inc. and TPG Holdings, Inc., as amended by Amendment to
         Agreement and Plan of Merger dated August 22, 1997 by and between Lunn
         Industries, Inc. and TPG Holdings, Inc. (exhibits and schedules omitted) (incorporated by reference to Exhibit 2.1 to the Company's
         Current Report on Form 8-K dated November 14, 1997).

  3.1    Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3 to the Company's Quarterly
         Report on Form 10-QSB for the period ended September 30, 1997).

  3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-QSB for the period ended
         September 30, 1996).

 10.1 Lease covering the Jessup, Maryland Plant (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1992).

 10.2 Lease for the Company's facilities located in Glen Cove, New York dated January 1, 1995 between Grill Leasing Corp. and Lunn Industries,
         Inc. (incorporated by reference to Exhibit 10.12 to the Company's
         Quarterly Report on Form 10-QSB for the period ended March 31, 1995).

 10.3    Amendment to the Company's 1994 Stock Incentive Plan adopted at the
         1996 Annual Shareholders Meeting on September 26, 1996 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
         10-QSB for the period ended September 30, 1996).

 10.4    Engagement letter dated February 21, 1996 between the Company and J.E.
         Sheehan & Co., Inc. for the placement of 3.5 million shares of the Company's common stock in a private placement (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
         10-QSB for period ended March 31, 1996).

 10.5  Credit Agreement dated November 22, 1996 between Lunn Industries, Inc.
       and Alcore, Inc. and First Union National Bank of Maryland (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-
       KSB for the year ended December 31, 1996).

 10.6  Promissory Note dated November 15, 1996 payable to the order of First
       Union National Bank of Maryland (incorporated by reference to Exhibit
       10.27 to the Company's Annual Report on Form 10-KSB for the year ended
       December 31, 1996).

 10.7  Security Agreement dated November 22, 1996 between Lunn Industries, Inc.
       and Alcore, Inc. and First Union National Bank of Maryland (incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-
       KSB for the year ended December 31, 1996).

 10.8  Loan Agreement dated as of May 1, 1997 between Maryland Industrial
       Development Authority and Alcore, Inc. (incorporated by reference to
       Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 2,
       1997).

 10.9  Trust Indenture dated as of May 1, 1997 by and among Maryland Industrial
       Development Financing Authority, First Union National Bank of Virginia and Branch Banking and Trust Company (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated June 2,
       1997).

 10.10 Promissory Note dated May 15, 1997 payable to Maryland Industrial
       Development Financing Authority for the sum of $2.6 million
       (incorporated by reference to Exhibit 10.1 to the Company's Current
       Report on Form 8-K dated June 2, 1997).

 10.11 Guaranty Agreement dated May 1, 1997 made by Lunn Industries, Inc. in favor of First Union National Bank of North Carolina (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated June 2, 1997).

 10.12 Letter of Credit and Reimbursement Agreement by and between Alcore, Inc.
       and First Union National Bank of North Carolina dated May 1, 1997
       (incorporated by reference to Exhibit 10.5 to the Company's Current
       Report on Form 8-K dated June 2, 1997).

 10.13 Security Agreement dated as of May 1, 1997 by and among Alcore, Inc.,
       Lunn Industries, Inc., First Union Bank of North Carolina, The Maryland
       Industrial Development Financing Authority and First Union National Bank of Maryland (incorporated by reference to Exhibit 10.2 to the Company's
       Current Report on Form 8-K dated June 2, 1997).

 10.14 Loan and Security Agreement dated December 27, 1996, by and among Fleet
       Capital Corporation and Technical Products Group, Inc., Marion
       Properties, Inc., Deland Properties, Inc. and Lincoln Properties, Inc.
       (incorporated by reference to Exhibit 10.14 to the Company's Annual
       Report on Form 10-K for the year ended December 31, 1997).

 10.15 First Amendment to Loan and Security Agreement dated June 10, 1997, by and among Fleet Capital Corporation and Technical Products Group, Inc.,
       Marion Properties, Inc., Deland Properties, Inc. and Lincoln Properties,
       Inc. (incorporated by reference to Exhibit 10.15 to the Company's Annual
       Report on Form 10-K for the year ended December 31, 1997).

 10.16 Second Amendment to Loan and Security Agreement dated October 31, 1997, by and among Fleet Capital Corporation and Technical Products Group,
       Inc., Marion Properties, Inc., Deland Properties, Inc. and Lincoln
       Properties, Inc. (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended December 31,
       1997).

 10.17 Secured Promissory Note payable to Fleet Capital Corporation executed by Technical Products Group, Inc., Marion Properties, Inc., Deland
         Properties, Inc. and Lincoln Properties, Inc. (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.18 Equipment Promissory Note payable to Fleet Capital Corporation executed by Technical Products Group, Inc., Marion Properties, Inc.,
         Deland Properties, Inc. and Lincoln Properties, Inc. (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.19   Form of Commercial Net Building and Ground Lease of Lincoln Air Park
         West by and between Brunswick Corporation and Airport Authority of the City of Lincoln, Nebraska, together with form of Lease Extension
         Agreement, regarding various facilities of the Lincoln Composites
         Division located in Lincoln, Nebraska (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.20   Lease dated October 15, 1997 by and between LPR Partnership and
         Technical Products Group, Inc., through the Lincoln Composites
         Division, regarding premises located in Lincoln, Nebraska
         (incorporated by reference to Exhibit 10.20 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997).

 10.21** Amended and Restated Employment Agreement dated November 1, 1997 by and between the Company and James S. Carter (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.22** Amended and Restated Employment Agreement dated November 1, 1997 by and between the Company and Garrett L. Dominy (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.23** 1997 Advanced Technical Products, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form
         10-K for the year ended December 31, 1997).

 10.24** Form of Incentive Stock Option Agreement for options granted under
         Advanced Technical Products, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.25** Advanced Technical Products, Inc. Non-Employee Directors Stock Option
         Plan (incorporated by reference to Exhibit 10.25 to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997).

 10.26** Form of Nonqualified Stock Option Agreement for options granted under
         Advanced Technical Products, Inc. Non-Employee Directors Stock Option
         Plan (incorporated by reference to Exhibit 10.26 to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997).

 10.27** Technical Products Group, Inc. Deferred Compensation Plan
         (incorporated by reference to Exhibit 10.27 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997).

 10.28** Rabbi Trust Agreement executed in connection with Technical Products
         Group, Inc. Deferred Compensation Plan (incorporated by reference to
         Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.29   Lease Agreement dated January 21, 1998 by and between FRP Lakeside
         L.P., as landlord, and Alcore, Inc., as tenant (incorporated by reference to Exhibit 10.29 to the Company's Quarterly Report on Form
         10-Q for the quarterly period ended April 3, 1998).

 10.30 Lease Agreement dated April 14, 1998 by and between Mansell Overlook
       200, LLC, and Advanced Technical Products, Inc. (incorporated by reference to Exhibit 10.29 to the Company's Quarterly Report on Form 10-
       Q for the quarterly period ended April 3, 1998).

 10.31 Amended and Restated Loan and Security Agreement dated March 31, 1998 between Advanced Technical Products, Inc., Alcore,Inc., Technical
       Products Group, Inc., Marion Properties, Inc., Deland Properties, Inc.
       and Lincoln Properties, Inc., collectively, as borrower, and Fleet
       Capital Corporation, as lender (incorporated by reference to Exhibit
       10.31 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1998).

 10.32 First Amendment to Amended and Restated Loan and Security Agreement dated June 26, 1998 by and between Advanced Technical Products, Inc.,
       Alcore, Inc., Technical Products Group, Inc., Marion Properties, Inc.,
       Deland Properties, Inc. and Lincoln Properties, Inc., collectively, as borrower, and Fleet Capital Corporation, as lender (incorporated by reference to Exhibit 10.32 to the Company's Quarterly Report on Form 10-
       Q for the quarterly period ended July 3, 1998).

 10.33 Second Amended and Restated Equipment Promissory Note dated June 26,
       1998, executed by Advanced Technical Products, Inc., Alcore, Inc.,
       Technical Products Group, Inc., Marion Properties, Inc., Deland
       Properties, Inc. and Properties, Inc. (incorporated by reference to
       Exhibit 10.33 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1998).

 10.34 Lease Agreement dated May 11, 1998 by and between George W. Hendricks and Barbara J. Hendricks and the Lincoln Composites Division of Advanced
       Technical Products, Inc. (incorporated by reference to Exhibit 10.34 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 2, 1998).

 21.1* List of subsidiaries of Advanced Technical Products, Inc.

 23.1* Consent of KPMG LLP.

 23.2* Consent of Arthur Andersen LLP

 27.0* Financial Data Schedule.

--------
*  Filed herewith.
** Indicates management contract or compensatory plan or arrangement.

  (b) Reports on Form 8-K:

  A Current Report on Form 8-K dated March 12, 1998 reporting under Item 5-- Other Events was filed announcing ATP's earnings for the year ended December 31, 1997.

                                  SIGNATURES

  Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 29, 1999

                                          Advanced Technical Products, Inc.

                                                    /s/ James S. Carter
                                          _____________________________________
                                              James S. Carter Chairman of the
                                            Board, Chief Executive Officer and
                                                         President

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ James S. Carter           Chairman of the Board,       March 29, 1999
______________________________________  Chief Executive Officer
           James S. Carter              and President (Principal
                                        Executive Officer) and
                                        Director

        /s/ Garrett L. Dominy          Executive Vice President,    March 29, 1999
______________________________________  Financial Officer,
          Garrett L. Dominy             Assistant Secretary and
                                        Treasurer (Principal
                                        Financial Officer and
                                        Principal Accounting
                                        Officer) and Director

                                       Director                     March 29, 1999
______________________________________
           Alan W. Baldwin

        /s/ Robert C. Sigrist          Director                     March 29, 1999
______________________________________
          Robert C. Sigrist

       /s/ Lawrence E. Wesneski        Director                     March 29, 1999
______________________________________
         Lawrence E. Wesneski

                                       Director                     March 29, 1999
______________________________________
           Sam P. Douglass

          /s/ Gary L. Forbes           Director                     March 29, 1999
______________________________________
            Gary L. Forbes

          /s/ John M. Simon            Director                     March 29, 1999
______________________________________
            John M. Simon

                                 EXHIBIT INDEX

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Agreement and Plan of Merger dated June 6, 1997 by and between Lunn
         Industries, Inc. and TPG Holdings, Inc., as amended by Amendment to
         Agreement and Plan of Merger dated August 22, 1997 by and between Lunn
         Industries, Inc. and TPG Holdings, Inc. (exhibits and schedules omitted) (incorporated by reference to Exhibit 2.1 to the Company's
         Current Report on Form 8-K dated November 14, 1997).

  3.1    Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3 to the Company's Quarterly
         Report on Form 10-QSB for the period ended September 30, 1997).

  3.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-QSB for the period ended
         September 30, 1996).

 10.1 Lease covering the Jessup, Maryland Plant (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1992).

 10.2 Lease for the Company's facilities located in Glen Cove, New York dated January 1, 1995 between Grill Leasing Corp. and Lunn Industries,
         Inc. (incorporated by reference to Exhibit 10.12 to the Company's
         Quarterly Report on Form 10-QSB for the period ended March 31, 1995).

 10.3    Amendment to the Company's 1994 Stock Incentive Plan adopted at the
         1996 Annual Shareholders Meeting on September 26, 1996 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
         10-QSB for the period ended September 30, 1996).

 10.4    Engagement letter dated February 21, 1996 between the Company and J.E.
         Sheehan & Co., Inc. for the placement of 3.5 million shares of the Company's common stock in a private placement (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form
         10-QSB for period ended March 31, 1996).

 10.5    Credit Agreement dated November 22, 1996 between Lunn Industries, Inc.
         and Alcore, Inc. and First Union National Bank of Maryland
         (incorporated by reference to Exhibit 10.26 to the Company's Annual
         Report on Form 10-KSB for the year ended December 31, 1996).

 10.6    Promissory Note dated November 15, 1996 payable to the order of First
         Union National Bank of Maryland (incorporated by reference to Exhibit
         10.27 to the Company's Annual Report on Form 10-KSB for the year ended
         December 31, 1996).

 10.7    Security Agreement dated November 22, 1996 between Lunn Industries,
         Inc. and Alcore, Inc. and First Union National Bank of Maryland
         (incorporated by reference to Exhibit 10.28 to the Company's Annual
         Report on Form 10-KSB for the year ended December 31, 1996).

 10.8    Loan Agreement dated as of May 1, 1997 between Maryland Industrial
         Development Authority and Alcore, Inc. (incorporated by reference to
         Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 2,
         1997).

 10.9    Trust Indenture dated as of May 1, 1997 by and among Maryland
         Industrial Development Financing Authority, First Union National Bank of Virginia and Branch Banking and Trust Company (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated June 2, 1997).

 Exhibit
   No.                                 Description
 -------                               -----------
 10.10   Promissory Note dated May 15, 1997 payable to Maryland Industrial
         Development Financing Authority for the sum of $2.6 million
         (incorporated by reference to Exhibit 10.1 to the Company's Current
         Report on Form 8-K dated June 2, 1997).

 10.11 Guaranty Agreement dated May 1, 1997 made by Lunn Industries, Inc. in favor of First Union National Bank of North Carolina (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K dated June 2, 1997).

 10.12   Letter of Credit and Reimbursement Agreement by and between Alcore,
         Inc. and First Union National Bank of North Carolina dated May 1, 1997
         (incorporated by reference to Exhibit 10.5 to the Company's Current
         Report on Form 8-K dated June 2, 1997).

 10.13   Security Agreement dated as of May 1, 1997 by and among Alcore, Inc.,
         Lunn Industries, Inc., First Union Bank of North Carolina, The
         Maryland Industrial Development Financing Authority and First Union
         National Bank of Maryland (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated June 2, 1997).

 10.14   Loan and Security Agreement dated December 27, 1996, by and among
         Fleet Capital Corporation and Technical Products Group, Inc., Marion
         Properties, Inc., Deland Properties, Inc. and Lincoln Properties, Inc.
         (incorporated by reference to Exhibit 10.14 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997).

 10.15 First Amendment to Loan and Security Agreement dated June 10, 1997, by and among Fleet Capital Corporation and Technical Products Group,
         Inc., Marion Properties, Inc., Deland Properties, Inc. and Lincoln
         Properties, Inc. (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended December 31,
         1997).

 10.16   Second Amendment to Loan and Security Agreement dated October 31,
         1997, by and among Fleet Capital Corporation and Technical Products
         Group, Inc., Marion Properties, Inc., Deland Properties, Inc. and
         Lincoln Properties, Inc. (incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1997).

 10.17 Secured Promissory Note payable to Fleet Capital Corporation executed by Technical Products Group, Inc., Marion Properties, Inc., Deland
         Properties, Inc. and Lincoln Properties, Inc. (incorporated by reference to Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.18 Equipment Promissory Note payable to Fleet Capital Corporation executed by Technical Products Group, Inc., Marion Properties, Inc.,
         Deland Properties, Inc. and Lincoln Properties, Inc. (incorporated by reference to Exhibit 10.18 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.19   Form of Commercial Net Building and Ground Lease of Lincoln Air Park
         West by and between Brunswick Corporation and Airport Authority of the City of Lincoln, Nebraska, together with form of Lease Extension
         Agreement, regarding various facilities of the Lincoln Composites
         Division located in Lincoln, Nebraska (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.20   Lease dated October 15, 1997 by and between LPR Partnership and
         Technical Products Group, Inc., through the Lincoln Composites
         Division, regarding premises located in Lincoln, Nebraska
         (incorporated by reference to Exhibit 10.20 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997).

 Exhibit
   No.                                 Description
 -------                               -----------
 10.21** Amended and Restated Employment Agreement dated November 1, 1997 by and between the Company and James S. Carter (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the
         year ended December 31, 1997).

 10.22** Amended and Restated Employment Agreement dated November 1, 1997 by and between the Company and Garrett L. Dominy (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.23** 1997 Advanced Technical Products, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form
         10-K for the year ended December 31, 1997).

 10.24** Form of Incentive Stock Option Agreement for options granted under
         Advanced Technical Products, Inc. Stock Option Plan (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.25** Advanced Technical Products, Inc. Non-Employee Directors Stock Option
         Plan (incorporated by reference to Exhibit 10.25 to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997).

 10.26** Form of Nonqualified Stock Option Agreement for options granted under
         Advanced Technical Products, Inc. Non-Employee Directors Stock Option
         Plan (incorporated by reference to Exhibit 10.26 to the Company's
         Annual Report on Form 10-K for the year ended December 31, 1997).

 10.27** Technical Products Group, Inc. Deferred Compensation Plan
         (incorporated by reference to Exhibit 10.27 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997).

 10.28** Rabbi Trust Agreement executed in connection with Technical Products
         Group, Inc. Deferred Compensation Plan (incorporated by reference to
         Exhibit 10.28 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997).

 10.29   Lease Agreement dated January 21, 1998 by and between FRP Lakeside
         L.P., as landlord, and Alcore, Inc., as tenant (incorporated by reference to Exhibit 10.29 to the Company's Quarterly Report on Form
         10-Q for the quarterly period ended April 3, 1998).

 10.30   Lease Agreement dated April 14, 1998 by and between Mansell Overlook
         200, LLC, and Advanced Technical Products, Inc. (incorporated by reference to Exhibit 10.29 to the Company's Quarterly Report on Form
         10-Q for the quarterly period ended April 3, 1998).

 10.31 Amended and Restated Loan and Security Agreement dated March 31, 1998 between Advanced Technical Products, Inc., Alcore, Inc., Technical
         Products Group, Inc., Marion Properties, Inc., Deland Properties, Inc.
         and Lincoln Properties, Inc., collectively, as borrower, and Fleet
         Capital Corporation, as lender (incorporated by reference to Exhibit
         10.31 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1998).

 10.32 First Amendment to Amended and Restated Loan and Security Agreement dated June 26, 1998 by and between Advanced Technical Products, Inc.,
         Alcore, Inc., Technical Products Group, Inc., Marion Properties, Inc.,
         Deland Properties, Inc. and Lincoln Properties, Inc., collectively, as borrower, and Fleet Capital Corporation, as lender (incorporated by reference to Exhibit 10.32 to the Company's Quarterly Report on Form
         10-Q for the quarterly period ended July 3, 1998).

 10.33   Second Amended and Restated Equipment Promissory Note dated June 26,
         1998, executed by Advanced Technical Products, Inc., Alcore, Inc.,
         Technical Products Group, Inc., Marion Properties, Inc., Deland
         Properties, Inc. and Properties, Inc. (incorporated by reference to
         Exhibit 10.33 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 1998).

 Exhibit
   No.                                Description
 -------                              -----------
 10.34   Lease Agreement dated May 11, 1998 by and between George W. Hendricks and Barbara J. Hendricks and the Lincoln Composites Division of
         Advanced Technical Products, Inc. (incorporated by reference to
         Exhibit 10.34 to the Company's Quarterly Report on Form 10-Q for the
         quarterly period ended October 2, 1998).
 21.1*   List of subsidiaries of Advanced Technical Products, Inc.
 23.1*   Consent of KPMG LLP.
 23.2*   Consent of Arthur Andersen LLP
 27.0*   Financial Data Schedule.

--------
*  Filed herewith.
** Indicates management contract or compensatory plan or arrangement.

                                                                    Exhibit 21.1

           List of Subsidiaries of Advanced Technical Products, Inc.

          Name of Subsidiary                    State or Jurisdiction of
           ---------------                            Incorporation
                                                     ---------------


     Technical Products Group, Inc.
            Alcore, Inc.                                Delaware
      Lincoln Properties, Inc.                          Delaware
       Marion Properties, Inc.                          Delaware
       Deland Properties, Inc.                          Delaware
          Alcore Brigantine                             Delaware
                                                         France

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                  FORM 10-K/A

  (Mark One)

                                AMENDMENT NO. 1

                                      to

[X]ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  For the fiscal year ended December 31, 1998

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
   EXCHANGE ACT OF 1934

                        Commission file number: 0-1298

                       ADVANCED TECHNICAL PRODUCTS, INC.
            (Exact name of registrant as specified in its charter)

              Delaware                                 11-1581582
   (State or other jurisdiction of        (I.R.S. Employer Identification No.)
   incorporation or organization)

                        200 Mansell Ct. East, Suite 505
                            Roswell, Georgia 30076
              (Address of principal executive offices) (Zip Code)

  Registrant's telephone number, including area code: (770) 993-0291

  Securities registered pursuant to Section 12(b) of the Act: NONE

  Securities registered pursuant to Section 12(g) of the Act:

       Title of Each Class        Name of Each Exchange on Which Registered
       -------------------        -----------------------------------------
   Common Stock, $0.01 par value        Nasdaq/National Market System

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

  The aggregate market value of the voting stock held by non-affiliates of the registrant, on April 26, 1999 was $34,735,743 (3,656,394 shares at $9.50 per share, the closing price of the registrant's common stock on the Nasdaq National Market on April 26, 1999). As of that date, 5,259,089 shares of the registrant's common stock were outstanding.

                   DOCUMENTS INCORPORATED BY REFERENCE: None

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   PART III

Item 10. Directors and Executive Officers of the Registrant

  The Certificate of Incorporation and Bylaws of Advanced Technical Products, Inc. ("ATP" or the "Company"), each as amended, provide that the members of the Board of Directors will be classified as nearly as possible into three classes, each with, as nearly as possible, one-third of the members of the Board of Directors. The following sets forth certain information concerning each of the directors of the Company now in office and each of the executive officers of the Company who are not directors. Each of the Class II and Class III directors were designated as directors of the Company effective October 31, 1997 in connection with the consummation of the merger (the "Merger") of TPG Holdings, Inc. ("TPG") and Lunn Industries, Inc. ("Lunn") under the name "Advanced Technical Products, Inc." The terms of the Class II directors expire on the date of the Company's 1999 Annual Meeting. Each of the Class I directors were elected to the Board of Directors at the Company's 1998 Annual Meeting. The age of each director nominee and continuing director, his positions and offices with the Company, the year in which he first became a director of the Company, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning executive officers who are neither directors nor nominees for election as directors.

Class II Directors--Terms Expiring 1999

  Garrett L. Dominy, 53. Mr. Dominy has been Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Company since October 1997. Mr. Dominy served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG from June 1995 until the Merger. Prior to that time, Mr. Dominy was an audit partner of Arthur Andersen Worldwide. Mr. Dominy is a Certified Public Accountant.

  Sam P. Douglass, 66. Mr. Douglass is a member of the Compensation Committee. Mr. Douglass served as a director of TPG from its inception in 1995 until the Merger. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the American Stock Exchange, and Equus Capital Management Corporation, since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

Class III Directors--Terms Expiring 2000

  James S. Carter, 63. Mr. Carter is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Carter served as the President and Chief Executive Officer and as a director of TPG from its inception in 1995 until the Merger. Mr. Carter served as an aerospace industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was Director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.

  Gary L. Forbes, 55. Mr. Forbes is a member of the Audit Committee and the Compensation Committee. Mr. Forbes served as a director of TPG from its inception in 1995 until the Merger. Mr. Forbes has been a Vice President of Equus II Incorporated, a closed-end investment fund, since 1991. Mr. Forbes is a director of Consolidated Graphics, Inc. (a NYSE consolidator of commercial printing companies), Drypers Corporation (a Nasdaq National Market manufacturer of disposable diapers), and NCI Building Systems, Inc. (a Nasdaq National Market consolidator of pre-engineered metal building manufacturers).

  John M. Simon, 56. Mr. Simon is a member of the Compensation Committee. Mr. Simon has been Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Immune Response Corporation and Neurogen Corporation, all of which are Nasdaq National Market companies. Mr. Simon was originally elected a director of Lunn in 1993.

Class I Directors--Terms Expiring 2001

  Alan W. Baldwin, 62. Mr. Baldwin is a member of the Audit Committee. From March 1994 through October 31, 1997, Mr. Baldwin served as the Chairman of the Board and Chief Executive Officer of Lunn. Mr. Baldwin was Vice President of Lunn from December 1993 to March 1994 and was an independent consultant from 1991 to March 1994. Mr. Baldwin served as a director of Lunn since 1993.

  Robert C. Sigrist, 66. Mr. Sigrist is a member of the Nominating Committee. Mr. Sigrist served as a director of TPG from August 1995 until October 1997. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation for seven years.

  Lawrence E. Wesneski, 51. Mr. Wesneski is a member of the Audit Committee and Nominating Committee. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 21 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was president and managing director of Breedlove Wesneski & Co. for ten years. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski is a director of STB Systems, Inc. and TSC Communications Corp. Mr. Wesneski served as a director of TPG from its inception in 1995 until the Merger.

Executive Officers Who Are Not Directors

  H. Dwight Byrd, 61. Mr. Byrd has been a Vice President of ATP and President of the Marion Composites Division since the Merger. From April 1995 until the Merger, Mr. Byrd served as a Vice President of TPG and President of the Marion Composites Division. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation's Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick's Mercury Marine Division in Stillwater, Oklahoma.

  Brian W. Hodges, 38. Mr. Hodges has been Vice President of ATP and President of the Intellitec Division since May 1998. Prior to May 1998, Mr. Hodges served as Intellitec's Vice President and General Manager for Defense Products and Vice President of Operations. Mr. Hodges served as Director of Operations, and held other senior management positions for Brunswick's Technical Group between 1987 and 1995. Prior to 1987, Mr. Hodges held supervisory and engineering positions at both Honeywell Inc. and Texas Instruments, Inc.

  Edward Kiley, 49. Mr. Kiley has been President and General Manager of Alcore, a wholly owned subsidiary of the Company, since May 1996. Mr. Kiley was Vice President and General Manager of Alcore from October 1993 to May 1996. Mr. Kiley was Vice President and General Manager of Lunn from January 1993 through October 1993. Prior to December 1992, Mr. Kiley was Director of Sales and Marketing of Hexcel Corporation.

  Michael Kohler, 34. Mr. Kohler has been Vice President of ATP and President of Lunn Industries since the Merger. From 1994 to 1997, Mr. Kohler served as Director of Engineering for Lunn and, for over three years prior to 1994, served as a quality assurance manager and quality engineer for Lunn.

  Richard J. Rashilla, Jr., 39. Mr. Rashilla has been Vice President of ATP and President of the Lincoln Composites Division since January of 1999. Prior to January 1999, Mr. Rashilla served as Lincoln Composites'

Vice President and General Manager. Mr. Rashilla served as Executive Director of Business Development and held other senior management positions for Brunswick's Technical Group between 1983 and 1995.

Section 16 Requirements

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it with respect to fiscal 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except as follows:
Mr. Byrd reported a transaction on a Form 5 filed February 15, 1999 that should have been reported on a Form 4 due on November 11, 1998. Mr. Hodges became an executive officer of the Company on January 1, 1999, but did not report his holdings on a Form 5 until February 15, 1999. Mr. Wesneski reported a transaction on a Form 5 filed on February 17, 1999 that should have been filed on February 15, 1999.

Item 11. Executive Compensation

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid to the Company's Chairman of the Board, President and Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), with respect to each of the Company's last three fiscal years, based on salary and bonus earned during each year.

                                  Annual Compensation        Long-Term Compensation
                               ------------------------- ------------------------------
                                                                    Securities
                                                  Other               Under-
                                                 Annual  Restricted   Lying             All Other
                                                 Compen-   Stock     Options/    LTIP    Compen-
                                Salary   Bonus   sation   Award(s)     SARs    Payments  sation
Name                      Year   ($)      ($)      ($)      ($)        (#)       ($)     ($)(1)
----                      ---- -------- -------- ------- ---------- ---------- -------- ---------
James S. Carter.........  1998 $305,192 $ 50,000 $     0                   0             $ 9,914
 Chairman, President and  1997 $246,400 $      0 $     0              41,500             $19,466
 Chief Executive Officer  1996 $226,884 $106,638 $     0                   0             $62,982

Garrett L. Dominy.......
 Executive Vice           1998 $240,577 $ 35,000 $     0                   0             $ 6,828
 President and            1997 $193,259 $      0 $     0              37,000             $ 2,302
 Chief Financial Officer  1996 $170,673 $ 79,279 $     0                   0             $51,962

H. Dwight Byrd..........  1998 $175,264 $      0 $ 1,853                   0             $ 6,426
 Vice President           1997 $163,427 $      0 $ 1,926              10,000             $ 2,851
                          1996 $145,558 $ 69,778 $     0                   0             $ 3,906

James G. Fuller.........  1998 $156,846 $      0 $     0                   0             $ 6,675
 Vice President           1997 $149,256 $      0 $     0              10,000             $ 2,330
                          1996 $135,285 $ 64,896 $     0                   0             $ 2,095

Edward Kiley............  1998 $150,000 $      0 $12,125                   0             $ 3,663
 Vice President           1997 $127,412 $ 62,750 $ 6,000              22,500             $ 2,405
                          1996 $111,784 $ 37,500 $36,437                   0             $ 1,054

--------
(1) "All Other Compensation" for 1998 for the Named Executive Officers is comprised of the following: (a) Company contributions to retirement savings plans for Messrs. Carter ($5,000), Dominy ($4,812), Byrd ($3,505), Fuller ($3,137) and Kiley ($2,923), and (b) the taxable amount of life insurance premiums paid by the Company for Messrs. Carter ($4,914), Dominy ($2,016), Byrd ($2,921), Fuller ($3,538) and Kiley ($740).

Option Grants During 1998 Fiscal Year

  The Company did not grant any employee stock options during 1998, nor did the Company grant any stock appreciation rights during 1998.

Option Exercises During 1998 Fiscal Year and Fiscal Year End Option Values

  The following table sets forth the aggregate dollar value of in-the-money, unexercised options held at the end of 1998 by the Named Executive Officers. There were no stock options exercised during 1998 by any of the Named Executive Officers.

                                                 Number of Securities
                                                Underlying Unexercised   Value of Unexercised In-
                                                Options/SARs At Fiscal    The-Money Options/SARs
                            Shares     Value         Year-End (#)         At Fiscal Year-End ($)
                         Acquired On  Realized ------------------------- -------------------------
          Name           Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           ------------ -------- ----------- ------------- ----------- -------------
James S. Carter.........       0          0       8,300       33,200       $     0        $ 0

Garrett L. Dominy.......       0          0       7,400       29,600       $     0        $ 0

H. Dwight Byrd..........       0          0       2,000        8,000       $     0        $ 0

James G. Fuller.........       0          0       2,000        8,000       $     0        $ 0

Edward Kiley............       0          0      23,000        2,000       $30,813        $ 0

Employment Agreements

  The Company has entered into three-year employment agreements with each of James S. Carter and Garrett L. Dominy. Pursuant to the employment agreements, Mr. Carter will serve as Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Dominy will serve as an Executive Vice President and Chief Financial Officer of the Company. The employment agreements provide for base salaries, which are $350,000 and $275,000 per year as of January 1, 1999 for Mr. Carter and Mr. Dominy, respectively, subject to annual increases based, at a minimum, on the consumer price index for the previous year. Mr. Carter and Mr. Dominy are also entitled to receive, subject to the discretion of the Board, annual bonuses of up to 75% of their then annual base salary. The employment agreements are terminable by the Company with or without cause; provided that if the Company terminates the employment of Mr. Carter or Mr. Dominy without cause, such executive will be entitled to continue to receive his base salary and incentive bonus for specified periods. The employment agreements also provide that if there is a "change in control" of the Company or a constructive termination of the executive without cause, then the executives are entitled to a lump-sum payment of a specified amount within 60 days of the effective date of termination. Following any termination of Mr. Carter's or Mr. Dominy's employment for cause or upon such employee's breach of the terms of his employment agreement, it is expected that such executive will be subject to non-disclosure and non-competition covenants for up to two years.

Compensation of Directors

  Directors who are not employees of the Company receive $20,000 annually. Additionally, non-employee directors who have not previously served on the Board receive a grant under the Advanced Technical Products, Inc. Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") of options to purchase 7,500 shares of the common stock of the Company (the "Common Stock") upon commencement of their term, and continuing non-employee directors receive a grant under the Non-Employee Director Plan of options to purchase 1,000 shares of Common Stock immediately following each annual meeting of the stockholders.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of the Board of Directors is responsible for determining executive compensation. The Compensation Committee is currently comprised of three non-employee directors, Mr. Douglass, Mr. Forbes and Mr. Simon.

Report of the Compensation Committee

  The Compensation Committee of the Board of Directors (the "Committee"), which consists of three independent outside directors, reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

  The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs in order to maximize its return to stockholders. Specifically, the goals of the Company's compensation program are to:

    1. Align executive compensation with the interests of the stockholders;

    2. Provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company;

    3. Link pay to Company, operating group and individual performance; and

    4. Achieve a balance between incentives for short-term and long-term performance.

  The principal elements of compensation provided to executive and other officers of the Company historically have consisted of a base salary, annual incentives and stock option grants. The Committee estimates an executive's level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of a peer group of comparable companies.

  Base Salary. Salaries for executive officers are determined by the Committee annually, based on review of each executive's level of responsibility, experience, expertise and sustained corporate, business unit and individual performance. The Committee exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

  Annual Incentive Compensation. Annual incentive awards are designed to focus management's attention on the performance of the Company, particularly in the short-term. At the beginning of each year, the Board of Directors establishes performance goals of the Company for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals. Incentive awards are based upon the achievement of one or more of these goals.

  Stock Option Program. Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on the long-term performance of the Company by enabling executives to share in any increases in value of the Company's stock. Accordingly, the Committee believes that the grant of stock options is a significant method of aligning management's long-term interests with those of the stockholders of the Company.

  Chief Executive Officer Compensation. Mr. Carter, the Chairman of the Board, President and Chief Executive Officer of the Company, is entitled to receive a minimum annual salary of $265,000 pursuant to his employment agreement with the Company. Subject to this minimum, Mr. Carter's base salary rate may be adjusted at the discretion of the Board of Directors based upon such factors as the Board of Directors deems appropriate. Mr. Carter's base salary for fiscal 1998 was $305,192. The Committee believes that Mr. Carter's total compensation is near the median for the chief executive officers of the Company's peer group.

  This report is submitted by the members of the Compensation Committee.

      SAM P. DOUGLASS
      GARY L. FORBES
      JOHN M. SIMON

Stock Performance Graph

  Set forth below is a graph comparing the cumulative total returns (assuming an investment of $100 on December 31, 1993 and reinvestment of dividends) of the Company, the Standard and Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Aerospace/Defense 500 Index (the "Aero/Def 500 Index"). The value of the investment in the Company for the period reflected is based on the market price of the stock of Lunn restated for the 10-to-1 reverse stock split effected by the Merger.

                       [PERFORMANCE GRAPH APPEARS HERE]

                        12/31/93    12/31/94   12/31/95   12/31/96   12/31/97    12/31/98
                        --------    --------   --------   --------   --------    --------
ATP                       100          25        37.5       37.5        53         36.5
S&P 500 Index             100         101.36    139.32     171.23     228.27      293.38
Aerospace/Defense 500     100         108.16    178.77     238.96     245.85      188.57
Index

Item 12. Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth, as of April 26, 1999, the number of shares of Common Stock and the 8% Cumulative Redeemable Preferred Stock, par value $1.00 per share, of the Company (the "Preferred Stock") beneficially owned by
(1) each person or group known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each director and each nominee for director, (3) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers, and (4) all directors and executive officers as a group. At the close of business on that date, the Company had 5,259,089 shares of Common Stock issued and outstanding. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such Common Stock and Preferred Stock.

                                                Common Stock    Preferred Stock
                                              ----------------- ---------------
Name of Beneficial Owner or Group              Shares   Percent Shares  Percent
---------------------------------             --------- ------- ------- -------
Equus Corporation International(1)(2).......    267,602   5.09% 913,043  91.30%

Equus Capital Management Corporation(1)(2)..    267,602   5.09% 913,043  91.30%

Equus Equity Appreciation Fund, L.P.........        --     --   913,043  91.30%

Alan W. Baldwin(3)..........................     52,500   1.06%     --     --

H. Dwight Byrd(4)...........................    200,802   3.82%     --     --

James S. Carter(5)..........................    304,087   5.77%     --     --

Garrett L. Dominy(6)........................    165,273   3.14%     --     --

Sam P. Douglass(1)(2)(7)(8).................    378,326   7.19% 913,043  91.30%

Gary L. Forbes(8)...........................     63,719   1.21%     --     --

Edward Kiley(9).............................     30,565      *      --     --

James G. Fuller(10).........................    197,191   3.75%     --     --

Robert C. Sigrist(8)........................     61,657   1.17%  21,739   2.17%

John M. Simon(10)...........................      3,500      *      --     --

Lawrence E. Wesneski(11)....................    144,477   2.75%  15,946   1.59%

All directors and executive officers as a
 group (13 persons)(12).....................  1,735,491  32.19%  37,685   3.77%

--------
  * Less than one percent
 (1) Equus Capital Management Corporation ("ECMC") owns beneficially and of record 11,750 shares of the Common Stock. ECMC may also be deemed to beneficially own 255,852 shares of the Common Stock that are owned beneficially and of record by Equus Capital Corporation ("ECC"), a wholly-owned subsidiary of ECMC. ECMC disclaims beneficial ownership of these shares. Equus Corporation International ("ECI") may be deemed to own the 267,602 shares that are beneficially owned by ECMC as a result of ECI's ownership of 80% of the common stock of ECMC. ECI disclaims beneficial ownership of these shares.
 (2) Equus Equity Appreciation Fund, L.P. ("EEAF") owns beneficially and of record 913,043 shares of the Preferred Stock. ECMC and ECI may be deemed to beneficially own the shares of the Preferred Stock owned by EEAF as a result of the relationship described in (1) above. Each of EMCM and ECI disclaim beneficial ownership of these shares. In addition, Mr. Douglass may be deemed to beneficially own the 913.043 shares of the Preferred Stock that ECI may be deemed to own as a result of the relationship described in (7) below. Mr. Douglass disclaims beneficial ownership of these shares.
 (3) Includes 50,000 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted by the Company and 2,500 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Non-Employee Directors Plan.
 (4) Includes 197,191 shares of Common Stock held by the Harvey Dwight Byrd, Sr. Revocable Trust DTD, which Mr. Byrd may be deemed to own as a settlor and trustee of such trust. Mr. Byrd disclaims beneficial ownership of these shares. In addition, includes 11 shares purchased through the Advanced Technical Products, Inc. 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan") and 2,000 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the 1997 Advanced Technical Products, Inc. Stock Option Plan (the "Employee Plan").
 (5) Includes 8,300 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan.
 (6) Includes 7,400 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan and 120 shares purchased through the Stock Purchase Plan.
 (7) Includes 267,602 shares of Common Stock that each of the Douglass Trust IV, FBO Preston Douglass, Jr. and the Douglass Trust IV, FBO Brooke Douglass (collectively, the "Douglass Trusts") may be deemed to beneficially own as a result of their ownership of all of the outstanding common stock of ECI. Mr. Douglass is the trustee of each of the Douglass Trusts. Mr. Douglass, for himself and as trustee of the Douglass Trusts, disclaims beneficial ownership of such shares. In addition, includes 54,112 shares of Common Stock that are owned of record by the Douglass Trust IV, FBO Preston Douglass, Jr. and 54,112 shares of Common Stock that are owned of record by the Douglass Trust IV, FBO Brooke Douglass. Mr. Douglass disclaims beneficial ownership of these shares.
 (8) Includes 2,500 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted under the Non-Employee Director Plan.
 (9) Includes 22,500 shares of Common Stock which may be acquired within 60 days of April 26, 1999 pursuant to the exercise of options granted by the Company, 500 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Employee Plan and 65 shares purchased through the Stock Purchase Plan.
(10) Includes 1,500 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted by the Company and 2,000 that may be acquired within 60 days of April 26, 1999 upon exercise of options granted pursuant to the Non-Employee Directors Plan.
(11) Includes 43,382 shares of Common Stock held directly by Mr. Wesneski through a SEPIRA and 98,595 shares held by Breedlove & Wesneski, L.P., of which Mr. Wesneski is a general partner. Mr. Wesneski disclaims beneficial ownership of these shares. Also includes 2,5000 shares of Common Stock that may be acquired within 60 days of April 26, 1999 upon exercise of options granted under the Non-Employee Director Plan.
(12) Includes 132,796 shares of Common Stock which may be acquired within 60 days of April 26, 1999 pursuant to the exercise of options.

Items 13. Certain Relationships and Related Transactions

  On April 28, 1995, TPG loaned James S. Carter, then its President and Chief Executive Officer, $74, 925 to help fund Mr. Carter's acquisition of 35,625 shares of the common stock of TPG, which were then converted into 295,787 shares of the common stock of the Company. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which mature on April 28, 2001. The promissory note from Mr. Carter is secured by a stock pledge agreement pursuant to which Mr. Carter pledged his shares to TPG. As of December 31, 1998, an aggregate of $96,903 of principal and accrued and unpaid interest were due and owing under such note.

                                   SIGNATURES

  Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 30, 1999.

                                          Advanced Technical Products, Inc.

                                                    /S/ James S. Carter
                                          _____________________________________
                                                      James S. Carter
                                               Chairman of the Board, Chief
                                              Executive Officer and President

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

  (Mark One)
[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  For the quarterly period ended: JULY 2, 1999

                                      OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934

  For the transition period from       to

                         Commission File Number 0-1298

                       ADVANCED TECHNICAL PRODUCTS, INC.
              (Exact name of Issuer as Specified in Its Charter)

              Delaware                                 11-1581582
   (State or Other Jurisdiction of        (I.R.S. Employer Identification No.)
   Incorporation or Organization)

                       200 Mansell Ct. East, Suite 505,
                            Roswell, Georgia 30076
                   (Address of Principal Executive Offices)

                                (770) 993-0291
                Issuer's Telephone Number, Including Area Code)
                (Former Address, if Changed Since Last Report)

  Indicate by check mark whether the Registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
YES [X] NO [_]

  The aggregate number of shares of Common Stock outstanding as of August 12, 1999 was 5,285,708.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       ADVANCED TECHNICAL PRODUCTS, INC.

                                     INDEX

                                                                           Page
                                                                           ----
                         PART I. FINANCIAL INFORMATION

 Item 1. Financial Statements...........................................     3

         Management's Discussion and Analysis of Financial Condition and
 Item 2. Results of Operations..........................................    10

         Results of Operations..........................................    10
         Financial Condition and Liquidity..............................    10
         Year 2000 Issues...............................................    11
         Forward Looking Statements--Cautionary Factors.................    12

 Item 3. Quantitative and Qualitative Disclosures About Market Risk.....    12

                           PART II. OTHER INFORMATION

 Item 1. Legal Proceedings..............................................    13

 Item 2. Changes in Securities and Use of Proceeds......................    13

 Item 3. Defaults Upon Senior Securities................................    13

 Item 4. Submission of Matters to a Vote of Security Holders............    13

 Item 5. Other Information..............................................    13

 Item 6. Exhibits and Reports on Form 8-K...............................    13

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Unaudited, in thousands, except per share data)

                                               Quarter Ended  Six Months Ended
                                              --------------- -----------------
                                              July 2, July 3, July 2,  July 3,
                                               1999    1998     1999     1998
                                              ------- ------- -------- --------
Revenues....................................  $48,770 $39,632 $ 91,108 $ 70,445
Cost of revenues............................   37,258  30,535   70,172   54,293
                                              ------- ------- -------- --------
  Gross profit..............................   11,512   9,097   20,936   16,152
General and administrative expenses.........    7,373   6,148   14,043   12,217
                                              ------- ------- -------- --------
  Operating income..........................    4,139   2,949    6,893    3,935
Interest expense............................      951     831    1,903    1,637
                                              ------- ------- -------- --------
  Income before income taxes................    3,188   2,118    4,990    2,298
Income taxes................................    1,227     816    1,921      885
                                              ======= ======= ======== ========
  Net income................................  $ 1,961 $ 1,302 $  3,069 $  1,413
                                              ======= ======= ======== ========
Earnings per share:
  Basic.....................................  $  0.37 $  0.24 $   0.58 $   0.26
                                              ======= ======= ======== ========
  Diluted...................................  $  0.35 $  0.23 $   0.55 $   0.25
                                              ======= ======= ======== ========
Weighted average number of common and common
 equivalent shares outstanding:
  Basic.....................................    5,261   5,258    5,255    5,239
                                              ======= ======= ======== ========
  Diluted...................................    5,510   5,531    5,490    5,510
                                              ======= ======= ======== ========


        The accompanying notes are an integral part of these statements.

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    AS OF JULY 2, 1999 AND DECEMBER 31, 1998
              (Unaudited, in thousands, except share information)

                                                         July 2,   December 31,
                                                           1999        1998
                                                         --------  ------------
                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................. $    538    $  2,030
  Accounts receivable (net of allowance for doubtful
   accounts of $618 and $722
   as of July 2, 1999 and December 31, 1998,
   respectively)........................................   25,050      26,053
  Inventories and costs relating to long-term contracts
   and programs in process,
   net of progress payments.............................   44,351      40,635
  Prepaid expenses......................................      913       1,054
  Deferred income taxes.................................    2,570       2,570
                                                         --------    --------
    Total current assets................................   73,422      72,342
                                                         --------    --------
NONCURRENT ASSETS:
  Property, plant and equipment.........................   40,830      37,444
  Less--accumulated depreciation........................  (13,635)    (11,516)
                                                         --------    --------
    Net property, plant and equipment...................   27,195      25,928
                                                         --------    --------
  Other assets..........................................    8,593       8,606
                                                         ========    ========
    Total assets........................................ $109,210    $106,876
                                                         ========    ========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................... $ 11,547    $ 12,665
  Accrued expenses......................................    7,917       7,626
  Current portion of capital lease obligation...........      294         294
  Short-term debt.......................................   29,003      28,767
                                                         --------    --------
    Total current liabilities...........................   48,761      49,352
LONG-TERM LIABILITIES:
  Long-term debt, net of current portion................   20,526      20,703
  Capital lease obligation, net of current portion......    1,374       1,483
  Deferred income taxes.................................      194         194
  Other liabilities.....................................    2,347       2,347
                                                         --------    --------
    Total liabilities...................................   73,202      74,079
Mandatorily redeemable preferred stock, 8% cumulative,
 $1.00 par value, 1,000,000 shares authorized, issued
 and outstanding........................................    1,000       1,000
SHAREHOLDERS' EQUITY:
  Preferred stock, undesignated, 1,000,000 shares
   authorized, no shares issued and outstanding.........      --          --
  Common stock, $.01 par value, 30,000,000 shares
   authorized, 5,277,491 and 5,240,188 shares issued and
   outstanding as of July 2, 1999 and December 31, 1998,
   respectively.........................................       53          52
  Additional paid-in capital............................   16,703      16,522
  Retained earnings.....................................   19,012      15,983
  Notes receivable from officers........................     (135)       (135)
  Accumulated other comprehensive income--additional
   minimum pension liability............................     (625)       (625)
                                                         --------    --------
    Total shareholders' equity..........................   35,008      31,797
                                                         --------    --------
    Total liabilities and shareholders' equity.......... $109,210    $106,876
                                                         ========    ========

        The accompanying notes are an integral part of these statements.

               ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE SIX MONTHS ENDED JULY 2, 1999 AND JULY 3, 1998
                           (Unaudited, in thousands)

                                                               1999     1998
                                                              -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................. $ 3,069  $ 1,413
  Adjustments to reconcile net income to net cash provided by
   (used in) operating activities--
    Depreciation and amortization............................   2,210    1,722
    Deferred income taxes....................................     --        60
    Common stock issued under employee stock plan............     155      --
    Decrease in accounts receivable..........................   1,003    2,260
    Increase in inventories..................................  (3,716)  (9,309)
    (Increase) decrease in prepaid expenses..................     141     (214)
    (Increase) decrease in other noncurrent assets...........     (79)      15
    Increase (decrease) in accounts payable..................  (1,118)     328
    Increase in accrued expenses.............................     291      375
                                                              -------  -------
      Net cash provided by (used in) operating activities....   1,956   (3,350)
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................................  (3,386)  (2,844)
  Cash payments for businesses acquired, net of cash
   acquired..................................................     --    (1,010)
                                                              -------  -------
      Net cash used in investing activities..................  (3,386)  (3,854)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds of borrowings.....................................     365   15,978
  Repayment of borrowings....................................    (306)  (8,016)
  Proceeds from exercise of stock options and warrants.......      27       10
  Cash dividends paid........................................     (40)     --
  Payments under capital lease obligations...................    (108)    (145)
                                                              -------  -------
      Net cash provided by (used in) financing activities....     (62)   7,827
                                                              -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........  (1,492)     623
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...............   2,030      494
                                                              =======  =======
CASH AND CASH EQUIVALENTS, END OF PERIOD..................... $   538  $ 1,117
                                                              =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..................................... $ 2,218  $ 1,991
  Cash paid for income taxes................................. $ 2,046  $ 1,622

        The accompanying notes are an integral part of these statements.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Basis of Presentation

  The accompanying unaudited Condensed Consolidated Financial Statements of Advanced Technical Products, Inc. and Subsidiaries (the "Company" or "ATP") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the quarter and six months ended July 2, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Form 10-K for the year ended December 31, 1998.

2. Acquisition

  On May 29, 1998, the Company acquired all of the capital stock of Brigantine Aircraft, a manufacturer of honeycomb products and engineered panels located in France. The acquired company, renamed Alcore Brigantine, operates as a subsidiary of Alcore, Inc., a wholly owned subsidiary of the Company. The acquisition has expanded the Company's access to the European aerospace and commercial markets. The acquisition has been accounted for using the purchase method of accounting and the Company's condensed consolidated financial statements include the operating results for Alcore Brigantine since the date of the acquisition.

3. Inventories

  Inventories at July 2, 1999 and December 31, 1998 consisted of the following (in thousands):

                                                              July 2,  Dec. 31,
                                                               1999      1998
                                                              -------  --------
   Finished goods............................................ $ 1,234  $    956
   Work in process...........................................  30,577    26,113
   Raw materials.............................................  22,131    24,860
   Progress payments.........................................  (9,591)  (11,294)
                                                              -------  --------
     Total inventories....................................... $44,351  $ 40,635
                                                              =======  ========

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

4. Debt

  Debt is summarized as follows (in thousands):

                                                                         Dec.
                                                                July 2,   31,
                                                                 1999    1998
                                                                ------- -------
   Short-term debt:
     Revolving loans........................................... $24,982 $24,845
     Current maturities of long-term debt......................   4,021   3,922
                                                                ------- -------
                                                                $29,003 $28,767
                                                                ======= =======
   Long-term debt:
     Term loans................................................ $16,714 $16,714
     Equipment loans...........................................   2,926   2,819
     Deferred obligation.......................................     333     500
     Bond payable..............................................   2,300   2,400
     Other long-term debt......................................   2,274   2,192
                                                                ------- -------
       Total long-term debt....................................  24,547  24,625
     Less current portion......................................   4,021   3,922
                                                                ------- -------
       Long-term debt, net of current portion.................. $20,526 $20,703
                                                                ======= =======

  In March 1998, the Company refinanced its revolving and term loans, consolidating them with one lending institution. The financing agreement was amended in June 1998 to increase the capital expenditure facility from $3.0 million to $5.0 million. The agreement was further amended on March 24, 1999 to increase the balance of the term loan to $18.0 million from the paid-down balance of $16.1 million existing just prior to the increase. The Company's credit facility with this lending institution totals $50.0 million consisting of: (1) $27.0 million of revolving credit against eligible receivable and inventory balances, (2) an $18.0 million term loan and (3) a $5.0 million capital expenditure facility. As of July 2, 1999, the Company had approximately $3.2 million of unused borrowing availability on this credit facility.

  The loans are secured by collateral consisting of substantially all of the Company's assets including inventory, equipment, receivables, general intangibles, investment property and real property. The interest rates on the loans are set quarterly based on the Company's performance against debt-to-earnings ratios specified in the agreement. Interest rates can range from LIBOR (the London Interbank Offered Rates) plus 2.25% to LIBOR plus 1.0% on the revolving loan and from LIBOR plus 2.75% to LIBOR plus 1.5% on the term and equipment loans. Alternatively, the Company may elect interest rates based on the lending institution's prime rate with the revolving loan fixed at prime plus 0.25% and the term and equipment loans fixed at prime plus 0.50%. Interest is paid monthly in arrears on all loans. The credit facility matures on December 31, 2000.

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

5. Earnings Per Share

  Earnings per share ("EPS") are calculated as follows (in thousands, except per share amounts):

                                                                Six Months
                                               Quarter Ended       Ended
                                               --------------  --------------
                                                July    July    July    July
                                                 2,      3,      2,      3,
                                                1999    1998    1999    1998
                                               ------  ------  ------  ------
   Net income................................. $1,961  $1,302  $3,069  $1,413
   Less: preferred stock dividends accrued....    (20)    (20)    (40)    (40)
                                               ------  ------  ------  ------
   Net income available for common shares
    (same for both basic and diluted EPS
    calculation).............................. $1,941  $1,282  $3,029  $1,373
                                               ======  ======  ======  ======
   Weighted average number of common shares
    outstanding:
     --Basic..................................  5,261   5,258   5,255   5,239
     Add: assumed stock conversions, net of
      assumed treasury stock purchases:
       --stock options........................    212     234     201     233
       --stock warrants.......................     37      39      34      38
                                               ------  ------  ------  ------
     --Diluted................................  5,510   5,531   5,490   5,510
                                               ======  ======  ======  ======
   Basic EPS.................................. $ 0.37  $ 0.24  $ 0.58  $ 0.26
                                               ======  ======  ======  ======
   Diluted EPS................................ $ 0.35  $ 0.23  $ 0.55  $ 0.25
                                               ======  ======  ======  ======

6. Segment Reporting

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes revised standards for the manner in which public business enterprises report information about operating segments. Interim reporting of certain segment information is required following the initial year of adoption of the Statement. Segment financial information for the quarterly and six month periods ended July 2, 1999 and July 3, 1998 is as follows (in thousands):

                                                               Six Months
                                            Quarter Ended         Ended
                                           ----------------  ----------------
                                           July 2,  July 3,  July 2,  July 3,
                                            1999     1998     1999     1998
                                           -------  -------  -------  -------
   Net revenues
     Aerospace / Defense:
       --from external customers.......... $38,878  $31,666  $72,259  $56,565
       --intersegment revenues............     261      162      384      162
     Other operating segments:
       --from external customers..........   9,892    7,966   18,849   13,880
       --intersegment revenues............     --       --       --       --
     Elimination of intersegment
      revenues............................    (261)    (162)    (384)    (162)
                                           -------  -------  -------  -------
       Total.............................. $48,770  $39,632  $91,108  $70,445
                                           =======  =======  =======  =======
   Operating income (loss) Aerospace /
    Defense............................... $ 3,409  $ 2,404  $ 5,676  $ 3,704
     Other operating segments.............   1,542    1,146    2,758    1,409
     Corporate............................    (812)    (601)  (1,541)  (1,178)
                                           -------  -------  -------  -------
       Total.............................. $ 4,139  $ 2,949  $ 6,893  $ 3,935
                                           =======  =======  =======  =======

              ADVANCED TECHNICAL PRODUCTS, INC. AND SUBSIDIARIES

7. Comprehensive Income

  Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This statement establishes items that are required to be recognized under accounting standards as components of comprehensive income. Statement 130 requires, among other things, that an enterprise report a total for comprehensive income in financial statements of interim periods issued to shareholders. For the quarterly and six month periods ended July 2, 1999 and July 3, 1998, the Company's consolidated comprehensive income does not differ materially from the consolidated net income set forth on the accompanying condensed consolidated statements of income.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

  The following discussion and analysis should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto included elsewhere herein.

Results of Operations

 Quarter and Six Months ended July 2, 1999 Compared with the Quarter and Six Months ended July 3, 1998

  Revenues for the quarter ended July 2, 1999 increased $9.2 million over the quarter ended July 3, 1998, or 23.1%, from $39.6 million in 1998 to $48.8 million in 1999. Revenues for the six months ended July 2, 1999 increased $20.7 million over the six months ended July 3, 1998, or 29.3%, from $70.4 million in 1998 to $91.1 million in 1999. The increase in revenue in 1999 over 1998 was primarily attributable to the following factors: (i) increased revenues on chemical defense contracts, including two large contracts which were in the design or start-up phase during the first half of 1998 and are now in full production, (ii) increased deliveries of composite components on several long-term aerospace/defense programs, including the C-17 and F-18 E/F military aircraft and (iii) increased sales of the Company's commercial products, including natural gas vehicle ("NGV") fuel tanks and specialty vehicle electronics.

  Gross profit as a percentage of revenues was 23.6% in the second quarter of 1999, compared to 23.0% in the second quarter of 1998. The gross profit percentage for the first six months increased from 22.9% in 1998 to 23.0% in 1999. The increase is primarily the result of improved efficiencies resulting from increased volume and minor changes in product sales mix.

  General and administrative expenses increased $1.2 million, or 19.9%, for the quarter and $1.8 million, or 14.9%, for the first six months in 1999, reflecting a general increase in business activity. As a percentage of revenues, general and administrative expenses decreased from 15.5% in 1998 to 15.1% in 1999 for the quarter, and from 17.3% in 1998 to 15.4% in 1999 for the six months. The percentage decrease is primarily attributable to the increase in revenues.

  Operating income was $4.1 million, or 8.5% of sales, for the second quarter of 1999, compared to $2.9 million, or 7.4% of sales, for the second quarter of 1998. Operating income for the first six months of 1999 was $6.9 million, or 7.6% of sales, compared to $3.9 million, or 5.6% of sales, for the first six months ended of 1998. The increase in operating income for the quarter and six months ended July 2, 1999 is primarily attributed to the increase in revenues and gross profit margin.

  Interest expense in 1999 increased $120,000 for the quarter and $266,000 for the six months, primarily the result of an increase in average loan balances outstanding in the first half of 1999 compared to the same period of 1998.

  Income taxes increased $0.4 million for the quarter and $1.0 million for the six months in 1999 as a result of higher pre-tax earnings. The effective tax rate was 38.5% for both periods.

Financial Condition and Liquidity

  Cash flow provided by operations was $2.0 million for the first six months of 1999 compared to $3.3 million used in operations for the same period in 1998. Working capital, excluding short-term debt balances, increased $1.9 million in the first six months of 1999 to $53.7 million. This increase was the result of (i) an increase of $3.7 million in inventory, reflecting a continued build-up on a few major aerospace composites programs which are in the start-up or early production phases, (ii) a decrease of $1.0 million in accounts receivable, resulting from the conversion of a major portion of the receivables build-up at December 31, 1998 to cash during the first quarter of 1999, (iii) a decrease of $0.8 million in accounts payable and accrued expenses, (iv) a decrease in cash balances of $1.2 million and (v) a net decrease in other working capital components of $0.1 million. Cash flow of $3.4 million used in investing activities in the first six months of 1999 resulted exclusively from capital expenditures.

  The Company's primary loan agreement was amended on March 24, 1999 to increase the balance of the term loan to $18.0 million from the paid-down balance of $16.1 million existing just prior to the increase. The Company's total credit facility under the amended agreement is $50.0 million consisting of: (i) $27.0 million of revolving credit against eligible receivable and inventory balances, (ii) an $18.0 million term loan and (iii) a $5.0 million capital expenditure line of credit. The term loan is payable quarterly based on a seven-year amortization period. The interest rates on the loans are set quarterly based on the Company's performance against debt-to-earnings ratios specified in the agreement. Interest rates can range from LIBOR (the London Interbank Offered Rates) plus 2.25% to LIBOR plus 1.0% on the revolving loan and from LIBOR plus 2.75% to LIBOR plus 1.5% on the term and equipment loans. Alternatively, the Company may elect interest rates based on the lending institution's prime rate with the revolving loan fixed at prime plus 0.25% and the term and equipment loans fixed at prime plus 0.50%. Interest is paid monthly in arrears on all loans. The credit facility matures on December 31, 2000. As of July 2, 1999, the Company had approximately $3.2 million of unused borrowing availability on this credit facility.

  At July 2, 1999, the Company's backlog of orders and long-term contracts was approximately $591 million, compared to $585 million at December 31, 1998. The backlog includes firm released orders of approximately $182 million and $191 million at July 2, 1999 and December 31, 1998, respectively.

  As discussed above, the Company has made capital expenditures totaling $3.4 million during the first six months of 1999, which have been financed by a combination of cash flows from operations and increased borrowings under the revolving and equipment loan portions of the Company's credit facility.

  ATP announced on June 15, 1999 that its negotiations with a third party financial buyer regarding the possible sale of the Company have terminated. ATP also announced that it has received indications of interest from several other third parties and ATP's board of directors has instructed its management to explore these potential opportunities. On August 3, 1999, ATP announced that management is continuing to explore indications of interest from several other parties regarding the sale of the Company. However, there can be no assurance that any of these discussions will result in the sale or merger of the Company.

  Pending the possible sale or merger of the Company, ATP is continuing to look for acquisition candidates that will enhance its operations. The timing, size or success of any acquisitions and the resulting additional capital commitments are unpredictable. The Company expects to fund any future acquisitions primarily through a combination of issuances of additional equity, working capital, cash flow from operations and borrowings, including any unused portion of the credit facility. To the extent new sources of financing are necessary to fund future acquisitions, there can be no assurance that the Company can secure such additional financing if and when it is needed or on terms deemed acceptable to the Company.

  Management of ATP believes that cash flows from operations and available borrowings under its credit facility are adequate to sustain the ATP's current operating level and future short-term growth. However, should circumstances arise affecting cash flow or requiring capital expenditures beyond those anticipated by the Company, there can be no assurance that such funds will be available.

Year 2000 Issues

  ATP is currently in the process of evaluating its computer hardware and software systems to ensure such programs and systems will be able to process transactions in the year 2000 ("Y2K"). The Company is also currently identifying other equipment that contains embedded electronics that may render the equipment inoperable in the year 2000 and is evaluating the plans of its material suppliers and vendors to become Y2K compliant. ATP has organized its efforts to prepare for Y2K problems under a plan that involves the following steps: assessment, modification/implementation and testing. Each division has a core of employees who have been assigned specific Y2K responsibilities, in addition to their regular assignments. The Y2K readiness project is a company-wide effort and is monitored centrally.

  ATP has completed the assessment phase under its plan. ATP estimates that it has currently completed 80% of the modification/implementation phase and 60% of the testing phase of its plan. ATP anticipates that it will complete all phases of its plan by the end of 1999. ATP anticipates that it will be Y2K compliant by the end of 1999 with respect to internal information technology ("IT") and non-IT systems that are critical to its operations. ATP is currently evaluating the time table upon which all other IT and non-IT systems can be made Y2K compliant and will target a date when the evaluation is complete. However, ATP does not currently anticipate any material adverse effect on its business operations, products or financial prospects as a result of the Y2K problem.

  In addition, ATP has undertaken efforts to monitor and evaluate the Y2K compliance efforts of its key suppliers and vendors. In particular, ATP is requesting certification of Y2K compliance from its key suppliers and vendors.

  Although it is not possible to accurately estimate the costs of this information systems analysis, at this time ATP expects that such costs will not be material to its financial position or results of operations. There can be no assurance, however, that ATP, its suppliers and vendors or their respective software vendors will complete all modifications to all material IT and non-IT systems in a timely manner, or as to the costs associated with ATP becoming Y2K compliant, or the costs of the failure of any of ATP's vendors failing to become Y2K compliant.

  Some of the possible consequences of non-compliance by ATP or significant third parties include, among other things, temporary plant closings, delays in the receipt and delivery of raw materials and products, invoice and collection errors, and obsolescence of inventory. Given this risk, ATP is developing contingency plans to mitigate possible disruption in business operations that may result from Y2K related interruptions. Contingency plans may include increasing safety stocks of raw materials, securing alternative suppliers or other appropriate measures.

  ATP's Y2K activities are an ongoing process and the estimates of costs and completion dates for various activities described above are subject to change.

                FORWARD LOOKING STATEMENTS--CAUTIONARY FACTORS

  This Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical fact and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties which could cause actual results to differ materially from those projected in such forward-looking statements. For additional information identifying such risks and uncertainties, see the Company's 1998 Annual Report on Form 10-K (Item 7, under the heading "Factors Affecting Future Operating Results").

Item 3. Quantitative and Qualitative Disclosures About Market Risk

  The Company is exposed to changes in interest rates primarily relating to its $50 million credit facility. However, the carrying value of borrowings under the credit facility generally approximate fair value due to the variable rate nature of such borrowings.

  The Company has not entered into transactions which subject it to material foreign currency transaction gains and losses.

                                    PART II

                               OTHER INFORMATION

Item 1. Legal Proceedings

  Neither the Company nor any of its subsidiaries is a party to, nor is their property the subject of, any material pending legal proceedings.

Item 2. Changes in Securities and Use of Proceeds

  Not applicable.

Item 3. Defaults Upon Senior Securities

  Not applicable.

Item 4. Submission of Matters to a Vote of Security Holders

  Not applicable.

Item 5. Other Information

  ATP announced on June 15, 1999 that its negotiations with a third party financial buyer regarding the possible sale of the Company have terminated. ATP also announced that it has received indications of interest from several other third parties and ATP's board of directors has instructed its management to explore these potential opportunities. On August 3, 1999, ATP announced that management is continuing to explore indications of interest from several other parties regarding the sale of the Company. However, there can be no assurance that any of these discussions will result in the sale or merger of the Company.

Item 6. Exhibits and Reports on Form 8-k

  (a) Exhibits

    27.1--Financial Data Schedule (for SEC use only).

  (b) Reports on Form 8-K.

    None.

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

                                  SIGNATURES

  In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             Advanced Technical Products, Inc.
                                          _____________________________________
                                                        (Registrant)

Dated: August 16, 1999                           /s/ Garrett L. Dominy
                                          By: _________________________________
                                                     Garrett L. Dominy
                                                 Executive Vice President,
                                               Chief Financial and Accounting
                                                          Officer,
                                             Treasurer and Assistant Secretary

                                 EXHIBIT INDEX

  27.1--Financial Data Schedule (for SEC use only).

                                       15